As filed with the Securities and Exchange Commission on August 22, 2011

Registration No. 333-174160

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2 TO
FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

WHITESMOKE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	7372	75-2988839
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Kehilat Saloniki 11, 2nd Floor
Tel Aviv, Israel, 69513
011-972-3-637-6800

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Hilla Ovil Brenner
Chief Executive Officer
Kehilat Saloniki 11, 2nd Floor
Tel Aviv, Israel, 69513
+972-3-637-6800

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copies to:

Yvan-Claude Pierre, Esq. Daniel I. Goldberg, Esq. Reed Smith LLP 599 Lexington Avenue New York, NY 10022 Telephone: (212) 521-5400 Fax: (212) 521-5450	Adrian Daniels, Adv. Orly Tsioni, Adv. Yigal Arnon & Co. 1 Azrieli Center Round Tower, 46th Floor Tel Aviv, Israel, 67021 Telephone: 011-972-3-608-7851 Fax: 011-972-3-608-7713	David Alan Miller, Esq. Brian L. Ross, Esq. Jeffrey M. Gallant, Esq. Graubard Miller 405 Lexington Avenue, 19th Floor New York, NY 10174 Telephone: (212) 818-8800 Fax: (212) 818-8881	Chaim Y. Friedland, Adv. Benjamin J. Waltuch, Adv. Gornitzky & Co. 45 Rothschild Blvd. Tel Aviv, Israel 65784 Telephone: 011-972-3-710-9191 Fax: 011-972-3-560-6555

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities Being Registered	Amount Being Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(6)
Common Stock, par value $0.001 per share(2)			$23,000,000	$2,670.30
Common Stock, par value $0.001 per share(3)(5)			$400,275	$46.46
Common Stock, par value $0.001 per share(4)(5)			$1,213,667	$150.84
Total			$24,613,942	$2,867.60

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(2)	Includes shares which the underwriters have the right to purchase to cover over-allotments, if any.
(3)	Represents shares of the Registrant’s common stock issuable to the Selling Stockholders upon conversion of the convertible loans issued in the January 2011 bridge financing, which shares are being registered for resale hereby.
(4)	Represents shares of the Registrant’s common stock issuable to the Selling Stockholders upon exercise of warrants issued in the January 2011 bridge financing, which warrants are being registered for resale hereby.
(5)	Pursuant to Rule 416, there are also being registered such additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as a result of the anti-dilution provisions contained in the convertible loans and warrants.
(6)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED AUGUST 22, 2011

WhiteSmoke, Inc.

         Shares of Common Stock

This is the initial public offering of shares of common stock of WhiteSmoke, Inc. Prior to this offering, there has been no public market for our common stock. We are offering        shares of our common stock. The initial public offering price of our common stock is expected to be between $       and $       per share.

We are concurrently registering for resale up to an aggregate of        shares of our common stock issuable upon conversion of our outstanding convertible loans and issuable upon exercise of our warrants issued in connection with the sale such loans. All of the shares of common stock to be sold by the selling stockholders are subject to a lock-up agreement for a minimum of six months. We will not receive any proceeds from the sale of shares from the selling stockholders.

We have applied to list our common stock on The NASDAQ Capital Market under the symbol “WHSM.”

See “Risk Factors” beginning on page 9 to read about risks you should consider before buying our common stock.

Neither the Securities and Exchange Commission nor any state or foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to WhiteSmoke, before expenses	$	$

(1)	The underwriters will receive compensation in addition to the discounts and commissions as set forth under “Underwriting.”

The underwriters have an option exercisable within 45 days from the date of this prospectus to purchase up to            of additional shares of common stock from us at the public offering price, less the underwriting discount, solely to cover over-allotments. The shares of common stock issuable upon exercise of the underwriters’ over-allotment option have been registered under the registration statement of which this prospectus forms a part.

The underwriters expect to deliver the shares of common stock against payment in U.S. dollars in New York, New York on            , 2011.

Rodman & Renshaw, LLC	EarlyBirdCapital, Inc.

Prospectus dated           , 2011

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You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on our behalf. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

i

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before deciding to invest in our common stock. You should read the entire prospectus carefully, including “Risk Factors” and our consolidated financial statements and notes to those consolidated financial statements, before making an investment decision. Unless otherwise indicated, the information in this prospectus does not give effect to a 1-for-       reverse stock split that we intend to effect prior to the consummation of this offering. All currency amounts are in U.S. dollars unless otherwise stated.

Overview of Our Business

We are a software company that addresses the growing demand for solutions that assist users in generating grammatically-correct, concise and well-written English language content. Our flagship solution, the WhiteSmokeTM Writer, or Writer, is a comprehensive tool for improving the grammar, spelling, structure and style of English texts for both native and non-native English speakers. Writer is compatible with nearly all text applications and fully integrates with Microsoft Outlook. Our Translator solution, which we launched in 2009, allows users to translate their texts to and from nine languages. Our newly launched WhiteSmoke 2011 is a comprehensive software suite which includes both the Writer and Translator modules.

Our free trial version of WhiteSmoke 2011, which is limited in usage time and may be limited in features, is bundled with third-party toolbars, typically used in conjunction with an Internet browser. Our free trial version drives our “bundled search application” business by generating revenues through payments to us by toolbar monetization companies and application companies in the form of one-time payments per download. Historically, our primary monetization partner had paid us one-time bounty payments per download in the United States. In August 2011, however, we entered into a promotion and distribution agreement directly with Google, Inc. who will pay us a one-time bounty payment per download. Our engagement with our prior primary monetization partner terminated in July 2011. These monetization companies typically produce their revenues directly from the search engine companies that benefit from our distribution. These monetization partners and applications companies had previously accounted for a significant portion of our revenues. Moving forward, Google will account for a significant portion of our revenues.

Presently, consumers face a confusing array of electronic editing software options on the Internet. Additionally, grammar and spelling checkers included in commonplace word processing software applications cannot be relied upon as they sometimes generate mistakes and inconsistencies and provide limited functionality.

We believe we offer a unique suite of solutions that not only correct a user’s English grammar and spelling, but also enhance the text with suggestions on content improvements and provide immediate feedback to help strengthen the user’s English language skills. While there are other companies that provide a subset of the services we provide, such as spelling correction and simple grammar solutions, we believe that no solutions are currently available on the market that offer the full range of services that our software provides.

We have a history of net losses and negative cash flow. Based on our expected cash flow and available credit, we currently have approximately three months of capital resources available, and as a result, we are not certain that we have sufficient cash on hand to operate our business for the next 12 months. We may be required to seek additional funding. Our auditors have expressed substantial doubt as to our ability to continue as a going concern in their audit opinion included in this prospectus.

Industry Background

Throughout the world, the need for communication between countries and international business is growing, and as a result, so is the need for a common language: English. We believe that English is becoming increasingly valued by private individuals, employers, customers and institutions throughout the world. The demand for better written and spoken English language skills is driven, in part, by:

•	professionals conducting businesses in a global economy which is highly reliant on the use of and proficiency in the English language;

•	schools and institutions (in both English-speaking and non-English-speaking countries) seeking to educate their students in English;
•	companies training their employees in the use of the English language; and
•	immigrants in English-speaking countries seeking to successfully function in their new environments.

The WhiteSmoke Solution

Our mission is to enable users to improve the quality of their English writing. We produce an all-in-one English writing tool that provides grammar, spelling, punctuation and style checks. Our software is activated in a single click from any text application and browser, pointing out potential errors for consideration and offering suggestions for improvement. We believe that users that have little or no experience with WhiteSmoke software can use our solution to quickly begin writing, editing, translating and enhancing their English documents.

Our software serves a large and growing market of both native and non-native English speakers and provides our users with an effective, easy-to-use way to enhance their English writing and generate clear, concise and error-free English language content. Our solutions involve Natural Language Processing, or NLP technology, involving rule-based and statistical algorithms, which are used by our software to scan thousands of user-generated text passages and user emails regularly to “learn” the way the human mind works in the process of writing. As a result, our software goes beyond providing relevant grammatical and typographical corrections, but also improves the style, tone and clarity of our users’ writing. In internal tests, Writer has been shown to be a highly versatile and powerful program, catching more errors than Microsoft Word’s spelling and grammar tools.

Our English writing software solutions are built on a flexible proprietary software program that is deployable on Mac-based and PC-based personal computers. We currently offer an application for Blackberry users and are developing or intend to develop applications for other mobile platforms, including the iPhone, iPad and Android, which we expect to be available by the end of 2012. In addition, we are in the process of expanding our product line to take advantage of the increasing worldwide use of social networking websites, such as Facebook, LinkedIn and Twitter.

Our Business Strategies

We plan to strengthen our position as a leading provider of English writing technologies through the following strategies:

Maintain Technology Innovation Leadership.  We believe that our focus on creating easy-to-use software and an excellent user experience is vital to our leadership in the English writing technologies market, and an integral part of our culture. We will seek to maintain our leadership position through continued investment in the development of new solutions.

Broaden Geographical Focus.  We intend to broaden our geographical focus and access to markets by opening offices in the United States, Europe and Asia, continuing to hire additional sales personnel around the world, and by increasing our global distribution network. We believe that having widely dispersed geographic locations allows us to more easily grow Internet and offline sales as well as increase the number of our strategic partnerships, due to improved accessibility of our sales and business development staff.

Acquire New Customers in the Education Market.  We intend to leverage our existing relationship with an educational publisher in order to pursue and support schools and school districts that are investing in technology-enhanced teaching and learning products. We believe that many of our existing and future solutions will be well-suited to the education market and, specifically, to addressing literacy issues in schools, universities, English as a second language, or ESL, institutions and publishing companies.

Accelerate Adoption in the Business and Government Markets.  In order to increase our penetration of the business and government markets, we intend to rapidly expand our existing reseller and distributor network and to create strategic relationships with leading providers of enterprise collaboration solutions.

Increase Our Bundled Search Application Business.  We have generated a significant portion of our revenues through our bundled search application model, which we define as revenues generated through our partnerships with toolbar monetization companies and application companies. We believe that a successful bundled search application model is an important part of our strategy to grow and increase our overall revenues going forward. Our feature solution, WhiteSmoke 2011, is available for purchase and for free trial download. We are currently only distributing third-party toolbars with our free trial version of WhiteSmoke. However, in the future we plan to distribute a WhiteSmoke branded toolbar.

Promote Increased Use of Our Free Trial Version.  We currently offer free trials of WhiteSmoke 2011, which includes both the Writer and Translator programs. The Company estimates that approximately 1% of free trial users ultimately upgrade to paying users. Since we launched the free trial version in early 2010, we have significantly increased the number of people who are exposed to our software and consequently our brand. We turn free users into paid users through several methods, including email approaches, pop-ups and follow-up telemarketing calls.

Risks

Investing in our common stock involves significant risks. You should carefully consider the risks described in “Risk Factors” before making a decision to invest in our common stock. If any of these risks actually occurs, our business, financial condition or results of operations would likely be materially adversely affected. In such case, the trading price of our common stock would likely decline, and you may lose all or part of your investment. Below is a summary of some of the principal risks we face:

•	we may need to seek additional financing to operate our business in the next 12 months and therefore we may not be able to continue as a going concern. Our auditors have raised substantial doubt as to our ability to continue as a going concern in their audit report;
•	we have a limited operating history and we have not historically been profitable;
•	we may need additional financing in the future, which we may be unable to obtain;
•	a decline in demand for English writing technologies or for language learning solutions in general could cause our revenue to decline;
•	if we do not continue to innovate and provide software solutions that are useful to our customers, we may not remain competitive and our revenue and operating results could suffer;
•	Kreos Capital III, or Kreos, is our largest creditor and has a secured interest in all of our assets;
•	Our bundled search application business which accounts for a significant portion of our revenues had been dependent on one primary monetization partner, whose engagement terminated in July 2011, and will in the future be dependent upon our new principal search engine partner.
•	if search engines change in their willingness to pay for search via monetization companies, our revenues may decrease substantially;
•	a substantial part of our revenues arise from sales by our affiliate networks, distributors and resellers and monetization partners, and should any of these channels be harmed, our revenues would decrease;
•	we have limited control over the sales affiliates through which we make a significant portion of our sales; as a result, we could be defamed or our reputation harmed by the actions of these third parties, in which case our business could be materially adversely affected;
•	intense competition in our industry may hinder our ability to generate revenue and may diminish our margins; and
•	we depend on search engines and other online sources to attract visitors to our websites and failure to do so may harm our business and financial results.

Recent Developments

January Convertible Loan Offering

In January 2011, we borrowed an aggregate of $999,686 principal amount from a group of lenders in a bridge financing under the terms of a convertible loan agreement. Pursuant to the loan agreement, should we consummate an initial public offering, or IPO, including this offering, by October 31, 2011, each lender may elect to (i) convert their loan into shares of common stock at a 25% discount from the IPO offering price, or (ii) be repaid its portion of the loan. The loan bears interest at a rate of 8% per annum and any interest accrued shall be repayable in cash to the lenders. In the event an IPO is not consummated by October 31, 2011, then the principal amount of the loans and interest will automatically convert into shares of our Series D Preferred stock at a price which would reflect an agreed upon premoney valuation of our company (on a fully-diluted basis after giving effect to the full-ratchet anti-dilution adjustment of our outstanding Series D Preferred Stock).

In connection with the loan, we issued the lenders four-year warrants to purchase five shares of our common stock for every $10 loaned, or an aggregate of 499,843 shares of common stock. These warrants will have an exercise price per share equal to, in the event of an IPO by October 31, 2011, 110% of the IPO offering price. If we do not conduct an IPO by October 31, 2011, the exercise price of the warrants will be equal to 110% of the loan conversion price under the January 2011 loan.

Strategic Partners

In July 2011, our contract with our main monetization partner, Zugo, was terminated and replaced with a financially larger and globally well recognized partner with more resources that we believe will strategically benefit our business model and general growth.

Promotion and Distribution Agreement with Google

On August 1, 2011, we entered into a two-year Promotion and Distribution Agreement with Google Inc. for the distribution of the Google Chrome Browser Installer and the Google Toolbar Installer with the trial version of our Writer.

Our Corporate Information

We were incorporated in Delaware in February 2002 as Write-Tech, Inc. In June, 2003, we changed our name to White Smoke, Inc. and in September 2003 to WhiteSmoke, Inc. In June 2009, we purchased all of the assets of Alfabetic Technologies Ltd. We believe that our acquisition of Alfabetic, which allowed us to add our Translator feature, increases our potential client base by providing a suitable alternative to professional translation. Most of our operations are conducted through our wholly-owned subsidiary, WhiteSmoke Israel Ltd., an Israeli corporation.

Our principal executive offices are located at Kehilat Saloniki 11, 2nd Floor, Tel Aviv, Israel, 69513 and our telephone number is 011-972-3-637-6800. Our website address is www.whitesmoke.com. The information on our website does not constitute part of this prospectus.

In this prospectus, the terms “WhiteSmoke,” “we,” “us,” “our” and “the company” refer to WhiteSmoke, Inc. and our consolidated subsidiaries.

THE OFFERING

Common stock offered by WhiteSmoke
shares
Common stock to be outstanding after this offering
shares ( shares if the underwriters exercise their over-allotment option)
Use of proceeds
We estimate that we will receive net proceeds from this offering of approximately $ million, or approximately $ million if the underwriters exercise their overallotment option in full, after deducting the underwriting discount and commission and estimated offering expenses payable by us, based on an assumed offering price of $ per share, the midpoint of the range set forth on the cover page of this prospectus. We intend to use the net proceeds as follows:

  •

up to $       for repayment of the January 2011 bridge loan (including accrued interest), to the extent that the lenders do not convert the principal of such loan into shares of our common stock at the closing of this offering;

• $37,500 for payment of accrued management fees to the Evolution Funds; and
• the remainder for general corporate purposes, including working capital and capital expenditures.
We may also use a portion of the net proceeds to acquire or invest in companies and technologies that we believe will complement our business, although we currently do not have any acquisition or investment planned.
Proposed NASDAQ Capital Market Symbol
“WHSM”

The number of shares of common stock to be outstanding after this offering is based on:

•	750,913 shares of common stock outstanding as of June 30, 2011;
•	6,588,259 shares of common stock issuable immediately prior to the closing of this offering upon the conversion of all of our outstanding preferred stock; and
•	shares of common stock issuable immediately prior to the closing of this offering upon the expected conversion of all of our outstanding convertible loans, based on the mid-point of the range set forth in this prospectus.

The number of shares of common stock outstanding after this offering excludes:

•	1,185,220 shares of common stock reserved for future issuance under our 2003 and 2006 equity incentive plans, of which options to purchase 1,185,220 shares of common stock at a weighted average exercise price of $0.85 per share had been granted and were outstanding as of June 30, 2011;
•	12,300 shares of common stock reserved for future issuance in connection with the exercise of options which were granted outside of our 2003 and 2006 equity incentive plans, all of which had been granted and were outstanding as of June 30, 2011;
•	shares of common stock reserved under our new 2011 equity incentive plan, none of which will be subject to options as of the closing of this offering;

•	51,282 shares of common stock reserved for issuance under warrants to purchase our Series C Preferred Stock, which will be converted into warrants to directly purchase 51,282 shares of common stock upon the closing of this offering at an exercise price of $2.50;
•	1,081,381 shares of Common Stock reserved for issuance under warrants to purchase our Series D Preferred Stock, which will be converted into warrants to directly purchase 1,081,381 shares of common stock upon the closing of this offering at an exercise price of $0.01, and
•	warrants to purchase 499,837 shares of common stock, issued in connection with our outstanding convertible loans, and with an exercise price equal to 110% of the public offering price.

Unless otherwise indicated, all information in this prospectus, other than historical financial information:

•	assumes no exercise of the underwriters’ option to purchase additional shares of common stock from us;
•	assumes an initial public offering price of $ per share (the midpoint of the range set forth on the cover page of this prospectus);
•	assumes the issuance of shares of common stock issuable immediately prior to the closing of this offering upon the conversion of all of our outstanding preferred stock;
•	assumes the issuance of shares of common stock issuable immediately prior to the closing of this offering upon the conversion of all of our outstanding convertible loans, based on the mid-point of the range set forth in this prospectus; and
•	does not give effect to the 1-for reverse split that we intend to effect prior to the consummation of the offering.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following table presents summary consolidated financial and operating data derived from our consolidated financial statements. You should read this data along with the sections of this prospectus entitled “Selected Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. The summary consolidated statements of operations data for the periods ended December 31, 2009 and 2010 and the balance sheet data as of December 31, 2009 and 2010 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated statements of operations data for the periods ended June 30, 2010 and 2011 and the balance sheet data as of June 30, 2011 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited information was prepared on a basis consistent with that used to prepare our audited financial statements and includes all adjustments, consisting of normal and recurring items, that we consider necessary for a fair presentation of the unaudited period. Our historical results are not necessarily indicative of the results that may be expected in the future, and our interim results are not necessarily indicative of the results to be expected for the full fiscal year.

	Six months ended June 30,		Year ended December 31,
	2011	2010	2010(1)	2009(1)
	(in thousands)
	Unaudited
Revenues:
Software related license and services	$1,791	$1,946	$3,655	$3,570
Bundled search application	4,877	—	1,646	—
Total revenues	6,668	1,946	5,301	3,570
Cost of revenues:
Software related license and services	322	302	598	659
Gross profit	6,346	1,644	4,703	2,911
Operating expenses:
Research and development	478	455	801	1,194
Selling and marketing, net	5,873	1,514	4,435	3,045
General and administrative	441	249	527	611
Total operating expenses	6,792	2,218	5,763	4,850
Operating loss	(446)	(574)	(1,060)	(1,939)
Financial expenses, net (Note 13)	(954)	(185)	(681)	(196)
Loss before taxes on income (tax benefits)	(1,400)	(759)	(1,741)	(2,135)
Taxes on income (tax benefits) (Note 11)	46	36	(28)	88

Net loss	(1,446)	(795)	(1,713)	(2,223)
Accretion of Convertible Preferred stock dividends	(245)	(179)	(465)	(333)
Net loss attributable to Common stockholders	$(1,691)	$(974)	$(2,178)	$(2,556)
Basic and diluted loss per share of Common stock	$(2.26)	$(1.75)	$(3.53)	$(6.11)
Weighted average number of shares of common stock used in computing basic and diluted loss per share	748,374	557,295	617,541	418,486
Pro forma net loss per share (unaudited) (Note 2):
Basic and diluted	$(0.21)		$(0.36)

(1)	Our 2009 and 2010 financial statements and stockholder’s deficit as of January 2009 have been restated to give effect to a correction of a clerical error in our revenue recognition (see Note 2 to our consolidated financial statements).

	As of June 30, 2011	As of December 31,		As Adjusted(1)
		2010(2)	2009(2)
	(Unaudited)	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$205	$379	$353
Working capital	(5,469)	(3,277)	(3,445)
Total assets	1,932	974	909
Total liabilities	7,613	5,369	5,853
Stockholders’ deficit	(5,681)	$(4,395)	$(4,944)

(1)	As adjusted amounts give effect to the issuance and sale of shares of common stock by us in this offering at an assumed initial public offering price of $ per share (the midpoint of the range set forth on the cover page of this prospectus) and the application of the net proceeds of the offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, as set forth under “Use of Proceeds.” See “Use of Proceeds” and “Capitalization.”
(2)	Our 2009 and 2010 financial statements and stockholder’s deficit as of January 2009 have been restated to give effect to a correction of a clerical error in our revenue recognition (see Note 2 to our consolidated financial statements).

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors that may affect our business, future operating results and financial condition, as well as other information set forth in this prospectus before making a decision to invest in our common stock. If any of the following risks actually occurs, our business, financial condition or results of operations would likely be materially adversely affected. In such case, the trading price of our common stock would likely decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

We may need to seek additional financing to operate our business in the next 12 months and therefore we may not be able to continue as a going concern. Our auditors have raised substantial doubt as to our ability to continue as a going concern in their audit report.

We have a history of net losses and negative cash flow from operating activity and working capital deficiency. We may need to seek additional financing to operate our business in the next 12 months. Thus, there is a substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern depends on our ability to generate positive cash flow from operations, raise further adequate funds (whether through this offering or otherwise), and pay or restructure our existing indebtedness. Based on our expected cash flow and available credit, we currently have approximately three months of capital resources available, and we estimate the additional financing required to operate our business in the next twelve months at approximately $0.60 million, in addition to the repayment or refinancing of our outstanding non-convertible debt of approximately $1.0 million. Our auditors have noted this risk in their audit opinion included in this prospectus. If we do not raise sufficient funds in this offering or otherwise, we may not be able to continue as a going concern.

We have a limited operating history and we have not historically been profitable.

Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies with limited operating histories. We have never been profitable on a quarterly or annual basis. We incurred operating losses of approximately $1.94 million and $1.06 million for the years ended December 31, 2009 (restated) and 2010 (restated), respectively and $0.45 million for the six months ended June 30, 2011. As of June 30, 2011, we had an accumulated deficit of approximately $13.79 million. There can be no assurance that we will ever achieve or sustain profitability on a quarterly or annual basis. To the extent that revenues do not grow at anticipated rates, increases in operating expenses precede or are not subsequently followed by commensurate increases in revenues or we are unable to adjust operating expense levels accordingly, our business, financial condition and results of operations will be materially adversely affected.

We may need additional financing in the future, which we may be unable to obtain.

As of June 30, 2011, we had cash and cash equivalents of approximately $0.20 million. In addition, as of June 30, 2011, we had total indebtedness of approximately $1.50 million. After giving effect to the net proceeds from this offering and repaying the indebtedness as described in “Use of Proceeds,” we will have cash and cash equivalents of approximately $      million. We believe such funds will enable us to fund our operations and growth strategy for       months following the consummation of the offering. We may need additional funds to finance our operations in the future, as well as to enhance our solutions and services, respond to competitive pressures or acquire complementary businesses or technologies. We may be unable to obtain financing on terms favorable to us, if at all. Poor financial results, unanticipated expenses or unanticipated opportunities that require financial commitments could give rise to additional financing requirements sooner than we currently expect. If we raise additional funds through the issuance of equity or convertible debt securities, this may reduce the percentage ownership of our existing stockholders, and these securities might have rights, preferences or privileges senior to those of our common stock. Debt financing may also require us to comply with restrictive covenants that could impair our business and financial flexibility or grant security interests in our assets. If adequate funds are not available or are not available on commercially acceptable terms, our ability to enhance our solutions and services, respond to competitive pressures or take advantage of business opportunities would be significantly limited, and we might need to significantly restrict our operations.

A decline in demand for English writing technologies, for language learning solutions in general, or any change in the education market, could cause our revenue to decline. Moreover, the market for English language writing and learning solutions, which we consider to be our primary market, is relatively new, and we cannot assure you that it will mature in the manner we expect.

We generate all of our revenue (either directly or indirectly) through software related license and services sales or indirectly through our bundled search application business, from our English writing technologies, and we expect that we will continue to depend upon English writing technologies for substantially all of our revenue in the foreseeable future. Because we are dependent on our English writing technologies, factors such as changes in consumer preferences for these products may have a disproportionately greater impact on us than if we offered multiple product categories. If consumer interest in our English writing software declines, or if consumer interest in improving English writing in business and other contexts declines in general, we would likely experience a significant loss of sales.

If the revenue model on which the bundled search application business is based changes materially, it could adversely affect our revenues, which are dependent on that business model.

Revenues from our bundled search application business paid to us by monetization companies associated with search engines accounted for approximately 31% of our total revenues in 2010 (restated) and approximately 73% of our total revenues for the six months ended June 30, 2011. Our bundled search application business, depends on the fact that search engine companies will, depending on the terms of our agreements with them, either pay us directly or will pay toolbar monetization companies such as our partners, based on downloads of their toolbars, because such toolbars are used to initiate searches. Our revenues are generated indirectly from such payments, based on per-download payment from the toolbar monetization companies and moving forward will also be generated from direct payments from search engine companies to us based on per-download payments. If search companies ceased or decreased their payments to monetization companies, our bundled search application business would suffer, and our revenues would be materially adversely affected.

Intense competition in our industry may hinder our ability to generate revenue and may diminish our margins.

The market for English language writing and learning solutions is rapidly evolving, highly fragmented and intensely competitive, and we expect both product and pricing competition to persist and intensify. Increased competition could cause reduced revenue, price reductions, reduced gross margins and loss of market share. Our competitors include Microsoft Corporation, Editor Software UK (Ltd) (the creator of StyleWriter), Applied Linguistics, LLC (creator of Grammarly) and Ginger Software, Inc. We also compete with companies in the translation industry, such as Babylon. Many of our current and potential competitors have longer operating histories and substantially greater financial, technical, sales, marketing and other resources than we do, as well as greater name recognition worldwide. Other established companies may attempt to enter the market or increase their current presence by acquiring or forming strategic alliances with our competitors or our distributors, resellers or affiliates or by introducing their own competing software, which may be superior to ours. The resources of these competitors also may enable them to respond more rapidly to new or emerging technologies and changes in customer requirements, reduce prices to win new customers and offer free English writing software or online services. In addition, should any of these or other new competitors make technology such as ours become available for free, our sales and revenues may be harmed. We may not have the financial resources, technical expertise, marketing, distribution or support capabilities to compete effectively with existing competitors or new entrants to the market. Part of our advertising strategy involves the email distribution of unsolicited promotional materials, which may not be compliant with the laws of certain jurisdictions. As a result we may be required to limit our promotional activities in these jurisdictions or face civil and/or administrative penalties.

As we continue to expand into foreign markets, we expect that we will experience competition from local English writing and learning companies that have strong brand recognition and more experience in selling to local consumers and a better understanding of local marketing, sales channels and consumer preferences.

If we do not continue to innovate and provide software solutions that are useful to our customers, we may not remain competitive, and our revenue and operating results could suffer.

The markets for English learning materials, written communication solutions, and technological solutions in the field of education are still emerging, but there is already strong competition in each of these sectors. If we are unable to continually enhance our current software and to develop, introduce and sell new solutions (as well as upgrades to our current solutions) at competitive prices and in a timely manner as well as adapting to technological changes, customer needs and the emergence of new computing devices, we will fall behind our competitors and our business would be harmed.

Although the market for English learning materials seems to be growing continually, the demand for our software is subject to rapidly changing consumer demands and trends in consumer preferences. Therefore, our success and growth depends on our ability to:

•	identify, anticipate, understand and respond to these trends in a timely manner;
•	introduce appealing new features on a timely basis;
•	anticipate and meet consumer demand for additional features, writing levels and profiles;
•	effectively position and market our software;
•	identify and secure cost-effective means of marketing our software to reach the appropriate consumers;
•	anticipate and respond to consumer price sensitivity and pricing changes of competitive software; and
•	identify and successfully implement ways of building brand loyalty and reputation.

Additionally, our software must work with our customers’ computer systems and as a result, we must continually ensure that our software operates properly with these systems. Changes in operating systems, the technologies we incorporate into our solutions or the computer systems our customers use may make it difficult or impossible for our software to work on as many platforms as we will require in order to remain competitive.

The success of new versions of our software or new features depends on a number of factors including timely and successful product development, market acceptance, the effective management of purchase commitments, costs to meet anticipated demand, the risk that new features or offerings may have defects or bugs in the early stages of introduction and our ability to manage distribution and production issues related to feature introductions. If we are unable, for any reason, to enhance, develop, introduce and sell new features, offerings or versions in a timely manner, or at all, in response to changing market conditions or customer requirements or otherwise, our business would be harmed.

A decline in demand for our solutions, or any other failure on our part to satisfy changing preferences, could harm our business and profitability.

Many of our expenses are fixed and are based, in significant part, on our expectations of our future revenue and are incurred prior to the sale of our software. Therefore, any significant decline in revenue for any period could have an immediate negative impact on our margins, net income and financial results for the period.

Our expense levels are based, in significant part, on our estimates of future revenue and many of these expenses are fixed in the short term. As a result, we may be unable to adjust our spending in a timely manner if our revenue falls short of our expectations. Accordingly, any significant shortfall of revenue in relation to our estimates could have an immediate negative effect on our profitability. In addition, as our business grows, we anticipate increasing our operating expenses to expand our product development, technical support, sales and marketing and administrative organizations. Any such expansion could cause material losses to the extent we do not generate additional revenue sufficient to cover the additional expenses.

Failure to comply with obligations to our subsidiary’s largest creditor could lead to the sale of material assets.

Pursuant to an agreement in April 2008 with Kreos, and certain amendments thereto, we were provided with a loan facility in the aggregate amount of $1.50 million. The loan is repayable in installments ending in May 2012 and approximately $0.76 million of the principal remains outstanding as of June 30, 2011 plus interest on the remaining principal (of which $0.76 million plus interest is a current liability payable in the next 12 months). Pursuant to the agreement, we entered into debenture agreements with Kreos pursuant to which the loan was secured by (i) a fixed charge on, among other things, all of our intellectual property rights, which ranks in priority to any other security interest created by us; and (ii) a floating charge on all of our assets and intellectual property as existed at the time of the agreement and which came into existence thereafter. The security interests were perfected by registration with the Israeli Companies’ Registrar. While we are entitled to continue to use all of our assets in the ordinary course of business, should we fail to comply with the terms of the debenture or loan agreement, Kreos would be entitled to submit an application to an Israeli court (or in certain circumstances, directly to the Execution Office of the Israeli Courts) for the exercise of the debentures, which in the absence of a defense may order a sale of such of the charged assets which would result in sufficient proceeds for repayment of any outstanding sums to Kreos. While we are currently in full compliance with the terms of our agreements with Kreos and have never defaulted thereunder, should we fail to comply with those agreements and material assets of our company are ordered to be sold, we may be forced to limit or restructure our operations or may not be able to continue as a going concern.

A substantial part of our revenues arise from licenses sold by our affiliate networks, distributors and resellers. Should any of these channels be harmed, our revenues would decrease.

While a majority of our sales are directly to end-users during 2010, distributors, resellers and affiliates accounted for approximately 22% of our license and services sales. We describe a partner as a “distributor” if it licenses our software on our behalf. We describe a partner as a “reseller” if it licenses our software before ultimately sub-licensing it to an end-user, and as a result pays us a wholesale price, which we include in revenue. We describe a partner as an “affiliate” if it merely facilitates a direct relationship between us and the end-user, in which case we pay the affiliate a commission which we treat as selling and marketing expenses. Should there be any significant interruptions to these channels, or a breakdown in our relationship with our strategic partners, our revenues would decrease and our business would be harmed.

We have one principal partner which will account for a significant portion of our revenue. Should our relationship with that partner or our other monetization partners be harmed, our revenues would be adversely affected.

Historically, we had one principal monetization partner through which we monetize downloads of our free WhiteSmoke trial product in the United States, as well as other monetization partners through which we monetize downloads of our free WhiteSmoke trial product outside the United States. In August 2011, however, we entered into a promotion and distribution agreement directly with Google, Inc. who will pay us a one-time bounty payment per download. Our engagement with our prior primary monetization partner terminated in July 2011. In 2010, toolbar downloads accounted for approximately 31% of our revenues (restated). As a result of the transition from our primary monetization partner to Google, we expect a temporary decline in our revenues for the third quarter of 2011. For the six months ended June 30, 2011, toolbar downloads accounted for approximately 73% of our revenues. Should there be a breakdown in our relationship with our strategic partners, our revenues would decrease and our business would be harmed.

We have limited control over the sales by affiliates through which we make a significant portion of our sales. As a result, we could be defamed or our reputation harmed by the actions of these third parties, in which case our business could be materially adversely affected.

We, like many software companies, have established a relatively simple online procedure by which a third party may become one of our sales affiliates, facilitate licenses of our software, and receive commissions on such licenses. We do not conduct due diligence or background searches on third parties that become our sales affiliates and do not have any meaningful control over their behavior or actions. It is possible that an affiliate could, in the course of selling our software, defame us or harm our reputation through irresponsible or negligent acts. In any such circumstances, our business could suffer significant harm.

We depend on search engines and other online sources to attract visitors to our websites. Optimizing the inclusion of WhiteSmoke in search results depends to a large extent upon the content posted by our dedicated marketing, copywriting and Search Engine Optimization, or SEO teams, as well as articles and posts authored by our customers. Should we be unable to maintain our inclusion in search results or manage our online reputation, our business may be harmed.

Our success depends largely on our ability to attract online consumers to our websites and convert them into customers in a cost-effective manner. We depend, in part, on search engines and other online sources for our website traffic. We are included in search results as a result of both paid search listings and algorithmic searches that depend upon the searchable content on our sites. Search engines and other online sources revise their algorithms from time to time in an attempt to optimize their search results.

If one or more of the search engines or other online sources on which we rely for website traffic were to modify its general methodology for how it displays our websites this may result in fewer consumers clicking through to our websites and our sales could suffer. If any free search engine on which we rely begins charging fees for listing or placement, or if one or more of the search engines or other online sources on which we rely for purchased listings, modifies or terminates its relationship with us, our expenses could rise, we could lose customers and traffic to our websites could decrease.

Additionally, we depend to a large extent upon our online reputation to bring traffic to our website and convert such traffic into sales. Our marketing, copywriting and SEO teams are dedicated to maintaining, optimizing and managing our reputation using SEO, website optimizations, social networks, blogs, media and other marketing channels. However, if we are unable to manage negative posts, articles or comments about us by unsatisfied customers or competing companies, or ensure that the searchable content in our sites is picked up by the search engines, this could negatively impact our reputation and harm our business.

Our business may be adversely affected by malicious third-party software.

Our business has in the past been adversely affected by software applications that are combined with our software applications (such as the third-party toolbar which may be downloaded with our free trial license and which downloads constitute a significant portion of our revenue stream) as well as certain changes in our installer that caused us to be flagged by antivirus and antimalware software. Some third party software applications have been and may in the future be, erroneously flagged as malware or viruses by anti-virus software providing false positive results. While there is no malicious content to this software, the false positive results have in the past and may in the future cause some of our users to believe that our software is malware, causing damage to our reputation. Where such events occur we are required to utilize resources in order to inform the market that our software is not a virus and is not harmful to the platforms on which it is downloaded. We believe that these false allegations may have caused a reduction in our growth rate, based on the fact that a number of potential customers have informed us that they would not purchase our software because of such results. We have also had to engage search engine optimization experts to reduce the prevalence of these allegations in search results when conducting internet research on our company.

Additionally, we cannot assure that in the future third party software applications which are combined with our software application will not contain malicious code which will make changes to our users’ computers and interfere with our technology. These software applications may be difficult or impossible to uninstall or disable, may reinstall themselves and may circumvent other applications’ efforts to block or remove them. If our efforts to combat these false positive results from anti-virus software and malicious software applications are unsuccessful, our reputation may be harmed, and the communications with certain users on behalf of our customers could be impaired. This could result in a decline in usage of our solutions and corresponding revenues, which would have a material adverse effect on our business, financial condition and results of operations.

If any of our software contains defects or errors or if new product releases or services are delayed, our reputation could be harmed, resulting in significant costs to us and impairing our ability to sell our solutions.

If our software contains defects, errors or security vulnerabilities, our reputation could be harmed, which could result in significant costs to us and impair our ability to license our software in the future. In the past, we have encountered product development delays due to errors or defects. We would expect that, despite our testing, errors will be found in new products and product enhancements in the future. Significant errors in our software could lead to, among other things:

•	an increase in our refund rate;
•	delays in or loss of market acceptance of our solution;
•	diversion of our resources;
•	a lower rate of license renewals or upgrades by customers;
•	injury to our reputation; or
•	increased applications expenses or payment of damages.

In addition, we could face claims for product liability or breach of warranty. Defending a lawsuit, regardless of its merit, is costly and may divert management’s attention and adversely affect the market’s perception of us and our software. In addition, if our business liability insurance coverage proves inadequate or future coverage is unavailable on acceptable terms, or at all, we could face significant financial losses.

Our expansion into new mobile device-based services may not succeed, which could harm our business, financial results and reputation.

We have co-developed a mobile application for Blackberry and are planning to develop an application for iPhone and Android which we expect to be available by the end of 2012. We will devote capital, personnel and management attention to developing these new applications. These applications will present new management and marketing challenges that differ from the challenges we face in our existing business. We cannot assure you that these applications will be successful or that they will be profitable, or if they are profitable, that they will provide an adequate return on capital expended. If we are not successful in developing these new applications, our business, financial results and reputation may be harmed.

Failure to maintain the availability of the systems, networks, databases and software required to operate and deliver our internet-based software could damage our reputation and cause us to lose revenue, especially as we grow and must accommodate increased systems traffic and technology advances or changing business requirements.

We rely on internal and external systems, servers, networks and databases maintained by us and third-party providers to process customer orders, handle customer service requests, and host and deliver our internet-based text-enhancement and translation solutions. Any damage, interruption or failure of our systems, servers, networks and databases could prevent us from processing customer orders as well as providing services to our existing customers, which could damage our reputation and ultimately may harm our business. Notwithstanding our efforts to protect against interruptions in the availability of our e-commerce websites and a 24 hour technical support team, we do occasionally experience unplanned outages or technical difficulties. In addition, we do not have complete redundancy for all of our systems. We do not maintain real-time back-up of all of our data, and in the event of system disruptions, we could experience loss of data which could cause us to lose customers and could harm our reputation and cause us to face unexpected liabilities and expenses. If we continue to expand our business, we will put additional strains on these systems. We may also need to grow, reconfigure or relocate our data centers in response to changing business needs, which may be costly and lead to unplanned disruptions of service.

Refunds and chargebacks could exceed our estimates, which would diminish our reported revenue.

We offer our customers an unconditional, full money-back one-month guarantee (a refund). For the year ended December 31, 2010 (restated) and the six months ended June 30, 2011, refund rates were approximately 8% and 16%, respectively, of software related license and services sales. If refunds exceed our reserve estimates, the excess would offset reported revenue, which could hurt our reported financial results. We also face the risk that credit card payments will not be settled appropriately, and that we will bear the cost of chargebacks. For the year ended December 31, 2010 (restated) and the six months ended June 30, 2011, our chargeback rates were approximately 1.67% and 3.7%, respectively, of net software related license and services sales. If chargebacks exceed our reserve estimates, the excess would offset reported revenue, which could hurt our reported financial results.

We may have ongoing obligations to customers who purchased our software under our prior form of license.

As of June 2011, we revised our form of license agreement to provide for our support and connectivity obligations to cease on the first anniversary of purchase. Our prior license agreement did not contain an explicit provision regarding the cessation of service obligations, and we could be required or requested to provide support and connectivity on an ongoing basis for purchasers under that prior license. The lack of an explicit provision regarding the cessation of service and connectivity obligations could also make a purchaser of a prior license less likely to purchase one of our upgraded or new software offerings, and could reduce our revenues.

Our possession and use of personal information presents risks that could harm our business. Unauthorized disclosure or manipulation of such data, whether through breach of our network security or otherwise, could damage our reputation and expose us to expenses associated with responding to breach, fines for violations of applicable data security laws, regulations and industry standard, costly litigation and administrative action.

Our customer’s home addresses, credit card information or other personal information provided upon subscription are stored by third party e-commerce companies which handle our customer’s credit and debit card payments. However, we do store on our servers, the name and email addresses of our customers as well as other proprietary and confidential customer information, including every text (e.g., email) which is generated by a user and which is analyzed by our software in order to “educate” our software and generate grammatically correct content for our users. While we strive to comply with all applicable data protection laws and regulations, as well as our own posted privacy policies, any failure or perceived failure to comply may result in proceedings or actions against us by government entities or others, or could cause us to lose users and customers, which could potentially have an adverse effect on our business. Third parties may be able to circumvent our security and business measures by developing and deploying viruses, worms and other malicious software programs that are designed to attack or attempt to infiltrate our systems and networks. In addition, employee error, malfeasance or other errors in the storage, use or transmission of personal information could result in a breach of customer or employee privacy. We employ contractors and temporary and part-time employees who may have access to the personal information of customers and employees. It is possible such individuals could circumvent our controls, which could result in a breach of customer privacy. Until recently, our users were not required to accept our privacy policy as a condition to use of our software, and our privacy policy did not indicate that we would access any user-submitted texts and all user emails. Our current privacy policy has been revised to require acceptance and to clarify which user texts we access.

Possession and use of personal information in conducting our business subjects us to legislative and regulatory burdens that could require notification of data breach, restrict our use of personal information and hinder our ability to acquire new customers or market to existing customers. We have incurred, and will continue to incur, expenses to comply with privacy and security standards and protocols imposed by law, regulation, industry standards or contractual obligations.

If third parties improperly obtain and use the private or confidential information of our customers, we may be required to expend significant resources to resolve these problems. A major breach of our network security and systems could have serious negative consequences for our business, including possible fines, penalties and damages, reduced customer demand for our software, harm to our reputation and brand and loss of our ability to accept and process customer credit card orders.

Regulatory authorities around the world are considering a number of legislative proposals concerning data protection. In addition, the interpretation and application of many international data protection and privacy laws and regulations are still uncertain and in flux, and the application of many European data protection laws vary significantly from that of U.S. privacy laws. Further, U.S. privacy standards and rules are currently being reviewed and discussed at the federal level. It is possible that these laws or rules may be interpreted and applied in a manner that is inconsistent with our data practices. If so, in addition to the possibility of fines, this could result in a requirement that we change our data practices, which could have an adverse effect on our business. Complying with these various laws could cause us to incur substantial costs or require us to change our business practices in a manner adverse to our business.

We are exposed to risks associated with credit card payment fraud and credit card processing, which could cause us to lose revenue.

Many of our customers pay us using a credit card or debit card. For credit and debit card payments, we pay interchange and other fees, which may increase over time and raise our operating expenses and adversely affect our net income. We are also subject to Payment Card Industry data security standards, operating rules, certification requirements, which could result in substantial compliance costs and/or fines for non-compliance and could change or be reinterpreted to make it difficult or impossible for us to comply. In addition, we are also subject to rules governing electronic funds transfers. There is no guarantee that we will maintain our compliance with these rules or requirements, or that our compliance will prevent illegal or improper use of our payment system. If we fail to comply with these rules or requirements, we may be subject to fines and higher transaction fees and lose our ability to accept credit and debit card payments from our customers. A failure to adequately control fraudulent credit card transactions would result in significantly higher credit card-related costs and could have a material adverse effect on our business, revenue, financial condition and results of operations.

Additionally, we currently use several third party e-commerce companies to handle our credit and debit card payments, and are responsible for ensuring that these third parties comply with Payment Card Industry data security standards. If one of these third parties does not comply with these standards and that results in credit card fraud or other financial losses related to the transactions that were processed on behalf of our customers, we could be partially or wholly liable for any penalties or fines assessed as a result of the loss. Further, should we decide to perform this function in-house in the future, we may be subject to increased compliance costs or may not know how to accept credit and debit card payments from new countries, and may need to hire additional personnel. In addition, our databases might be breached which could lead to a lawsuit and other legal action against us, which could have a material adverse effect on our business, revenue, financial condition and results of operations.

Any significant interruptions in the operations of our call center could cause us to lose sales and disrupt our ability to process orders and deliver our solutions in a timely manner.

We rely on both our in-house and outsourced call centers and support teams to sell our solutions, respond to customer service and technical support requests, and process orders. Any significant interruption in the operation of these facilities, including an interruption caused by our failure to successfully expand or upgrade our systems or to manage these expansions or upgrades, could reduce our ability to receive and process orders and provide our software, which could result in lost and cancelled sales and damage to our brand and reputation. As we grow, we will need more capacity from those existing call centers or we will need to identify and contract with new call centers.

We structure our marketing and advertising to drive potential customers to our call centers and websites to purchase our solutions. If our call center operators do not convert inquiries into sales at expected rates, our ability to generate revenue could be impaired. Training and retaining qualified call center operators is challenging due to the expansion of our software offerings and the seasonality of our business. Our call center representatives have strong incentives to sell and despite our strict code of ethics and approved scripts, they may use inappropriate methods to close sales, resulting in refunds, chargebacks and damage to our reputation. If we do not adequately train our call center operators, they will not convert inquiries into sales at an acceptable rate.

Our business depends on a strong brand and reputation, and if we are not able to maintain and enhance our brand or reputation or if there is negative publicity against us, our business and operating results may be harmed.

We believe that our WhiteSmoke brand and our reputation have contributed significantly to the success of our business. We also believe that maintaining and enhancing the WhiteSmoke brand and our reputation are critical to increasing our number of users and customers. As our market becomes increasingly competitive, our success in maintaining and enhancing our brand and reputation will depend largely on our ability to remain as a leading provider of English writing technology solutions.

If we fail to maintain and further promote the WhiteSmoke brand or our reputation, or if we incur excessive expenses in this effort, our business and results of operations may be materially and adversely affected. In addition, historically there has been negative publicity about our company and our software, mainly due to our software having been erroneously identified as malware. We cannot assure you that there will not be additional negative publicity of the similar nature in the future. Any such negative publicity, regardless of its veracity, could harm our brand image and reputation and in turn adversely affect our business and operating results.

We may not be able to obtain patents or other intellectual property rights necessary to protect our proprietary technology and business.

Our commercial success depends, to a significant degree, upon our ability to develop new or improved technologies for our solution and to obtain patents or other intellectual property rights or statutory protection for these technologies in different countries worldwide. Patents, trademarks, copyrights and other proprietary rights are important to our business, and our ability to compete effectively with other companies depends on the proprietary nature of our technologies. We also rely on trade secrets, know-how and continuing technological innovations to develop, maintain and strengthen our competitive position. However, any pending patent applications may not result in issued patents, any current or future patents issued or licensed to us may be challenged, invalidated or circumvented and the rights granted there under may not provide a competitive advantage to us or prevent other companies from independently developing technology that is similar to ours or introducing competitive products. In addition, our pending trademark registration applications may not be approved by the applicable governmental authorities and, even if the applications are approved, third parties may seek to oppose or otherwise challenge these registrations. Failure to obtain trademark registrations in the United States and in other countries could limit our ability to protect our trademarks and impede our marketing efforts in those jurisdictions.

Despite devoting resources to the research and development of proprietary technology, we may not be able to develop technology that is patentable or protectable. Patents may not be issued in connection with our pending patent applications and claims allowed may not be sufficient to allow us to use or prevent others from using or otherwise exploiting without our consent the inventions that we create exclusively. Furthermore, any patents issued to us could be challenged, held invalid or unenforceable or circumvented and may not provide us with sufficient protection or a competitive advantage. In addition, despite our efforts to protect and maintain our patents, competitors and other third parties may be able to design around our patents or develop products similar to our software that are not within the scope of our patents. Finally, patents provide certain statutory protection only for a limited period of time that varies depending on the jurisdiction and type of patent. The statutory protection term of certain of our material patents may expire soon and, thereafter, the underlying technology of such patents can be used by any third party including our competitors.

A number of our competitors and other third parties may have been issued patents, or may have filed patent applications, or may obtain additional patents or other intellectual property rights for technologies similar to those that we have developed, used or commercialized, or may develop, use or commercialize, in the future. As certain patent applications in the United States and other countries are maintained in secrecy for a period of time after filing, and as publication or public awareness of new technologies often lags behind actual discoveries, we cannot be certain that we were the first to develop the technology covered by our pending patent applications or issued patents or that we were the first to file patent applications for the technology covered by our issued patents and patent pending applications. In addition, the disclosure in our patent applications, including in respect of the utility of our claimed inventions, may not be sufficient to meet the statutory requirements for patentability in all cases. As a result, we cannot assure you that our patent applications will result in valid or enforceable patents or that we will be able to protect or maintain our patents.

We have relied solely on our due diligence investigation and representations and warranties from the seller on the intellectual property and technology we acquired from Alfabetic. We cannot assure you that such technology does not infringe that of third parties.

Prosecution and protection of the rights sought in patent applications and patents can be costly and uncertain, often involve complex legal and factual issues and consume significant time and resources. In addition, the scope of claims allowed in our patents, their enforceability and our ability to protect and maintain them cannot be predicted with any certainty. The laws of certain countries may not protect intellectual property rights to the same extent as the laws of the United States. Even if our patents are held to be valid and enforceable in a certain jurisdiction, any legal proceedings that we may initiate against third parties to enforce such patents will likely be expensive, take significant time and divert management’s attention from other business matters. We cannot assure you that any of our pending patent applications will provide any protectable, maintainable or enforceable rights or competitive advantages to us.

In addition to patents, we rely on a combination of copyrights, trademarks, trade secrets and other related laws and confidentiality procedures and contractual provisions to protect, maintain and enforce our proprietary technology and intellectual property rights in the United States and other countries. However, our ability to protect our brand by registering certain trademarks may be limited. In addition, while we generally enter into confidentiality and non-disclosure agreements with our employees, consultants, distributors and dealers to attempt to limit access to our proprietary and confidential information, it is possible that:

•	misappropriation of our proprietary and confidential information, including technology, will nevertheless occur;
•	our confidentiality agreements will not be honored or may be rendered unenforceable;
•	third parties will independently develop equivalent, superior or competitive technology or products;
•	disputes will arise with our current or future strategic licensees, customers or others concerning the ownership, validity, enforceability, use, patentability or registrability of intellectual property; and
•	unauthorized disclosure of our know-how, trade secrets or other proprietary or confidential information will occur.

We have not registered our copyrights in all of our software, written materials, website information, designs or other copyrightable works. The United States Copyright Act automatically protects all of our copyrightable works, but without a registration we cannot enforce those copyrights against infringers or seek certain statutory remedies for any such infringement. Preventing others from copying our software, written materials and other copyrightable works is important to our overall success in the marketplace. In the event we decide to enforce any of our copyrights against infringers, we will first be required to register the relevant copyrights, and we cannot be sure that all of the material for which we seek copyright registration would be registrable in whole or in part, or that once registered we would be successful in bringing a copyright claim against any such infringers.

We cannot assure you that we will be successful in protecting, maintaining or enforcing our intellectual property rights. If we are not successful in protecting, maintaining or enforcing our intellectual property rights, then our business, operating results and financial condition could be materially adversely affected.

Third parties may claim we infringe on their intellectual property rights, forcing us to expend substantial resources in resulting litigation, the outcome of which would be uncertain. Any unfavorable outcome of such litigation could have a material adverse effect on our business, financial condition and results of operations.

Companies in our industry often enter into litigation based on allegations of infringement or other violations of intellectual property rights. While we have never received any notifications of intellectual property right infringement, we may in the future receive notices or inquiries from third parties regarding our services or the manner in which we conduct our business suggesting that we may be infringing or violating a patent, trademark or other intellectual property right. While we are not currently party to any infringement proceedings with respect to any patents or other intellectual property rights or aware of any third parties planning to pursue such litigation, there can be no assurance that third parties will not pursue claims against us in the future if they believe their intellectual property rights are being infringed. Any intellectual property claims, with or without merit, could be time consuming, expensive to litigate or settle and could divert management resources and attention.

We may not be successful in defending any third-party infringement claims, and as a result of such claims we may have to pay substantial damages or stop conducting our business in the manner that is found to be in violation of such third party’s rights. Further, we may have to seek a license for such intellectual property, which may not be available on reasonable terms, or at all, and may significantly increase our operating expenses. As a result, we may be required to develop alternative non-infringing technology, which could require significant effort and expense. If we cannot license or develop technology for the infringing aspects of our business, we may be forced to limit our solution and service offerings and may be unable to fulfill our obligations to our customers or to compete effectively. Any of these results could have a material adverse effect on our brand name, business, financial condition and results of operations.

In addition, many of our agreements with distributors require us to indemnify such distributors for third-party intellectual property infringement claims against them. Pursuant to such agreements we may be required to defend such parties against certain claims which could cause us to incur additional costs. An adverse determination in any such proceeding could require that we cease offering the solutions or services that are the subject of such of a determination, procure or develop substitute solutions or services for such customers and/or pay any damages such customers incur as a result of such determination.

We must monitor and protect our internet domain names to preserve their value. We may be unable to prevent third parties from acquiring domain names that are similar to, infringe on or otherwise decrease the value of our trademarks.

We own two domain names that include the terms WhiteSmoke. Third parties may acquire substantially similar domain names that decrease the value of our domain names and trademarks and other proprietary rights which may hurt our business. Moreover, the regulation of domain names in the United States and foreign countries is subject to change. Governing bodies could appoint additional domain name registrars or modify the requirements for holding domain names. Governing bodies could also establish additional “top-level” domains, which are the portion of the Web address that appears to the right of the “dot,” such as “com,” “gov” or “org.” As a result, we may not maintain exclusive rights to all potentially relevant domain names in the United States or in other countries in which we conduct business, which could harm our business or reputation.

Our use of open source software may provide third parties with rights to our proprietary software and information.

We also use open source software in connection with our solutions and services. Some open source licenses require users who distribute software containing open source software to make available all or part of such software, which in some circumstances could include valuable proprietary source code of the user. We monitor the use of open source software in our solutions and services to ensure that none is used in a manner that requires us to disclose or grant licenses for our proprietary source code; however, such use could inadvertently occur, in part because open source license terms are often ambiguous. Companies that incorporate open source software into their products have, in the past, faced claims seeking enforcement of open source license provisions and claims asserting ownership of open source software incorporated into their products. Defending such claims or being required to disclose or make available our proprietary source code pursuant to an open source license could adversely affect our business.

If we fail to keep up with rapid changes in technologies and Internet-enabled devices, our business may be adversely affected.

Our future success will depend on our ability to respond to rapidly changing technologies, adapt our services to evolving industry standards and improve the performance and reliability of our solution. Our failure to adapt to such changes could harm our business. In addition, changes in Internet-enabled devices resulting from technological development may also adversely affect our business. For example, the number of people accessing the Internet through devices other than personal computers, including mobile phones and other hand-held devices, has increased in recent years. If we are slow to develop a solution that is compatible with mobile devices, or if the software we develop is not widely accepted and used by mobile device users, we may not be able to capture a significant share of this increasingly important market.

The loss of management, development, sales or other key personnel or the failure to attract and retain highly qualified personnel could compromise our ability to pursue our growth strategy.

Our future performance depends on the continued service of our key management, technical, development, sales, marketing and services personnel. We rely on our technical and development personnel for product innovation. We rely on our sales and marketing personnel to continue to expand awareness of our software and our customer base. The loss of key employees could result in significant disruptions to our business, and the integration of replacing personnel could be costly and time consuming, which could cause additional disruptions to our business, and could be unsuccessful. Our future success also depends on our continued ability to attract and retain highly qualified technical, development, sales and services personnel. Competition for such personnel is intense, and we may fail to retain our key employees or attract or retain other highly qualified personnel in the future.

Our future growth and profitability will depend in large part upon the effectiveness and efficiency of our marketing expenditures.

Our future growth and profitability will depend in large part upon the effectiveness and efficiency of our marketing expenditures, including our ability to:

•	create greater awareness of our brand and text enhancement solutions;
•	select the right market and media in which to advertise;
•	identify the most effective and efficient level of spending in each market and media;
•	determine the appropriate creative message and design for promotions;
•	effectively manage marketing costs;
•	drive traffic to our websites, call centers and distribution channels and convert that traffic into purchases;
•	maintain strong relationships with our customers via our mailing system, newsletters and social networks; and
•	upgrade our customers yearly, with each of our product innovations.

Our planned marketing expenditures may not result in increased revenue or generate sufficient levels of product and brand name awareness, and we may not be able to increase our net sales at the same rate as we increase our advertising expenditures.

If we fail to manage our growth effectively, our business, financial condition and results of operations could be materially adversely affected.

In recent years, we have substantially expanded our headcount, departments and infrastructure and anticipate further expansion will be required. During the 12 months ended December 31, 2010 (restated), our sales increased 48% over our sales during the 12 months ended December 31, 2009 (restated). Our total number of employees increased in 2010 by more than 67%. Continued growth of our operations will mean we will be required to satisfy an increasing number of consumers and their demand as well as to avail ourselves of new market and country opportunities. Our expansion will place a significant strain on our management, operational and financial resources as well as our information technology systems. Our current growth also creates difficulties in budgeting expenses and forecasting demand for our software, which can lead to delays in managing customer orders.

If we do not effectively manage our growth, the quality of our solutions and services could suffer, which could negatively affect our brand and operating results. To effectively manage this growth, we will need to continue to improve, among other things:

•	our systems of internal controls to ensure timely and accurate reporting of all of our operations; and
•	our documentation of our information technology systems and our business processes for our advertising and billing systems.

In order to enhance and improve these systems we will be required to make significant capital expenditures and allocation of valuable management resources. If the improvements are not implemented successfully, our ability to manage our growth will be impaired and we may have to make additional expenditures to address these issues, which could materially adversely affect our business, financial condition and results of operations.

The unsuccessful integration of any businesses in future acquisitions could result in operating difficulties, dilution and other harmful consequences on our results of operations.

We do not have a great deal of experience acquiring companies and the company we acquired was a small acquisition. We have in the past evaluated, and expect to continue to evaluate, a wide array of potential strategic acquisitions and, from time to time, we may engage in discussions regarding potential acquisitions. Any of these transactions could be material to our business, financial condition and results of operations. Future acquisitions could result in potentially dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities or amortization expenses, or write-offs of goodwill, any of which could harm our financial condition. In addition, the process of integrating an acquired company, business or technology is risky and may create unforeseen operating difficulties and expenditures, including:

•	difficulties in integrating the operations, technologies, services and personnel of acquired businesses;
•	ineffectiveness or incompatibility of acquired technologies or services;
•	additional financing required to make contingent payments;
•	unavailability of favorable financing for future acquisitions;
•	potential loss of key employees of acquired businesses and cultural challenges associated with integrating employees from the acquired company into our organization;
•	inability to maintain the key business relationships and the reputations of acquired businesses;
•	responsibility for liabilities of acquired businesses;
•	diversion of management’s attention from other business concerns;
•	inability to maintain our standards, controls, procedures and policies, which could affect our ability to receive an unqualified attestation from our independent accountants regarding management’s required assessment of the effectiveness of our internal control structure and procedures for financial reporting; and
•	increased fixed costs.

Foreign acquisitions involve additional risks to those described above, including those related to integration of operations across different cultures and languages, currency risks and the particular economic, political and regulatory risks associated with specific countries. Additionally, the anticipated benefit of many of our future acquisitions may not materialize. If we are unsuccessful in smoothly integrating an acquired company, our business, financial condition and results of operations may be materially adversely affected.

We depend on discretionary consumer spending in the consumer segment of our business. Continued adverse trends in general economic conditions, including online shopping patterns or consumer confidence, may compromise our ability to generate revenue.

The success of our business depends to a significant extent upon discretionary consumer spending, which is subject to a number of factors, including general economic conditions, consumer confidence, employment levels, business conditions, interest rates, availability of credit, inflation and taxation. The United States and many countries around the world are experiencing an economic downturn. Continued weak economic conditions may cause consumer spending to decline further, which could hurt our sales and profitability. In addition, an increase in the taxation of online sales could result in reduced online purchases or reduced margins on such sales.

Our expansion into international markets, meaning those outside the United States, may not succeed and imposes special risks.

Our business strategy contemplates continued expansion into international markets. We are currently expanding our direct sales channels in Europe and Asia. In addition, we are expanding our indirect sales channels in Europe, Asia, Latin America and the Middle East through distributor arrangements with third parties. If we are unable to expand our international operations successfully and in a timely manner, our ability to pursue our growth strategy will be impaired. Expansion internationally may require us to allocate a more significant portion of our budgeted expenses to international employees and offices, marketing and public relations. Such expansion may be more difficult or take longer than we anticipate, and we may not be able to successfully market, sell, deliver and support our software internationally.

Our efforts to increase sales in international markets are subject to a number of risks that are in addition to or different than those affecting our U.S. and Israeli operations, including:

•	competition from local English writing software providers and preferences for local products in some regions;
•	expenses associated with customizing software, support services and websites for foreign countries;
•	inability to identify an effective and efficient level of advertising, marketing and promotional expenditures in order to maintain acceptable customer acquisition costs;
•	difficulties with providing appropriate and appealing features to suit consumer preferences and capabilities in these markets, such as the potential need to customize English language software solutions for local markets;
•	inability to successfully develop relationships with significant distributors;
•	potential political and economic instability in some regions;
•	potential unpredictable changes in foreign government regulations;
•	legal and cultural differences in the conduct of business;
•	import and export license requirements, tariffs, taxes and other trade barriers;
•	inflation and fluctuations in currency exchange rates;
•	potentially adverse tax consequences;
•	difficulties in enforcing contracts and collecting accounts receivable, and longer payment cycles, especially in emerging markets;
•	the burden and difficulties in complying with a wide variety of U.S. and foreign laws, regulations, trade standards, treaties and technical standards, including the Foreign Corrupt Practices Act;
•	difficulty in protecting our intellectual property and the high incidence of software piracy in some regions;

•	protectionist laws and business practices that favor local competitors;
•	uncertainty regarding liability for information retrieved and replicated in foreign countries; and
•	difficulty in staffing and managing geographically dispersed operations and culturally diverse work forces and increased travel, infrastructure and legal compliance costs associated with multiple international locations.

The effects of any of the risks described above could reduce our future revenue from our international operations and could harm our overall business, revenue and financial results.

The obligations associated with being a public company will require significant resources and management attention.

As a public company, we will incur significant legal, accounting and other expenses that we did not previously incur. We will become subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. The Securities Exchange Act of 1934, or the Exchange Act, requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting. Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our growth strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. In addition, we cannot predict or estimate the amount of additional costs we may incur in order to comply with these requirements.

As a smaller reporting company, we are not yet required to comply with Section 404 of the Sarbanes-Oxley Act, however, we may be required to comply with this Section in the future. Section 404 of the Sarbanes-Oxley Act will require annual management assessments of the effectiveness of our internal control over financial reporting, and will require annual reports by our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. In connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we will have to identify deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. If we fail to comply with Section 404, we could be subject to regulatory scrutiny and sanctions, our ability to raise revenue could be impaired, investors may lose confidence in the accuracy and completeness of our financial reports and our stock price could be adversely affected.

Our ability to use net operating losses to offset future taxable income may be subject to certain limitations.

In general, under Section 382 of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating losses, or NOLs, to offset future taxable income. Our existing NOLs may be subject to limitations arising from previous ownership changes, and if we undergo an ownership change in connection with or after this offering, our ability to utilize NOLs could be further limited by Section 382 of the Internal Revenue Code. Future changes in our stock ownership, many of which are outside of our control, could result in an ownership change under Section 382 of the Internal Revenue Code. Our NOLs may also be impaired under state law. We may not be able to utilize a material portion of the NOLs.

Risks Related to Operating in Israel

We anticipate being subject to fluctuations in currency exchange rates because we expect a substantial portion of our revenues will be generated in United States dollars and Euros, while a significant portion of our expenses will be incurred in New Israeli Shekels.

We expect a substantial portion of our revenues will be generated in United States Dollars, or USD, and Euros, while a significant portion of our expenses, principally salaries and related personnel expenses, is paid in New Israeli Shekels, or NIS. As a result, we are exposed to the risk that the rate of inflation in Israel will exceed the rate of devaluation of the NIS in relation to the USD or the Euro, or that the timing of this devaluation will lag behind inflation in Israel. Because inflation has the effect of increasing the dollar and Euro costs of our operations, it would therefore have an adverse effect on our dollar-measured results of operations. The value of the NIS, against the USD, the Euro and other currencies may fluctuate and is affected by, among other things, changes in Israel’s political and economic conditions. Any significant revaluation of the NIS may materially and adversely affect our cash flows, revenues and financial condition. Fluctuations in the NIS exchange rate, or even the appearance of instability in such exchange rate, could adversely affect our ability to operate our business.

Our company and our shareholders may have exposure to greater than expected tax liabilities.

The amount of income tax that we pay could be adversely affected by earnings being lower than anticipated in jurisdictions where we have lower statutory rates and higher than anticipated in jurisdictions where we have higher statutory rates. In addition, we have entered into transfer pricing arrangements that establish transfer prices for our intercompany operations. However, our transfer pricing procedures are not binding on the applicable taxing authorities. No official authority in any country has made a determination as to whether or not we are operating in compliance with its transfer pricing laws. Accordingly, taxing authorities in any of these countries could challenge our transfer prices and require us to adjust them to reallocate our income. Any change to the allocation of our income as a result of review by such taxing authorities could have a negative effect on our operating results and financial condition. In addition, the determination of our worldwide provision for income taxes and other uncertain tax liabilities requires significant judgment and there are many transactions and calculations where the ultimate tax determination is uncertain. Although we believe our estimates are reasonable, the ultimate outcome may differ from the amounts recorded in our financial statements and may materially affect our financial results in the period or periods for which such determination is made. The composition and geographical location of our management team could potentially lead to a claim that we are tax resident in Israel under Israeli tax law. While the tax authorities of the United States and Israel may resolve such a case of dual residence, the absence of a favorable solution could have a material adverse affect on our tax status and in certain circumstances on the taxation of our shareholders from the holding or disposition of our shares.

If there are significant shifts in the political, economic and military conditions in Israel and its neighbors, it could have a material adverse effect on our business relationships and profitability.

Our principal executive offices and our key personnel are located in Israel. Our business is directly affected by the political, economic and military conditions in Israel and its neighbors. Since the establishment of the State of Israel in 1948, a number of armed conflicts have occurred between Israel and its Arab neighbors. A state of hostility, varying in degree and intensity, has caused security and economic problems in Israel. Although Israel has entered into peace treaties with Egypt and Jordan, and various agreements with the Palestinian Authority, there has been a marked increase in violence, civil unrest and hostility, including armed clashes, between the State of Israel and the Palestinians, since September 2000. The establishment in 2006 of a government in the Gaza Strip by representatives of the Hamas militant group has created heightened unrest and uncertainty in the region. In mid-2006, Israel engaged in an armed conflict with Hezbollah, a Shiite Islamist militia group based in Lebanon, and in June 2007, there was an escalation in violence in the Gaza Strip. From December 2008 through January 2009, Israel engaged in an armed conflict with Hamas, which involved missile strikes against civilian targets in various parts of Israel and negatively affected business conditions in Israel. Recent political uprisings and social unrest in various countries in the Middle East and north Africa are affecting the political stability of those countries. This instability may lead to deterioration of the political relationships that exist between Israel and these countries, and have raised new concerns regarding security in the region and the potential for armed conflict. Among other things, this instability may affect the global economy and marketplace through changes in oil and gas prices. Similar civil unrest and political turbulence is currently ongoing in many countries in the region. The continued political instability and hostilities between Israel and its neighbors and any future armed conflict, terrorist activity or political instability in the region could adversely affect our operations in Israel and adversely affect the market price of our shares of common stock. Further escalation of tensions or violence might result in a significant downturn in the economic or financial condition of Israel, which could have a material adverse effect on our operations in Israel and our business.

In addition, several countries restrict doing business with Israel and Israeli companies have been and are today subjected to economic boycotts. The interruption or curtailment of trade between Israel and its present trading partners could adversely affect our business, financial condition and results of operations.

Our operations could be disrupted as a result of the obligation of certain of our personnel residing in Israel to perform military service.

Many of our executive officers and key employees reside in Israel and may be required to perform annual military reserve duty. Currently, all male adult citizens and permanent residents of Israel under the age of 40 (or older, depending on military rank), unless exempt, are obligated to perform up to an average of 18 to 28 days of military reserve duty annually and are subject to being called to active duty at any time under emergency circumstances. Our operations could be disrupted by the absence for a significant period of one or more of our officers or key employees due to military service. Any such disruption could have a material adverse effect on our business, results of operations, prospectus and financial condition.

We may not be able to enforce covenants not-to-compete under current Israeli law.

We have non-competition agreements with all of our employees, all of which are governed by Israeli law. These agreements generally prohibit our employees from competing with us or working for our competitors for a period of five years following termination of their employment. However, Israeli courts are reluctant to enforce non-compete undertakings of former employees and tend, if at all, to enforce those provisions for relatively brief periods of time in restricted geographical areas and only when the employee has unique value specific to that employer’s business and not just regarding the professional development of the employee. Any such inability to enforce non-compete covenants may cause us to lose any competitive advantage resulting from advantages provided to us by such confidential information.

It may be difficult to enforce a U.S. judgment against us, our directors and officers and the Israeli experts named in this prospectus outside the United States, or to assert U.S. securities laws claims outside of the United States.

None of our directors and executive officers are residents of the United States, and the majority of our assets and the assets of these persons are located in Israel. Therefore, it may be difficult to enforce a U.S. court judgment based upon the civil liability provisions of the U.S. federal securities laws against us or any of these persons in a U.S. or Israeli court, or to effect service of process upon these persons in the United States. Additionally, it may be difficult to assert U.S. securities law claims in actions originally instituted outside of the United States. Israeli courts may refuse to hear a U.S. securities law claim because Israeli courts may not be the most appropriate forums in which to bring such a claim. Even if an Israeli court agrees to hear a claim, it may determine that the Israeli law, and not U.S. law, is applicable to the claim. Further, if U.S. law is found to be applicable, certain content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process, and certain matters of procedure would still be governed by the Israeli law. As a result of the difficulty associated with enforcing a judgment against us, you may not be able to collect any damages awarded by either a U.S. or foreign court.

Risks Related to this Offering and Ownership of Our Common Stock

The market price of our common stock may be volatile, which could result in substantial losses for you.

The initial public offering price for our common stock will be determined through negotiations with the underwriters. This initial public offering price may vary from the market price of our common stock after the offering. Some of the factors that may cause the market price of our common stock to fluctuate include:

•	fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;
•	changes in estimates of our financial results or recommendations by securities analysts;
•	failure of any of our solutions and services to achieve or maintain market acceptance;
•	failure to develop or deliver our solutions and services;

•	changes in market valuations of similar companies;
•	success of competitive solutions and services;
•	changes in our capital structure, such as future issuances of securities or the incurrence of debt;
•	sales of large blocks of our common stock;
•	announcements by us or our competitors of significant solutions and services, contracts, acquisitions or strategic alliances;
•	regulatory developments in the United States, foreign countries or both;
•	litigation involving our company, our general industry or both;
•	additions or departures of key personnel;
•	interruptions of our relationships with our strategic partners, including our monetization partners;
•	investors’ general perception of us, including any perception of misuse of sensitive information;
•	changes in general economic, industry and market conditions;
•	our ability to forecast revenue and control our costs; and
•	changes in regulatory and other dynamics.

In addition, if the market for stocks in our industry, or the stock market in general, experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition or results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

An active trading market for our common stock may not develop, and you may not be able to sell your common stock at or above the initial public offering price.

Prior to this offering, there has been no public market for our common stock. An active trading market for shares of our common stock may never develop or be sustained following this offering. As a result, you may not be able to sell your common stock at or above the initial public offering price or at any other price or at the time that you would like to sell.

You will incur immediate and substantial dilution as a result of this offering.

If you purchase common stock in this offering, you will pay more for your shares than the amounts paid by existing stockholders for their shares. As a result, you will incur immediate and substantial dilution of net tangible book value of $      per share, representing the difference between the assumed initial public offering price of $      per share (the midpoint of the range set forth on the cover page of this prospectus), and our pro forma net tangible book value per share after giving effect to this offering. Please see “Dilution.”

Future sales of our common stock, or the perception that such sales may occur, could depress our common stock price.

After this offering, we will have     shares of common stock outstanding. This includes the       shares of common stock we are selling in this offering, which may be resold in the public market immediately after this offering. We expect that the remaining       shares of common stock, representing     % of our total outstanding shares of common stock following this offering, will become available for resale in the public market as set forth under the heading “Shares Eligible for Future Sale.” All of our directors and executive officers, and the holders of all of our common stock, have signed, or will sign prior to the consummation of this offering, lock-up agreements for a period of one year, in the case of our directors, executive officers and affiliated stockholders (other than the Evolution Funds, which will only be locked up for six months), and six months otherwise, following the date of this prospectus, subject to extension in the case of an earnings release or material news or a material event relating to us. Concurrently with this offering, we have registered for resale up to        shares of our common stock issuable upon conversion of our outstanding convertible loans and issuable upon exercise of our warrants issued in connection with such loans. All of the shares of common stock to be sold by the selling stockholders are subject to a lock-up agreement for a minimum of six months. The underwriters may, in their sole discretion and without notice, release all or any portion of the common stock subject to lock-up agreements. As restrictions on resale end, the market price of our common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our common stock or other securities.

In addition, immediately following this offering, we intend to file a registration statement registering under the Securities Act of 1933, the shares of common stock reserved for issuance in respect of incentive awards to our directors and certain of our employees. This would result in approximately       shares of common stock underlying options vested as of the date of this prospectus being available for resale into the public markets.

Provisions in our Amended and Restated Certificate of Incorporation and Bylaws and Delaware law might discourage, delay or prevent a change of control of our company or changes in our management and, therefore, depress the trading price of our common stock.

Provisions of our amended and restated certificate of incorporation and bylaws and Delaware law may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares of our common stock. These provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. These provisions include:

•	limitations on the removal of directors;
•	advance notice requirements for stockholder proposals and director nominations;
•	the ability of our board of directors to make, alter or repeal our bylaws;
•	the ability of our board of directors to designate the terms of and issue new series of preferred stock without stockholder approval; and
•	the inability of our stockholders to act by written consent.

Upon consummation of this offering, we will be subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits “business combinations” between a publicly-held Delaware corporation and an “interested stockholder,” which is generally defined as a stockholder who becomes a beneficial owner of 15% or more of a Delaware corporation’s voting stock for a three-year period following the date that such stockholder became an interested stockholder.

The existence of the foregoing provisions and anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

We do not currently intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We do not intend to pay any cash dividends on our common stock for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our growth, including growth through acquisitions. The payment of any future dividends will be determined by the board of directors in light of conditions then existing, including our earnings, financial condition and capital requirements, business conditions, corporate law requirements and other factors. As described below under “Business — Material Relationships,” we are party to an agreement with Kreos Capital III Limited, pursuant to which we are required to pay Kreos an amount equal to 2% of any dividend or distribution we make or of the net proceeds of any liquidation we may undertake or the amount of any repayment of shareholder loans.

We may apply the proceeds of this offering to uses that do not improve our operating results or increase the value of your investment.

We may use a portion of the net proceeds to acquire or invest in companies and technologies that we believe will complement our business. However, we do not have any specific plans for such acquisitions as of the date of this prospectus. The remaining net proceeds not used for repayment of debt and for acquisitions will be used by us for general corporate purposes, including working capital and capital expenditures. Our management will have broad discretion in how we use any portion of the net proceeds of this offering allocated to general corporate purposes and may spend the proceeds in a manner that our stockholders do not deem desirable. These proceeds could be applied in ways that do not improve our operating results or increase the value of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. We have made these forward-looking statements based on our current expectations and projections about future events. The statements include but are not limited to statements regarding:

•	our plans to grow our business and customer base;
•	our ability to respond to new market development;
•	our expectations that our revenues will continue to increase;
•	our belief in the sufficiency of our cash flows to meet our needs for the next year;
•	our plans to continue to expand our international presence;
•	our expectations regarding our future product mix;
•	our intended use of proceeds from this offering; and
•	continued or expected growth within our target markets.

These statements may be under the captions “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and in other sections of this prospectus. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the caption entitled “Risk Factors.” Many of these factors are beyond our ability to predict or control. You should specifically consider the numerous risks outlined under “Risk Factors.”

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. You should not put undue reliance on any forward looking statement. Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any of these forward-looking statements after the date of this prospectus.

USE OF PROCEEDS

Assuming an initial public offering price of $       per share (the midpoint of the range set forth on the cover page of this prospectus), we estimate that we will receive net proceeds from this offering of approximately $       million, or approximately $       million if the underwriters exercise their over-allotment option in full, after deducting the underwriting discount and commissions and estimated offering expenses payable by us. A $1.00 increase (decrease) in the assumed initial public offering price of $       per share would increase (decrease) the net proceeds to us from this offering by approximately $      , assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds as follows:

•	Up to $ for repayment of the January 2011 bridge loan (including accrued interest), to the extent that the lenders do not convert the principal of such loan into shares of our common stock at the closing of this offering;
•	$37,500 for payment of accrued management fees to the Evolution Funds; and
•	the remainder for general corporate purposes, including working capital and capital expenditures.

We will use a portion of the net proceeds of this offering to repay the entire $999,686 principal amount of the bridge loan (to the extent that such bridge loan is not converted into shares of our common stock) and all interest thereon at the rate of 8% per annum. The bridge loan matures on the earlier of October 31, 2011 and consummation of this offering or an M&A Transaction, as defined in that agreement. We used the proceeds of the bridge loan for working capital purposes.

We will use a portion of the net proceeds of this offering to pay accrued management fees to the Evolution Funds, which are affiliated with certain of our current and former directors. See “Certain Relationships and Related Party Transactions.”

We may also use a portion of the net proceeds to acquire or invest in companies and technologies that we believe will complement our business, although we currently do not have any acquisition or investment planned. We will have broad discretion in the way that we use the net proceeds of this offering. The amounts that we actually spend for the purposes described above may vary significantly and will depend, in part, on the timing and amount of our future revenues.

Any net proceeds of this offering not deployed for the repayment of indebtedness, or for acquisitions shall be used for general corporate purpose, including working capital and capital expenditures.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We do not intend to pay any dividends in the foreseeable future and currently intend to retain all future earnings to finance the operation of our business and to expand our business. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, contractual restrictions, financial condition and future prospects and other factors our board of directors may deem relevant. As described below under “Business — Material Relationships,” we are party to an agreement with Kreos Capital III Limited, pursuant to which we are required to pay Kreos an amount equal to 2% of: (i) any dividend or distribution we make; and/or (ii) the net amount paid to our shareholders resulting from our liquidation, dissolution or winding up, or from our grant of an exclusive license, conveyance or disposal of all or a significant portion of, our property (including intellectual property) or business, or resulting from a merger consolidation with any other corporation, limited liability company or other entity; and/or (iii) the amount of any repayment of shareholder loans (whether or not related to the holdings of our securities).

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2011:

•	on an actual basis; and
•	on a pro forma basis, after giving effect to the: (i) conversion upon closing of this offering of all outstanding shares of our preferred stock into shares of common stock, and (ii) conversion upon the closing of this offering of all of our outstanding convertible loans into shares of common stock based upon an initial public offering price of $ per share (the mid-point of the range set forth on the cover page to this prospectus); and
•	on a pro forma basis as adjusted basis to give effect to the pro forma adjustments described above and the issuance by us of shares of common stock pursuant to this offering at an assumed initial public offering price of $ per share (the midpoint of the range set forth on the cover page of this prospectus), and the receipt by us of estimated net proceeds of $ after deducting the underwriting discount and commissions and the estimated offering expenses.

This table does not give effect to a 1-for-       reverse stock split that we intend to effect prior to the consummation of this offering.

This table should be read in conjunction with “Selected Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto appearing elsewhere in this prospectus.

	As of June 30, 2011
	Actual	Pro Forma (unaudited)	Pro Forma, as Adjusted (unaudited)
	(in thousands, except per share data)
Total debt	$1,495
Stockholders’ equity:
Series A Preferred Stock, $0.01 par value per share, 1,674,900 shares authorized, actual, and zero shares authorized, pro forma and pro forma as adjusted, 1,674,900 shares issued and outstanding, actual, and zero shares issued and outstanding, pro forma and pro forma as adjusted	17
Series A-1 Preferred Stock, $0.01 par value per share, 47,635 shares authorized, actual, and zero shares authorized, pro forma and pro forma as adjusted, 47,635 shares issued and outstanding, actual, and zero shares issued and outstanding, pro forma and pro forma as adjusted	*
Series B Preferred Stock, $0.01 par value per share, 2,453,450 shares authorized, actual, and zero shares authorized, pro forma and pro forma as adjusted, 2,400,306 shares issued and outstanding, actual, and zero shares issued and outstanding, pro forma and pro forma as adjusted	24
Series B-1 Preferred Stock, $0.01 par value per share, 75,500 shares authorized, actual, and zero shares authorized, pro forma and pro forma as adjusted, 75,500 shares issued and outstanding, actual, and zero shares issued and outstanding, pro forma and pro forma as adjusted	1
Series C Preferred Stock, $0.01 par value per share, 880,000 shares authorized, actual, and zero shares authorized, pro forma and pro forma as adjusted, 73,634 shares issued and outstanding, actual, and zero shares issued and outstanding, pro forma and pro forma as adjusted	1

	As of June 30, 2011
	Actual	Pro Forma (unaudited)	Pro Forma, as Adjusted (unaudited)
	(in thousands, except per share data)
Series D Preferred Stock, $0.01 par value per share, 3,600,000 shares authorized, actual, and zero shares authorized, pro forma and pro forma as adjusted, 2,102,701 shares issued and outstanding, actual, and zero shares issued and outstanding, pro forma and pro forma as adjusted	21
Common Stock, $0.01 par value per share, 20,100,000 shares authorized, actual, pro forma and pro forma as adjusted, 750,913 shares issued and outstanding, actual, and shares issued and outstanding, pro forma and shares issued and outstanding, pro forma as adjusted	7
Additional paid-in capital	8,041
Accumulated deficit	(13,793)
Total stockholders’ deficit	(5,681)
Total capitalization	$(7,176)	$

*	Represents an amount lower than 1.

DILUTION

Our pro forma consolidated net tangible book value as of June 30, 2011 was $    , or $     per share of common stock. Pro forma consolidated net tangible book value per share represents consolidated tangible assets, less consolidated liabilities, divided by the aggregate number of shares of common stock outstanding, assuming (i) conversion upon closing of this offering of all outstanding shares of our preferred stock into       shares of common stock, and (ii) conversion upon the closing of this offering of all of our outstanding bridge notes into         shares of common stock based upon an initial public offering price of $     per share (the mid-point of the range set forth on the cover page to this prospectus). Following the sale by us of the       shares of common stock in this offering at an assumed initial public offering price of $     per share (the midpoint of the range set forth on the cover page of this prospectus) and the receipt and application of the net proceeds of $    , and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma consolidated net tangible book value at June 30, 2011, as adjusted, would have been $     or $     per share. This represents an immediate increase in pro forma consolidated net tangible book value to existing stockholders of $     per share and an immediate dilution to new investors of $     per share. Dilution per share represents the difference between the price per share to be paid by new investors for the shares of common stock sold in this offering and the pro forma consolidated net tangible book value per share immediately after this offering. This discussion does not give effect to a 1-for-   reverse stock split that we intend to effect prior to the consummation of this offering.

The following table illustrates this per share dilution:

Assumed initial public offering price	$
Pro forma consolidated net tangible book value per share as of June 30, 2011
Increase in pro forma net tangible book value per share attributable to new investors
Pro forma consolidated net tangible book value per share, as adjusted for this offering
Dilution per share to new investors	$

A $1.00 increase (decrease) in the assumed initial public offering price of $       per share (the midpoint of the range set forth on the cover page of this prospectus), would increase (decrease) our pro forma consolidated net tangible book value after this offering by $       and the dilution per share to new investors by $      , in each case assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

The following table sets forth the number of shares of common stock purchased, the total consideration paid, or to be paid to us, and the average price per share paid, or to be paid, by existing stockholders and by the new investors, at an assumed initial public offering price of $       per share, the midpoint of the range set forth on the cover page of this prospectus, before deducting underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders		%	$	%	$
New investors in this offering
Total		100%	$	100%

The foregoing tables exclude (i)      shares of common stock reserved for issuance under our equity incentive plans, of which options to purchase     shares of common stock at a weighted average exercise price of $     per share had been granted and were outstanding as of June 30, 2011, and (ii)     shares of common stock reserved for issuance upon the exercise of warrants, of which warrants to purchase     shares of common stock at a weighted average exercise price of $       per share had been granted and were outstanding as of June 30, 2011. To the extent these options are exercised, there will be further dilution to new investors.

If the underwriters’ over-allotment option to purchase common stock is exercised in full, the pro forma consolidated net tangible book value after giving effect to this offering would be $       per share, and the dilution in pro forma consolidated net tangible book value per share to investors in this offering would be $       per share.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that are subject to known and unknown risks and uncertainties. Actual results and the timing of events may differ significantly from those expressed or implied in such forward-looking statements due to a number of factors, including those set forth in the section entitled “Risk Factors” and elsewhere in this prospectus.

Overview

We design, develop and sell software solution and services that assists users in generating grammatically correct and well-written English content. Since we launched our first software version, we believe that we have become a global leader in the field of English writing solutions and text enhancement. Our software is based on our highly sophisticated rule based and statistical algorithms and uses NLP technologies. This allows our software to scan thousands of user-generated text passages and user emails regularly and continually “learn” the way the human mind works when a user is writing. As a result, our technology not only provides enhanced English writing content but also continually refines itself to reflect the most accurate and natural usage of the English language.

Our solutions have been downloaded broadly worldwide and we believe that our well-established marketing and distribution networks provide us with a broad global presence as well as access to an addressable international market. Prices and license fees for our software vary based on the type of customization package to be purchased and length of the license period. Our prices and fees range from $30 to $300, with a weighted average price of $100.

Our free trial version of WhiteSmoke 2011 is limited in either features or usage time and is bundled with third-party toolbars and applications, typically used in conjunction with an Internet browser. In our bundled search application business, toolbar and other applications downloads generate revenues (based on advertising search revenues which support the bundled search applications business) from toolbar and other applications companies in the form of one-time payments per download. Historically, our primary monetization partner had paid us one-time bounty payments per download in the United States. In August 2011, however, we entered into a promotion and distribution agreement directly with Google, Inc. who will pay us a one-time bounty payment per download. Our engagement with our prior primary monetization partner terminated in July 2011. These monetization partners and applications companies account for approximately 31% and 73% of our revenues for the year ended December 31, 2010 (restated) and the six months ended June 30, 2011, respectively.

Our 2009 and 2010 financial statements and stockholder’s deficit as of January 2009 have been restated to give effect to a correction of a clerical error in our revenue recognition (see Note 2 to our consolidated financial statements).

Revenues

We derive our revenues in part from customers (mostly end-users) who pay to license our software. Our primary pricing model is based on sales of our flagship WhiteSmoke Writer, which we sell for approximately $100 per unit.

During 2010, we commenced generating revenues using a bundled search application model. Under this model, we generate additional revenues through the distribution of a free trial version of our software with which a user can download a third-party toolbar or other applications. We obtain revenues (per download) as a result of downloads of the third-party toolbar or other applications. We intend in the future to distribute WhiteSmoke branded toolbars which will allow users to activate our solution directly from the toolbar.

As described below under “Business — Material Relationships,” we entered into a Promotion and Distribution Agreement with Google, Inc. in August 2011 while our engagement with Zugo Limited terminated in July 2011. As a result of this transition, we expect a temporary decline in our revenues for the third quarter of 2011.

Costs and Expenses

Cost of Revenues

Cost of revenues consists of fees we pay to our support team, transportation costs related to the delivery of compact discs containing our software to clients, and credit card commissions, as well as maintenance of our servers.

Operating Expenses

Operating expenses consist of selling and marketing expenses (mainly media costs), research and development expenses, and general and administrative expenses. The largest component of our operating expenses is media costs, which were approximately 28% and 58% of our operating expenses for the year ended December 31, 2010 and the six months ended June 30, 2011, respectively. Personnel costs consist of salaries, benefits, and incentive compensation for our employees, including commissions for sales people. Personnel costs are categorized in our statements of operations based on each employee’s principal function.

Research and development expenses consist primarily of costs for personnel involved in research and development activities. Selling and marketing expenses primarily consist of costs related to media costs and sales and marketing personnel, as well as commissions paid to our sales team. General and administrative expenses primarily consist of personnel costs for our management, as well as other expenses such as accounting and legal expenses.

We expect that our operating expenses will increase over time as we grow our business but at a slower pace than our revenue growth. We expect to continue to expand our sales force, hire new employees and build our network infrastructure to support our growth. However, if we are unable to increase our revenues as expected, or need to increase our operating expenses beyond our expectations in order to maintain our competitive position, our operating margins may decrease.

We believe that our general and administrative expenses following the completion of this offering will increase as a result of becoming a public company. This increase will be due to, among other things, the cost of filing annual and quarterly reports with the SEC, increased audit fees, consulting fees, investor relations, directors’ fees, directors’ and officers’ insurance, legal fees, registrar and transfer agent fees and other costs that we might not have incurred as a private company.

Financial Expenses, net

In addition to our operating expenses, we record financial expenses, net, which for the years ended December 31, 2009 and 2010 and for the six months ended June 30, 2011 consisted of: (i) changes in fair value of the 2009 convertible loan, (ii) amortization of discount and premium on loans and deferred charges related to the 2010 and 2011 convertible loan and related to the long term loan, (iii) change in fair value of embedded derivatives liability related to the long term loan, (iv) changes in fair value of embedded derivatives related to the 2010 convertible loan, (v) cancellation of embedded derivatives liability related to the long term loan, (vi) change in fair value of warrants related to the long term loan and 2011 convertible loan, (vii) interest expenses, (viii) foreign currency adjustments, net and (ix) bank charges. We expect financial expenses to decrease as we expect to repay our loans out of the proceeds of this offering.

Taxes on income (tax benefit)

Taxes on income (tax benefit) consists principally of Israeli tax on the income of our Israeli subsidiary and changes in uncertain tax positions and current income taxes.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operation are based on our financial statements, which have been prepared in conformity with U.S. GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We evaluate these estimates on an on-going basis. We base our estimates on our historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amount values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Under U.S. GAAP, when more than one accounting method or policy or its application is generally accepted, our management selects the accounting method or policy that it believes to be most appropriate in the specific circumstances. Our management considers some of these accounting policies as critical. A critical accounting policy is an accounting policy that management believes is both most important to the portrayal of our financial condition and results and requires management’s most difficult subjective or complex judgment, often as a result of the need to make accounting estimates about the effect of matters that are inherently uncertain. While our significant accounting policies are discussed in note 2 to our financial statements, included elsewhere in this prospectus, we believe the following accounting policies to be critical:

Revenue recognition

We enter into perpetual license arrangements where hosted software applications are provided with one year maintenance. Revenue is recognized for these arrangements based on the provisions of ASC 605, “Revenue Recognition”. Revenue related to perpetual license and hosting services is recognized over the estimated customer relationship period commencing at the point when the end-user is provided access to the hosted software. We currently estimate the customer relationship period at four years. The revenues are recognized based on estimate usage patterns and attrition rates over the customer relationship period. We continually track usage patterns, and as we gather more user information, we could revise this estimated useful life. If the useful life of the perpetual license is demonstrated to be shorter or longer than four year the current estimated life or usage patterns will be different; we would recognize revenues earlier or later. From June, 2011, we have revised our form of license agreement to provide for our support and connectivity obligations to cease on the first anniversary of purchase (or, for certain licenses, shorter or longer periods). Revenues under the new term based agreements will be recognized over the contractual term of the support and connectivity obligation.

For our software related license and services arrangements, we evaluate each of these criteria as follows:

Evidence of an arrangement:  We consider a clicking on “acceptance” of the agreement terms to be evidence of an arrangement.

Delivery:  Delivery is considered to occur when the license key is sent via email to the customer or alternatively the customer is given access to download the licensed key.

Fixed or determinable fee:  Fees are consider to be fixed and determinable at the time of sale. Customers are charged immediately through credit cards. In addition, the fees are subject to a 30-day refund. We record a provision for returns and chargebacks based on our historical experience.

Collection is reasonably assured:  We are subject to a minimal amount of collection risk related to our customers as collection is primarily obtained through credit card sales.

In accordance with ASC 605-25 revenues on multiple-element agreements can be allocated between the elements based on each element’s relative fair value, provided that each element meets specified criteria as a separate element. If the fair value of each element cannot be objectively determined, and the only undelivered elements are services, the total value of the arrangement is recognized over the longer service period to the extent that all services have begun to be provided.

Our software is a client-server application, hosted on our servers located in the United States. An end-user accesses our software via an Internet connection in multiple ways: by highlighting the text which he wants to process using our software and pressing the F2 button on his keyboard; in Microsoft Word, by clicking a toolbar button; or in Microsoft Outlook, by responding to a prompt upon sending an email. These actions, performed on the user’s computer (the client in the client server relationship), send information to be analyzed to our servers, where such analysis occurs. A user does not take ownership or possession of the software but purchases a perpetual software license. As of June 2011, licenses purchased are useable for a certain period of time. The user cannot run our software without connecting through the Internet to our servers.

The Company recorded a provision based on its historical experience for refunds and chargebacks. The provision has been deducted from revenues and amounted to $4 thousand, $14 thousand and $(1 thousand) for the years ended December 31, 2009 and 2010 and for the six months ended June 30, 2011, respectively. The provision in the amount of $57 thousand, $71 thousand and $70 thousand as of December 31, 2009 and 2010 and June 30, 2011, respectively is presented as a short term liability.

The Company leverages media affiliates to market its products. In accordance with ASC 605-45, “Principal Agent Considerations” (“ASC 605-45”), revenues generate from these transactions are recorded on a gross basis and the advertisement costs paid to the media affiliates are recorded as selling and marketing expenses. The Company further leverages resellers and other distribution channels to distribute its products and services. Agreements with resellers do not include return, exchange, refund or price protection provisions. Revenues are recognized net, based on licenses allocated to the resellers and fees paid by the reseller. Revenues are recognized when the end user activates the license and throughout the customer relationship period.

Users access our free trial version by downloading it from one of our hosted landing pages (on the whitesmoke.com domain), using direct download links from third-party sites or from one of our affiliates. The trial version is limited for a short period of time and sometimes also in features and is generally used similarly to our paid version. The toolbar and other applications are downloaded during the installation of the free trial via an opt-in screen; the user can choose not to download the toolbar and/or the application. WhiteSmoke is not committed to provide support or services regarding the toolbar as that responsibility lies solely in the hands of the third-party monetization company which provides WhiteSmoke with the toolbar. Payments received from toolbar monetization companies for download of their toolbars or payment received from application companies for download of their application, based on per-download payment (or in the future, may be based on a revenue share arrangement), are recognized as bundled search application revenue in accordance with the ASC 605, “Revenue Recognition.” Accordingly, revenue is recognized when all of the following conditions are satisfied: (1) there is persuasive evidence of an arrangement — evidence of an arrangement is satisfied by an agreement with the applicable vendor; (2) delivery has occurred — delivery is considered to occur upon the end-user’s download of the toolbar or application; (3) the fee is fixed or determinable — fixed fees for end-user download are stipulated in the agreement with the vendors and (4) collection is reasonably assured — collection is deemed to be reasonably assured based on the market and industry and our own experience with the vendor and the stipulated short payment terms (typically 15 to 30 days after the end of each month).

Accounting for Stock-based Compensation

We account for stock-based compensation in accordance with, ASC 718, “Stock Compensation” (“ASC 718”), which requires the measurement and recognition of compensation expenses based on estimated fair values for all stock-based awards made to employees, directors and non employees.

The Company applies ASC 718 and ASC 505-50, “Equity-Based Payments to Non-Employees” (“ASC 505-50”) with respect to options and warrants issued to non-employees. ASC 718 requires the use of option valuation models to measure the fair value of the options and warrants and to be recognized over the service period.

For the purpose of valuing options granted to our employees, non-employees and directors and officers, we used the Binomial options pricing model. To determine the risk-free interest rate, we utilized the U.S. Treasury yield curve in effect at the time of grant with a term consistent with the expected term of our awards. The sub-optimal exercise multiple is based on sub-optimal exercise multiple for publicly traded industry peers as we do not have sufficient history for our common stock. The expected dividend yield reflects our current and expected future policy for dividends on its common stock. The expected stock price volatility for our stock options is calculated by examining historical volatilities for publicly traded industry peers as we do not have sufficient trading history for our common stock. We will continue to analyze the expected stock price volatility and expected term assumptions as more historical data for our common stock becomes available. We evaluated the common stock based on the market approach using the weighted average of certain scenarios, including an IPO scenario, based on probabilities determined by management.

Compensation expense related to performance-based options are recognized when performance is probable according to ASC 718.

No grants were made in 2009 or 2010. On March 31, 2011, we granted options to purchase 481,000 shares of our common stock with an exercise price of $1.14. The fair value of the company’s common stock at the grant date for options issued on March 31, 2011 is $1.18. Options to purchase 468,000 shares of our common stock were granted to employees, and options to purchase 13,000 shares of our common stock were granted to non-employees. Out of the 468,000 options granted to employees, 329,000 are conditioned upon the occurrence of an IPO. The performance conditioned options have a graded vesting term of three years (60% after one year from an IPO, 20% after two years and additional 20% after three years). Compensation expense will be recorded throughout the applicable vesting period, commencing with the occurrence of an IPO. The fair value of the options granted on March 31, 2011 amounted to $0.096 million (excluding the performance based options).

Convertible loans

We irrevocably elected to initially and subsequently measure the convertible loan issued in 2009 entirely at fair value, in accordance with ASC 825-10. As a result, we will not separate the embedded derivative instrument from the host contract and account for it as a derivative instrument. The convertible debentures are subject to re-measurement at each balance sheet date, and any change in fair value is recognized as a component of financial expense, net in the statements of operations. We estimate the fair value of this convertible loan at the respective balance sheet dates using weighted probability analysis on all scenarios under the loan. The scenarios were estimated using the Black-Scholes option-pricing model or by present value of returns to lenders under the possible future scenarios of the loan. We use a number of assumptions to estimate the fair value, including the remaining contractual terms of the convertible loan, risk-free interest rates, expected dividend yield and expected volatility of the price of the underlying common stock. These assumptions could differ significantly in the future.

During 2009, we recorded financial expense of $0.02 million to reflect the increase in the fair value of the 2009 convertible loan compared to a financial expense of $0.06 million recorded during the year ended December 31, 2010. In addition, the Company recorded a loan commitment liability in the amount of $0.01 million which was cancelled during 2010 upon the occurrence of such conversion into shares on October 15, 2010.

We accounted for the convertible loan issued in 2010 in accordance with ASC 470-20 and ASC 815. As a result, we allocated the proceeds received after the deduction of the second installment loan commitment which is presented at fair value, between the convertible debt, third installment loan commitment and the warrants based on the relative fair values of the instruments at the time of issuance and the features qualify as embedded derivative instruments at issuance are accounted for separately from the debt instrument and recorded as derivative instrument liabilities. The fair value assigned to the embedded derivative liability and the second installment loan commitment were marked to market in each reporting period. We estimate the fair value of the embedded derivative at the respective balance sheet dates using the Black-Scholes option-pricing model or by present value of the returns to lenders under the possible future scenarios of the loan. We use a number of assumptions to estimate the fair value, including the remaining contractual terms of the convertible loan, risk-free interest rates, expected dividend yield and expected volatility of the price of the underlying common stock. We estimated the fair value of the second installment loan commitment at the respective balance sheet dates using the difference between present value of the installment calculated by the interest extracted from the loan condition and the present value of the installment calculated by the market rate interest. These assumptions could differ significantly in the future.

The convertible loan issued in 2010 was converted into shares on October 15, 2010. The Company received proceeds in three installments, and recorded a loan commitment in the amount of $0.07 million and $0.02 million related to the second and third installment, respectively, which were satisfied upon the occurrence of those commitments. In addition, on the commitment date the Company recorded a warrant in the amount of $0.14 million and an embedded derivative in the amount of $0.19 million which was cancelled upon conversion.

We accounted for the convertible loan issued in 2011 in accordance with ASC 470-20 and ASC 815. As a result, the warrants were classified as a liability instrument and measured at fair value. The fair value assigned to the warrants amounted to $0.33 million and was marked to market in each reporting period and changes in fair value of $0.12 million were recorded in financial expenses during the six months ended on June 30, 2011. The features that qualify as embedded derivative instruments at issuance are accounted for separately from the debt instrument and recorded as derivative instrument liabilities. The fair value assigned to the embedded derivative liability was marked to market in each reporting period. We estimate the fair value of the embedded derivative at the respective balance sheet dates using the Black-Scholes option-pricing model or by present value of the returns to lenders under the possible future scenarios of the loan. We use a number of assumptions to estimate the fair value, including the remaining contractual terms of the convertible loan, risk-free interest rates, expected dividend yield and expected volatility of the price of the underlying common stock.

In addition, we measured and recorded the beneficial conversion feature on the commitment date. The beneficial conversion feature was recorded as additional paid-in-capital. The intrinsic value of the feature was calculated on the commitment date using the effective conversion price. This intrinsic value is limited to the portion of the proceeds allocated to the convertible loan.

Liability in Respect of Warrants and embedded derivatives

In 2010 and 2011, we issued convertible notes which included embedded derivatives. In addition, in 2008, we issued warrants that included an anti-dilution mechanism. In 2009 and 2010, as part of the amendment of a long secured loan, we issued additional embedded derivatives (payment of one-time fixed amount in case of an M&A transaction and a fixed percentage in case of liquidation). During the six months ended June 30, 2011, we issued a convertible note which included embedded derivatives and warrants. In accordance with ASC 815, we classified these embedded derivatives and warrants as a liability at their fair value. The embedded derivatives and warrant liabilities are remeasured at each reporting period until exercised, cancelled or expired. Changes in the fair value of the embedded derivatives and the 2011 warrants are reported in the Statements of Operations as financial income or expense.

During the year ended December 31, 2009, we recorded finance income of $0.13 million to reflect the decrease in the fair value of the warrants. During the year ended December 31, 2009, we recorded a financial expenses of $0.02 million to reflect the increase in the fair value of the embedded derivatives liability compared to financial expenses of $0.004 million during the year ended December 31, 2010. During the six months ended June 30, 2011, we recorded an expense of $0.12 million to reflect the increase in the fair value of the warrants.

We estimate the fair value of these embedded derivatives and warrants at the respective balance sheet dates using the Black-Scholes option-pricing model or by present value of the returns to lenders under the possible future scenarios of the loan. We use a number of assumptions to estimate the fair value, including the remaining contractual terms of the warrants, risk-free interest rates, expected dividend yield and expected volatility of the price of the underlying common stock. These assumptions could differ significantly in the future, thus resulting in variability of the fair value which would impact the results of operations in the future.

Taxes on income (tax benefit)

As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves management estimating our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets, which are included within our consolidated balance sheet. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income and, to the extent we believe that recovery is not more likely than not, we must establish a valuation allowance. Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and any valuation allowance recorded against our net deferred tax assets. At December 31, 2010, we have fully offset our U.S. net deferred tax asset with a valuation allowance. Our lack of earnings history and the uncertainty surrounding our ability to generate U.S. taxable income prior to the expiration of such deferred tax assets were the primary factors considered by management in establishing the valuation allowance.

ASC 740, “Income Taxes” prescribes how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return. Additionally, for tax positions to qualify for deferred tax benefit recognition under ASC 740, the position must have at least a “more likely than not” chance of being sustained upon challenge by the respective taxing authorities, which criteria is a matter of significant judgment.

We are taxed under U.S. tax law. Our Israeli subsidiary is taxed under the Israeli income Tax Ordinance and the Income Tax (Inflationary Adjustments) Law, 1985. Results of our Israeli subsidiary for tax purposes are measured and reflected in real terms in accordance with the changes in the Israeli Consumer Price Index. The difference between the rate of change in Israeli CPI and the rate of change in the NIS/U.S. dollar exchange rate causes a difference between taxable income or loss and the income or loss before taxes reflected in the financial statements. In accordance with ASC 740-10 (or paragraph 9(f) of FAS 109), we have not provided deferred income taxes on this difference between the reporting currency and the tax bases of assets and liabilities.

Impact of recently issued accounting standards:

In January 2010, the FASB issued Accounting Standards Update “ASU” No. 2010-06, “Improving Disclosures about Fair Value Measurements”, which requires disclosures about inputs and valuation techniques used to measure fair value, as well as disclosures about significant transfers, beginning in the first quarter of 2010. Additionally, these amended standards require presentation of disaggregated activity within the reconciliation for fair value measurements using significant unobservable inputs (Level 3) beginning in the first quarter of 2011. The adoption of the effective portions of this ASU did not have a material impact on our consolidated financial position, results of operations or cash flows. We adopted Level 3 reconciliation disclosures in the first quarter of 2011.

In February 2010, the FASB issued ASU No. 2010-09, Subsequent Events (“ASU No. 2010-09”). The amendment removes the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. The amendment is effective upon issuance.

In October 2009, the FASB issued a new accounting standard, ASU No. 2009-13 “Multiple-Deliverable Revenue Arrangements,” which provides guidance for arrangements with multiple deliverables. Specifically, the new standard requires an entity to allocate consideration at the inception of an arrangement to all of its deliverables based on their relative selling prices. In the absence of the vendor-specific objective evidence or third-party evidence of the selling prices, consideration must be allocated to the deliverables based on management's best estimate of the selling prices. We adopted ASU 2009-13 in the first quarter of 2011. The adoption of ASU 2009-13 has no material impact on our result of operations.

Six Months Ended June 30, 2011 Compared with Six Months Ended June 30, 2010

Revenues

Revenues increased by $4.73 million, or 244%, from $1.94 million for the six months ended June 30, 2010 to $6.67 million for the six months ended June 30, 2011. The growth in total revenues is attributable to our new bundled search application model, which relies on downloads of third-party toolbars and third party applications.

The revenues from the license of our software decreased by $0.15 million, or 8%, from $1.94 million for the six months ended June 30, 2010 to $1.79 million for the six months ended June 30, 2011. Our bundled search application revenues increased by $4.88 million from $0 for the six months ended June 30, 2010 to $4.88 million for the six months ended June 30, 2011.

Our bundled search application revenues for the six months ended June 30, 2011 accounted for 73% of our total revenues as compared with 0% for the six months ended June 30, 2010. This change is primarily attributable to the fact that we incorporated the new bundled search application model into our business at the beginning of the third quarter of 2010.

Revenue Type	Six months ended June 30, 2010 Revenues ($ millions)	Six months ended June 30, 2010 Percentage of Revenue	Six months ended June 30, 2011 Revenues ($ millions)	Six months ended June 30, 2011 Percentage of Revenue
Software related license and services	$1.94	100%	$1.79	26.8%
Bundled search application revenue	$—	—	$4.88	73.2%
Total	$1.94	100%	$6.67	100%

Cost of Revenues

Our cost of revenues increased by $0.02 million to $0.32 million for the six months ended June 30, 2011 as compared to $0.30 million for the same period in 2010. The cost of revenue did not increase as a result of the increases in our bundled search application revenue because there is no incremental cost to us relating to the bundled search application business.

Gross Profit

Our gross profit increased by $4.7 million from $1.64 million for the six months ended June 30, 2010 to $6.34 million for the six months ended June 30, 2011. As a percentage of total revenues, gross profit accounted for 95.2% for the six months ended June 30, 2011 compared to 84.5% for the six months ended June 30, 2010. Our gross margin on software related license and services sales for the six months ended June 30, 2011 was 82% compared to 84.2% for the six months ended June 30, 2010. Gross margins from bundled search application were approximately 100% for the six months ended June 30, 2011. The improvement in gross profit while increasing the gross margin was mainly the result of the commencement of our bundled search application business in 2010.

Gross Margins

Revenue Type	Six months ended June 30, 2011
Software related license and services	82.0%
Bundled search application revenue	100.0%
Average Gross Margin	95.2%

Research and Development Expenses

Research and development expenses for the six months ended June 30, 2011 increased by $0.03 million from $0.45 million for the six months ended June 30, 2010 to $0.48 million for the same period in 2011. The increase is due to two new employees and outsourcing of research and development services.

Selling and Marketing Expenses, Net

Selling and marketing expenses, net increased by $4.36 million to $5.87 million for the six months ended June 30, 2011 from $1.51 million for the same period in 2010. The increase primarily resulted from the decision made by our management to focus on sales and marketing by expanding our call center team (from 1 employee to 24 employees as of June 30, 2010 and 2011, respectively), resulting in an increase of $0.66 million and increasing our media costs due to our new bundled search applications model of approximately $3.67 million.

General and Administrative Expenses

General and administrative expenses increased by $0.19 million to $0.44 million for the six months ended June 30, 2011 from $0.25 million for the same period during 2010. The main reasons for the increase was the increase in salary expenses due to bonuses, a new employee and salary raises ($0.13 million), increases in restricted shares and option expenses ($0.01 million) and additional social security expenses ($0.02 million).

Operating Loss

As a result of the foregoing, we recorded a $0.45 million operating loss for the six months ended June 30, 2011, compared to an operating loss of $0.57 million for the six months ended June 30, 2010.

Financial Expenses, Net

Financial expenses, net increased by $0.77 million to $0.95 million for the six months ended June 30, 2011 from $0.18 million for the same period during 2010.

For the six months ended June 30, 2011, financial expenses, net consisted mainly of amortization of discount on loans and issuance costs ($0.65 million), changes in the fair value of the warrants related to the 2011 convertible notes ($0.12 million),amortization of interest ($0.11 million), bank fees ($0.01 million) and foreign exchange adjustments, net ($0.05 million).

For the six months ended June 30, 2010, financial expenses, net consisted mainly of changes in the fair value of the 2009 convertible loans (financial income of $0.14 million), amortization of discount on loans and issuance expenses ($0.26 million), interest ($0.06 million) and bank charges ($0.01 million).

Taxes on Income (Tax Benefit)

Taxes on income were $0.05 million for the six months ended June 30, 2011 compared to $0.04 million for the six months ended June 30, 2010. For the six months ended June 30, 2011 the expense is due to the current year tax expense ($0.02 million) and the changes in our uncertain tax positions ($0.03 million). For the six months ended June 30, 2010, the expense is due mainly to the current year tax and current year true-up ($0.03 million).

Net Loss

We recorded a net loss of $1.45 million for the six months ended June 30, 2011 and a net loss of $0.79 million for the six months ended June 30, 2010

Twelve Months Ended December 31, 2010 Compared with Twelve Months Ended December 31, 2009

Revenues

Revenues increased by $1.73 million, or 48.5%, from $3.57 million in 2009 (restated) to $5.30 million in 2010 (restated). The growth in total revenues in 2010 as compared to 2009 is primarily attributable to our new bundled search application model, which relies on downloads of third-party toolbars.

The revenues from the license of our software increased by $0.08 million, or 2.2%, from $3.57 million in 2009 (restated) to $3.65 million in 2010 (restated). Our bundled search application revenues increased by $1.65 million from $0 in 2009 to $1.65 million in 2010.

Our bundled search application revenues in 2010 accounted for 31.1% of our total revenues as compared with 0% in 2009. This change is primarily attributable to the fact that we incorporated the new bundled search application model into our business at the beginning of the third quarter of 2010.

Revenue Type	2009 Revenues (restated) ($ millions)	2009 Percentage of Revenue	2010 Revenues (restated) ($ millions)	2010 Percentage of Revenue
Software related license and services	$3.57	100%	$3.65	68.9%
Bundled search application revenue	$0.00	0%	$1.65	31.1%
Total	$3.57	100%	$5.30	100%

Cost of Revenues

Our cost of revenues decreased by $0.06 million to $0.60 million for the twelve months ended December 31, 2010 as compared to $0.66 million for the same period in 2009. The decrease is due to improved terms with some of our vendors. The cost of revenue did not increase as a result of the increases in our bundled search application revenue because there is no incremental cost to us relating to the bundled search application business.

Gross Profit

Our gross profit increased by $1.79 million from $2.91 million in 2009 (restated) to $4.70 million in 2010 (restated). As a percentage of total revenues gross profit accounted for 88.7% in 2010 (restated) compared to 81.5% in 2009 (restated). Our gross margin on software related license and services sales in 2010

(restated) was 83.6% compared to 81.5% in 2009 (restated). Gross margins from our bundled search application business were approximately 100% in 2010. The improvement in gross profit while increasing the gross margin was mainly the result of the commencement of our bundled search application business in 2010 as well as improved terms with some of our vendors.

Gross Margins

Revenue Type	2010 (restated)
Software related license and services	83.6%
Bundled search application revenue	100.0%
Average Gross Margin	88.7%

Research and Development Expenses

Research and development expenses in 2010 decreased by $0.39 million from $1.19 million in 2009 to $0.80 million in 2010. The decrease was mainly the result of a reduction of 30% in the number of our employees in our research and development team, which amounted to a decrease of $0.21 million, as we focused on marketing and sales. In addition, we had costs related to the Alfabetic transaction during 2009 in the amount of $0.04 million.

Selling and Marketing Expenses, Net

Selling and marketing expenses, net increased by $1.39 million to $4.43 million in 2010 from $3.04 million in 2009. The increase in 2010 resulted from the decision made by our management to focus on sales and marketing by expanding our call center team (from 0 employees to 35 employees), resulting in an increase of $0.39 million and increasing our media costs due to our new search business model of toolbar downloads of approximately $1.0 million.

General and Administrative Expenses

General and administrative expenses decreased by $0.08 million to $0.53 million in 2010 from $0.61 million in 2009. The main reason for the decrease is a one-time legal expense that was incurred during the acquisition of Alfabetic (A.B.) Technologies Ltd. in 2009 in the amount of $0.04 million and a decrease in management salaries in the amount of $0.01 million.

Operating Loss

As a result of the foregoing, we recorded a $1.06 million operating loss in 2010 (restated), compared to an operating loss of $1.94 million in 2009 (restated), a decrease of $0.88 million. The decrease in 2010 is attributable mainly to an increase in our bundled search application revenues.

Financial Expenses, Net

Financial expenses, net increased by $0.5 million to $0.7 million in 2010 from $0.20 million in 2009 mainly due changes in fair value of the 2009 convertible loan ($0.02 million expense in 2009 and $0.06 million expense in 2010), amortization of discount and premium on loans and deferred charges related to the 2010 convertible loan ($0.04 million expense in 2009 and $0.51 million expense in 2010), change is fair value of embedded derivative liability related to the long term loan ($0.02 million expense in 2010), change in fair value of warrants related to the long term loan ($0.13 million income in 2009), interest expenses ($0.20 million expense in 2009 and $0.12 million expense in 2010).

Taxes on Income (Tax Benefit)

Taxes on income (tax benefit) were $0.03 million in income in 2010 compared to $0.09 million in tax expense in 2009. During 2010, the benefit is due to positive changes in our uncertain tax positions of $0.07 million offset mainly by current year tax expense of $0.04 million. During 2009, the tax expense was due to negative changes in our uncertain tax position of $0.02 million and current year tax expense of $0.07 million.

Net Loss

We recorded a net loss of $1.71 million in 2010 (restated) and $2.22 million in 2009 (restated).

Impact of Exchange Rate Fluctuations on Results of Operations, Liabilities and Assets

Our results of operations, liabilities and assets were mainly impacted by the fluctuations of exchange rates, principally between the U.S. Dollar and the New Israeli Shekel (“NIS”). See “Risk Factors — We anticipate being subject to fluctuations in currency exchange rates because we expect a substantial portion of our revenues will be generated in United States dollars and Euros while a significant portion of our expenses will be incurred in New Israeli Shekels” for a discussion of the risks relating to income and expenses in U.S. Dollars and NIS.

For many years prior to 1986, the Israeli economy was characterized by high rates of inflation and devaluation of the Israeli currency against the U.S. Dollar and other currencies. However, since the institution by the Israeli government of an economic recovery program in 1985, inflation has been significantly reduced and the rate of devaluation has been substantially diminished and in some years reversed.

We believe that inflation in Israel and fluctuations in the U.S. Dollar-NIS exchange rate may have substantial effects on our business and our net income. Increased inflation may increase our NIS costs in Israel including among others salaries of our employees in Israel, costs of communications, subcontractors, rental, financial expenses associated with loans related to the Israeli CPI, and other expenses, which are paid in New Israeli Shekels. A devaluation of the NIS against the U.S. Dollar will reduce our NIS denominated revenues and expenses in U.S. Dollar terms and therefore may positively impact our consolidated net income (losses). Revaluation of the NIS against the U.S. Dollar will increase our NIS denominated revenues and expenses in U.S. Dollar terms and may negatively impact our consolidated net income (losses). See “Risk Factors” for further information. Due to the potential off-set of the effects described above, we cannot evaluate the net impact on our results of operations.

During 2010 and through June 30, 2011, the exchange rate fluctuated from a low of NIS 3.363 to the U.S. Dollar to a high of NIS 3.894 to the U.S. Dollar. The average monthly high and low exchange rates between the NIS and U.S. Dollar during the most recent six months, as published by the Bank of Israel, were as follows:

MONTH	LOW 1 U.S. Dollar =	HIGH 1 U.S. Dollar =
December 2010	3.549	3.665
January 2011	3.528	3.71
February 2011	3.602	3.713
March 2011	3.481	3.635
April 2011	3.395	3.473
May 2011	3.377	3.538
June 2011	3.363	3.485

The average exchange rate, using the average of the exchange rates on the last day of each month during the period, for each of the five most recent fiscal years and for the six months ended June 30, 2011, was as follows:

Period	Exchange Rate
January 1, 2006 – December 31, 2006	4.4565 NIS/$1
January 1, 2007 – December 31, 2007	4.1081 NIS/$1
January 1, 2008 – December 31, 2008	3.5878 NIS/$1
January 1, 2009 – December 31, 2009	3.9326 NIS/$1
January 1, 2010 – December 31, 2010	3.7330 NIS/$1
January 1, 2011 – June 30, 2011	3.521 NIS/$1

In 2006, the Israeli economy recorded negative inflation of approximately 0.1% where the NIS revalued against the U.S. Dollar by approximately 8.21%. As a result of the revaluation of the NIS, we experienced increases in the costs of our Israel operations, as expressed in U.S. Dollars, in 2006. In 2007, the Israeli economy recorded positive inflation of approximately 3.4% where the NIS revalued against the U.S. Dollar by approximately 9%. We experienced increases in the costs of our Israel operations, as expressed in U.S.

Dollars, in 2007. In 2008, the Israeli economy recorded positive inflation of approximately 3.8% where the NIS revalued against the U.S. Dollar by approximately 1.1%. We experienced increases in the costs of our Israel operations, as expressed in U.S. Dollars in 2008. In 2009, the Israeli economy recorded positive inflation of approximately 3.91%, where the NIS revalued against the U.S. Dollar by approximately 0.7%. As a result of the revaluation of the NIS, we experienced increases in the costs of our Israel operations, as expressed in U.S. Dollars in 2009. In 2010, the Israeli economy recorded positive inflation of approximately 2.7%, where the NIS revalued against the U.S. Dollar by approximately 6%. As a result of the revaluation of the NIS, we experienced increase in the costs of our Israel operations, as expressed in U.S. Dollars in 2010. During the first half of 2011, there has been devaluation of the NIS against the U.S. Dollar by approximately 3.7%.

Governmental and Fiscal Policies which May Affect Our Business

There are still relatively few laws or regulations specifically addressing the Internet. As a result, the manner in which existing laws and regulations should be applied to the Internet in general, and how they relate to our business in particular, is unclear in many cases. Such uncertainty arises under existing laws regulating matters, including user privacy, defamation, pricing, advertising, taxation, gambling, sweepstakes, promotions, content regulation, quality of products and services, and intellectual property ownership and infringement.

However, to resolve some of the current legal uncertainty, it is possible that new laws and regulations will be adopted that will be directly applicable to our activities. Any existing or new legislation applicable to us could expose us to liability, including significant expenses necessary to comply with such laws and regulations, and could dampen the growth in use of the Internet in general. Several new U.S. federal laws have already been adopted that could have an impact on our business. The CAN-SPAM Act of 2003 is intended to regulate spam and create criminal penalties for unmarked sexually-oriented material and emails containing fraudulent headers. The USA Patriot Act is intended to give the government greater ability to conduct surveillance on the Internet by allowing it to intercept communications regarding terrorism and computer fraud and abuse. The Digital Millennium Copyright Act is intended to reduce the liability of online service providers for listing or linking to third-party Websites that include materials that infringe copyrights or other rights of others. The Children’s Online Protection Act, the Children’s Online Privacy Protection Act, and the Prosecutorial Remedies and Other Tools to End Exploitation of Children Today Act of 2003, are intended to restrict the distribution of certain materials deemed harmful to children and impose additional restrictions on the ability of online services to collect user information from minors. In addition, the Protection of Children From Sexual Predators Act of 1998 requires online service providers to report evidence of violations of federal child pornography laws under certain circumstances. Under the U.K. Data Protection Act and the European Union Data Protection Directive, a failure to ensure that personal information is accurate and secure or a transfer of personal information to a country without adequate privacy protections could result in criminal or civil penalties. Such legislation may impose significant additional costs on our business or subject us to additional liabilities. When users visit our website or install and use our software, certain “cookies” (pieces of information sent by a web server to a user’s browser) may be generated by us and our advertisers and may be placed on our customers’ computers. While we believe that our use of cookies does not result in personal identification, it has been argued that Internet protocol addresses and cookies are intrinsically personally identifiable information that is subject to privacy standards. We cannot assure you that our current policies and procedures would meet these restrictive standards. We post our privacy policy and practices concerning the use and disclosure of user data. Any failure by us to comply with our posted privacy policy, Federal Trade Commission requirements or other domestic or international privacy-related laws and regulations could result in proceedings by governmental or regulatory bodies that could potentially harm our business, results of operations and financial condition. In this regard, there are a large number of legislative proposals before the European Union, as well as before the United States Congress and various state legislative bodies regarding privacy issues related to our business. It is not possible to predict whether or when such legislation may be adopted, and certain proposals, if adopted, could harm our business through a decrease in user registrations and revenues. These decreases could be caused by, among other possible provisions, the required use of disclaimers or other requirements before users can utilize our services.

Liquidity and Capital Resources

As of June 30, 2011, we had a working capital deficit of $5.47 million, our current assets to current liabilities ratio was negative 0.17 and we held cash and cash equivalents of $0.20 million.

Our wholly-owned subsidiary, Whitesmoke Israel Ltd., has received funding through a fund of the Israeli Ministry of Industry, Trade and Labor, which provides financial support for exporters in an effort to assist with expenses related to marketing expenses outside of Israel. The funding is equal to 50% of recognized marketing expenses, per a plan filed, during the first year, 40% during the second year and 30% during the third year subject to certain criteria. The funding is only returned to the Ministry through payment of royalties at a rate of 3.5% of the increase in exports resulting from the approved marketing plan, up to 100% of the original funding amount, and bearing interest at six month US Dollar Libor. The repayment period is seven years from each applicable year in which a grant was provided. In 2010 and the first half of 2011, Whitesmoke Ltd., received NIS 0.19 million ($0.05 million) and NIS 0.29 million ($0.08 million), respectively.

In January 2011, we entered into a convertible loan agreement with a group of lenders, including several of our existing shareholders, for an aggregate loan of $999,686. Pursuant to the agreement, should we consummate an initial public offering, or IPO, including this offering, by October 31, 2011, each lender may elect to (i) convert their loan into shares of common stock at the IPO at a 25% discount from the IPO offering price, or (ii) be repaid its portion of the loan. The loan bears interest at a rate of 8% per annum and any interest accrued shall be repayable in cash to the lenders. In connection with the loan, we issued the lenders four-year warrants to purchase five shares of our common stock for every $10 loaned, or an aggregate of 499,843 shares of common stock. These warrants have an exercise price per share equal to, in the event of an IPO consummated by October 31, 2011, 110% of the offering price, in this offering.

In connection with the convertible loan agreements with certain of our preferred shareholders in November 2009 and June 2010, we received loans in an aggregate amount of approximately $1.69 million. In October 2010, the lenders converted the loans into 1,185,646 shares of our Series D Preferred Stock in accordance with the terms of the Convertible Loan Agreement. Additionally, in connection with the Convertible Loan Agreements, each of our preferred shareholders who also participated in our investment round for the purchase of our shares of Series C Preferred stock in June 2009, as well as in the Convertible Loan Agreements, converted their Series C Preferred Shares into a number of Series D Preferred Shares, calculated by dividing their original investment in the Series C investment round by 1.4239.

Pursuant to an agreement in April 2008, with Kreos Capital III Limited, or Kreos, and certain amendments thereto, we were provided with a loan facility in the aggregate amount of $1.50 million. The facility was utilized in full and bears interest at an annual rate of 12% per annum. The loan is repayable in installments ending in May 2012. Until repayment of the loan, we have certain obligations with respect to Kreos, including, the provision of certain financial information, prohibition on entering into commercial loan agreements in excess of $0.05 million without Kreos’ prior written approval, and sales of intellectual property. Approximately $0.76 million of the principal remains outstanding plus interest on the remaining principal as of June 30, 2010. We are also party to a Distribution Agreement with Kreos, pursuant to which we are required to pay Kreos an amount equal to 2% of (i) any dividend or distribution we make and/or (ii) the net amount paid to our shareholders resulting from our liquidation, dissolution or winding up, or from our grant of an exclusive license, conveyance or disposal of all or a significant portion of, our property (including intellectual property) or business, or resulting from a merger or consolidation with any other corporation, limited liability company, or other entity and/or (iii) the amount of any repayment of shareholder loans (whether or not related to the holdings of our securities).

In June 2009 and February 2010, we received loans in the amount of $0.05 million each from one of our stockholders, Plimus, Inc. which is also our largest credit card clearance company. The loans provide for repayment in 36 monthly payments and bear interest of 5% per annum. As of June 30, 2011, an aggregate of $0.05 million was outstanding under these loans. In addition, in August 2011 we received a new loan from Plimus, Inc. in the amount of $0.20 million. The August 2011 loan provides for repayment in four consecutive equal monthly payments commencing September 2011, with an interest rate to be later determined.

In August 2011, we received a loan commitment in the amount of $0.10 million from one of our stockholders, Yair Goldfinger. Upon written request from the Company, Mr. Goldfinger shall transfer funds to the Company pursuant to terms and conditions the same as the Convertible Loan Agreement entered into between the Company and certain investors, date January 2011. The loan commitment shall remain available until October 31, 2011.

In 2010, net cash used by our continuing operating activities amounted to $1.22 million as compared to net cash used from continuing operating activities of $1.04 million in 2009. The increase was primarily attributable to decrease in net loss, amortization related to the Company’s loans, deferred revenue and employees and other accrued expenses.

For the six months ended June 30, 2011, net cash used by our continuing operating activities amounted to $0.19 million as compared to net cash used from continuing operating activities of $0.50 million for the same period during 2010. The increase was mainly due to the decrease in the net loss and the changes in the amortization of discount, premium, beneficial conversion feature on loans and deferred charges, changes in fair value of the 2009 convertible loan, trade receivables, trade payables, employees and other accrued expenses and deferred revenue.

In 2010, net cash used in our continuing investing activities was $0.02 million as compared to net cash provided of $0.06 million in 2009. The net cash used was primarily attributable to the purchase of fixed assets.

For the six months ended June 30, 2011 our net cash used in investing activities was $0.04 million as compared to net cash used in investing activities of $0.001 million for the same period during 2010. The increase was mainly due to the purchase of property and equipment.

In 2010, net cash provided by financing activities was $1.26 million as compared to net cash provided by financing activities of $0.53 million in 2009. Net cash provided in financing activities during 2010 was primarily attributable to proceeds from the convertible loan and short-term loans from a related party.

For the six months ended June 30, 2011, net cash provided by financing activities was $0.07 million compared to net cash provided by financing activities of $0.52 million for the same period during 2010. The decrease was due mainly to the proceeds received from the 2011 convertible loan offset by repayment of long term loans and expenses related to the initial public offering.

Total liabilities decreased from $5.85 million in 2009 (restated) to $5.37 million as of December 31, 2010 (restated), mainly due to the decrease in the convertible loans, increase in short-term loans and the decrease in short term deferred revenues. As of June 30, 2011, the total liabilities amounted to $7.61 million, an increase of $2.24 million compared to December 31, 2010. The increase is mainly due to the increase in trade payables, increase in current maturities of long term loans, increase in employee accruals and other accrued expenses, warrants, embedded derivatives and convertible loans, offset by long term loans and short term loans.

Capital expenditures were $0.01 million in 2009 and $0.02 million in 2010. In 2009 and 2010, capital expenditures were used for purchases of office equipment, computers and leasehold improvements. For the six months ended June 30, 2011, capital expenditures were $0.04 million.

We estimate that our total capital expenditures for 2011 will be approximately $   million, substantially all of which will relate to       . We expect to finance these expenditures primarily from our cash and cash equivalents, operating cash flow and our credit facilities. However, the actual amount of our capital expenditures will depend on a variety of factors, including general economic conditions, changes in the demand for our solution, fluctuation of the U.S. dollar against the NIS and the risks and uncertainties involved in doing business in Israel.

We have a history of net losses and there is a substantial doubt about our ability to continue as a going concern. We incurred operating losses of approximately $1.94 million, $1.06 million and $0.45 million for the years ended December 31, 2009 (restated) and 2010 (restated) and the six months ended June 30, 2011, respectively. As of June 30, 2011, we had an accumulated deficit of approximately $13.79 million. Our ability to continue as a going concern depends on our ability to generate positive cash flow from operations, raise further adequate funds (whether through this offering or otherwise), and pay or restructure our existing indebtedness.

Aside for the aforementioned short and long-term loans, we have no firm commitments or arrangements for additional financing, and there can be no assurance that any such financing will be available on terms satisfactory to us, if at all. To the extent that our capital requirements exceed cash provided from operations and available financing (if any), we may, among other things, be required to reduce significantly research and development, product commercialization, marketing and/or other activities. Under certain circumstances, our inability to secure additional financing could cause us to cease our operations. Our capital raising activities in the past have been adversely affected by, and could in the future be adversely affected by, difficult global economic conditions in general.

We may need to seek additional financing to operate our business in the next 12 months. Thus, there is a substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern depends on our ability to generate positive cash flow from operations, raise further adequate funds (whether through this offering or otherwise), and pay or restructure our existing indebtedness. Based on our expected cash flow and available credit, we currently have approximately three months of capital resources available, and we estimate the additional financing required to operate our business in the next twelve months at approximately $0.60 million, in addition to the repayment or refinancing of our outstanding non-convertible debt of approximately $1.0 million. Our major investors, having appropriate financial means, have expressed their willingness to continue and finance our operations in the next twelve months, on marketable terms, should we require that. However, there is no assurance that we will be successful in our efforts to improve our financial performance, raise the necessary capital and/or increase our profits to continue as a going concern for a reasonable period of time, or that our investors will consummate any necessary financing. Our auditors have noted this risk in their audit opinion included in this prospectus. If we do not raise sufficient funds in this offering or otherwise, we may not be able to continue as a going concern.

BUSINESS

Overview

We are a software company that addresses the growing demand for solutions that assist users in generating grammatically-correct, concise and well-written English language content. Our flagship solution, the WhiteSmokeTM Writer, or Writer, is a comprehensive tool for improving the grammar, spelling, structure and style of English texts for both native and non-native English speakers. Writer is compatible with nearly all text applications and fully integrates with Microsoft Outlook. Our Translator solution, which we launched in 2009, allows users to translate their texts to and from nine languages. Our newly launched WhiteSmoke 2011 is a comprehensive software suite which includes both the Writer and Translator modules.

Our free trial version of WhiteSmoke 2011, which is limited in usage time and may be limited in features, is bundled with third-party toolbars or other applications, typically used in conjunction with an Internet browser. Our free trial version drives our “bundled search application” business by generating revenues through payments to us by toolbar monetization companies and application companies in the form of one-time payments per download. Historically, our primary monetization partner had paid us one-time bounty payments per download in the United States. In August 2011, however, we entered into a promotion and distribution agreement directly with Google, Inc. who will pay us a one-time bounty payment per download. Our engagement with our prior primary monetization partner terminated in July 2011. These monetization companies typically produce their revenues directly from the search engine companies that benefit from our distribution. These monetization partners and applications companies had previously accounted for a significant portion of our revenues. Moving forward, Google will account for a significant portion of our revenues.

Presently, consumers face a confusing array of electronic editing software options on the Internet. Additionally, grammar and spelling checkers included in commonplace word processing software applications cannot be relied upon as they sometimes generate mistakes and inconsistencies and provide limited functionality.

We believe we offer a unique suite of solutions that not only correct a user’s English grammar and spelling, but also enhance the text with suggestions on content improvements and provide immediate feedback to help strengthen the user’s English language skills. While there are other companies that provide a subset of the services we provide, such as spelling correction and simple grammar solutions, we believe that are no solutions currently available on the market that offer the full range of services that our software provides.

Our software has been downloaded broadly worldwide, and we believe that our well-established marketing and distribution networks provide us with a broad global presence as well as access to an addressable international market. We generate revenue by licensing our software to our users directly through the Internet or through distributors, resellers and affiliates. We also generate a significant portion of our revenue through fees we receive from the download of a third-party toolbar by users of our free trial product. In 2009 (restated) and 2010 (restated), we generated total revenue of $3.57 million and $5.30 million, respectively, and net loss of $2.22 million and $1.71 million respectively. Downloads of our free trial version have grown from zero in the first half of 2010 to approximately 3 million in the first quarter of 2011. In the first half of 2011, we derived average revenue per sale of approximately $129.

Our flagship feature WhiteSmoke Writer, is a comprehensive tool for improving the grammar and style of English writing for both native and non-native English speakers. Writer is compatible with any text application and, is fully integrated with Microsoft. We currently offer an application for Blackberry users and are developing or intend to develop applications for other mobile platforms, including the iPhone, iPad and Android. In addition, we are in the process of expanding our product line to take advantage of the increasing worldwide use of social networking websites, such as Facebook, Twitter and LinkedIn.

Our solutions involve Natural Language Processing or NLP technology, involving rule-based and statistical algorithms. Our application is built around a client-server model, where the user downloads a client on his or her computer. Each time a user text is sent for correction, we receive the text on our server, which processes the text and sends a response back to the user’s computer. As a result our NLP technology scans thousands of on-line and email texts regularly to “learn” the way the human mind works in the process of writing, going beyond providing relevant grammatical and typographical corrections, but also improving the style, tone and clarity of our users’ writing. At the same time, our technology is able to continually refine itself to reflect the most accurate and natural usage of the English language.

Industry Background

A 2009 FP Foreign Policy Article stated that in 2009, the global market for English as a second language was worth $50 billion. According to EnglishEnglish.com, 60% to 85% of all emails written worldwide are in English and over 80% of homepages on the internet are in English. According to the National Council on Teachers of English Standards for the English Language Arts, to participate fully in society and the workplace in 2020, citizens will need powerful literacy abilities that until now have been achieved by only a small percentage of the population.

Key drivers of demand in the electronic editing and English learning markets.

We believe that English is becoming more and more important and is valued by both individuals and institutions throughout the world. The demand for better written and spoken skills in the English language is increasing and is driven, in part, by:

•	professionals conducting businesses in a global economy;
•	schools (in both English-speaking and non-English-speaking countries) seeking to educate their students;
•	companies training their employees; and
•	immigrants seeking to successfully function in their new environments.

Limitations of Traditional Online and Computer-Based Methods for English Language Editing.

The Internet is currently filled with a confusing array of electronic editing software options. Grammar and spelling checkers are also widely available in commonplace word processing software applications. However, in each of these two categories, most of the products currently on the market are not able to provide assistance beyond identifying and correcting simple spelling errors and simple grammatical mistakes (such as identifying and deleting repeated words and certain basic punctuation errors). These traditional programs are generally unable to perform a more sophisticated analysis of an English language text, and as a result, do not alert the user to commonplace mistakes such as contextual misspellings, identification and suggestion of missing words, possessive constructions, tense corrections and problematic sentence structure.

The need for a high-quality, trusted solution.

We believe that there is a significant demand for software that can assist users in generating grammatically-correct, concise and well-written English language content. Institutions, professionals and consumers seek a trusted name-brand English language editing software solution that is more convenient, effective and affordable. We believe that a solution such as ours is not offered by any of the other providers of text enhancement and English writing solutions.

Our Solutions and Services — The WhiteSmoke Platform

Our mission is to enable users to enhance their English writing. We produce an all-in-one English writing tool that provides grammar, spelling, punctuation and style checks. Once downloaded on a user’s computer, our software is activated in a single click from any text application and browser, pointing out potential errors for consideration and offering suggestions for improvement. Our users are required to be connected to the WhiteSmoke servers to operate our solution. Our solution serves a large and growing market of both native and non-native English speakers and provides our customers with an effective, user-friendly way to enhance their English writing and generate clear, concise and error-free English language content. Our solutions involve Natural Language Processing or “NLP” technology, involving rule-based and statistical algorithms, which are used by our software to scan thousands of user-generated text passages and user emails regularly to “learn” the way the human mind works in the process of writing.

Our English editing software solutions are built on a flexible software program that is deployable on Mac-based and PC-based personal computers, online and on a variety of mobile platforms. We believe that users that have little or no experience with our software can quickly begin writing, editing, translating and enhancing their English language documents.

Our Proprietary Technology

Our grammar and style engine uses sophisticated NLP technology, involving rule-based and statistical algorithms that detect improbable sequences of parts of speech and words. The rule-based method allows us to generalize over a wide range of grammatical states, thus creating broad error coverage range. This is in contrast to other grammar and style checkers, which use large databases that replace specific words and phrases with alternative ones. Our grammar, punctuation and style algorithm includes hundreds of rules — each targeted at detecting and correcting a unique common error, such as missing words, agreement problems, and others.

The statistical algorithms handle the fine-grained word-specific information, and thus balance the rule-based generalizations. One example of such a module is our contextual spellchecker, designed to correct word usage according to context (e.g. there-their, here-hear, then-than).

Our Competitive Strengths

We believe our competitive strengths include:

Advanced Technology.  Our research and development team makes sure our software is updated on a regular basis using NLP technology, involving rule-based and statistical algorithms, providing our users with the most efficient, up-to-date software for text enhancement and English writing available today. Our software understands the context of the text and provides a grammatical solution that fixes and enriches the sentence.

Focus on a Compelling User Experience.  Our research and development team focuses on creating easy-to-use features that deliver what we believe is an excellent user experience. Writer is intuitive, easy-to-use and highly reliable and can seamlessly integrate with our complementary software and the products of many third parties, such as Microsoft Word, Outlook and PowerPoint, Gmail and Facebook. Our text enhancement and English writing software offers a full set of features that can grow with users as their skills and needs evolve, enabling faster adoptions, more in-depth utilization of our software, greater user-impact and enhanced brand loyalty. This focus on the end-user has been integral to our organization since our inception and we have several consultants working with our development and marketing teams to understand both how our software is currently being used and how it should be improved in the future. We regularly conduct customer surveys as their input is an important component of the work performed by our established team of developers and marketers whose priority throughout the innovation process is customer experience.

Large User Base.   In May 2011, 38,153 users used our software. Many of our customers subscribe to our newsletters, follow our social network profiles and read our regular blog postings. Additionally, many of our users purchase yearly upgrades of our software and/or purchase additional licensees for their home/office computers.

Well-Established Global Distribution Network.  We have spent years building our global network of affiliates, resellers and distributors. We describe a strategic partner who licenses our software on our behalf as a distributor. We describe a strategic partner who buys and resells our solution at a higher price, earning the margin, as a reseller. Our affiliates market our software via a link on their website and earn a commission. Our affiliate network is comprised of website holders who have expressed to us an interest in marketing our software online. We actively train our distributors, resellers and affiliates to enhance their ability to sell our solution. Although they are not contractually required to exclusively sell our software, we believe that they do not sell competing text enhancement and/or English writing products. In addition, we believe that the global reach of our network of distributors, resellers and affiliates is a critical competitive advantage as we seek to increase our revenue in different countries all over the world. We believe that this network will also help us to further develop the business and government markets as many of our distributors and resellers have existing relationships with business and government accounts. We enter into standard online form agreements with our affiliates.

Our Strategy

Our goal is to strengthen our position as a leading provider of English writing technologies through the following strategies:

Maintain Technology Innovation Leadership.  We believe that our focus on creating easy-to-use software and an excellent user experience is vital to our leadership in the English writing technologies market, and an integral part of our culture. We will seek to maintain our leadership position through continued investment in the development of new solutions. For example, we are currently developing software that will enable users of the Android, iPhone and iPad to use our grammar and spelling checker technologies from such mobile devices. We intend that our software for mobile devices will have essentially the same functionality as our software developed for the desktop.

Broaden Geographical Focus.  We are committed to expanding our geographical reach and increasing adoption of our software worldwide. We intend to broaden our geographical focus by opening offices in the United States, Europe and Asia, continuing to hire additional sales personnel from around the world and by increasing our global distribution network. We believe that by establishing a physical presence in a number of new countries, either directly or indirectly, our local team members will be poised to leverage their existing relationships with local businesses and communities, and advocate for the adoption of our English writing products by the local population.

Acquire New Customers in the Education Market.  We believe that our current market leadership and strong portfolio of solutions position us to increase sales as more schools and other educational institutions become increasingly aware of growing child literacy problems. We intend to pursue and support schools and school districts that are investing in technology-enhanced teaching and learning products. We believe that many of our existing and future solutions will be well-suited to the education market and, specifically, to addressing child literacy issues. Additionally, we intend to leverage our relationship with certain of our distributors that specialize in the education market. We also intend to increase our offerings of free and premium content for the education and business sectors through our online community and various content-sharing platforms.

Accelerate Adoption in the Business and Government Markets.  To increase our penetration of the business and government markets, we intend to rapidly expand our existing reseller and affiliate network and to create strategic relationships with leading providers of enterprise collaboration solutions. We also intend to increase the simplicity and ease of use of our software and to continue to integrate them with certain widely used business applications.

Increase our Bundled Search Application Business.  We have generated a significant portion of our revenues through the bundled search application model and we believe that a successful bundled search application model is an important part of our strategy to grow and increase our overall revenues going forward. Our feature solution, WhiteSmoke 2011, is available for purchase and for free download. The free trial version is limited in either features or time and is bundled with third-party toolbars or other applications, typically used in conjunction with a Internet browser. Our free trial version also acts to change the user’s home page to the applicable search provider. Toolbar and other applications downloads generate revenues from toolbar monetization companies and other applications companies in the form of one-time payments per download. Historically, our primary monetization partner had paid us one-time bounty payments per download in the United States. In August 2011, however, we entered into a promotion and distribution agreement directly with Google, Inc. who will pay us a one-time bounty payment per download. Our engagement with our prior primary monetization partner terminated in July 2011. These monetization partners and applications companies had previously accounted for a significant portion of our revenues. Moving forward, Google will account for a significant portion of our revenues. We are currently only distributing third-party toolbars and applications with our free trial version of WhiteSmoke. However, in the future we plan to distribute a WhiteSmoke branded toolbar.

Promote Increased Use of Our Free Trial Version.  We currently offer free trials of WhiteSmoke 2011, which includes both the Writer and Translator programs. Approximately 1% of free trial users ultimately upgrade to paying users. Since we launched the free trial version in early 2010, we have significantly increased the number of people who are exposed to our software and consequently our brand. We turn free users into paid users through several methods, including email approaches, pop-ups and follow-up telemarketing calls.

Our Solutions

Our current solutions consist of the following:

•	WhiteSmoke 2011. WhiteSmoke 2011 is our all-in-one solution for English writing, providing the user with a comfortable and convenient solution for their English writing needs. The following are the key components of WhiteSmoke 2011:
º	Writer. The Writer tab of WhiteSmoke 2011 examines and corrects texts directly from a text application (such as Word, PowerPoint and Notebook). Once the text has been scanned, the software provides the user with suggestions for the technical correction of grammar and spelling errors, as well as enhancement suggestions (for example, if the user has repeated words in a sentence or a paragraph, these repetitions are brought to the attention of the user and alternative words are suggested). WhiteSmoke 2011 is also fully integrated with Microsoft Outlook and as a result, can be set to automatically correct a user’s email correspondence. When the user writes an email and hits the “send” button, the Writer informs the user of any grammatical, spelling or other mistakes that may be contained within the email and provides the user with the option of either sending the email as-is, or opening the WhiteSmoke user-interface and correcting the text. In addition to the scanning the text, the Writer offers a singular right-click menu with the following features:
•	Thesaurus — offers synonyms for each word;
•	Enrich — offers adjectives and adverbs that match the selected word;
•	How to Use — displays usage examples and matching prepositions;
•	Define — shows a dictionary definition of the selected word; and
•	Web Search — shows search engine results for the selected word.

Once the text is scanned using the “check” button at the bottom of the interface, a Writing Review is shown on the side of the WhiteSmoke screen. The Writing Review provides a detailed score of the user’s pre-corrected text, with improvement tips to help the user improve their writing skills in the future.

º	Translator. Based on statistical machine transaction, or SMT, technology, the Translator tabs of WhiteSmoke 2011 allows for the translation of full texts to and from a variety of other languages. Using the SMT technology, the machine is trained on large parallel corpora, in other words, a corpus in the source language and its accurate translation in the target language. This system yields a vast database of phrases in the source language with their counterparts in the target language and the probability of each possible translation. We currently have the following languages available: English, Arabic, Chinese, French, German, Italian, Portuguese, Russian and Spanish. Our research and development team strives to continually improve our algorithms and add more languages. We also have a relationship with the human translation company One Hour Translation. When a user is interested in a more professional translation, clicking the “Human Translation” button will direct the user to the One Hour Translation website. We earn affiliate revenues on every paying customer directed to One Hour Translation from our Translator interface.
º	Dictionary. The Multilingual Dictionary allows the user to translate single words to and from English, on the one hand, and a variety of other languages, on the other hand, with definitions and usage examples of each word, as well as Wikipedia search results for such word.
º	Ready-to-Use Templates. The Templates tab gives the user hundreds of ready-to-use templates, from business letters to resumes to official bank contracts.

•	WhiteSmoke for Mac. We have also developed a version of the WhiteSmoke Writer for Mac-based systems, which we refer to as the Writer for Mac. The Writer for Mac does not currently have the extensive right-click menu available in the PC version of the WhiteSmoke 2011 software; however, Writer for Mac does scan the text and suggest grammar, spelling and style corrections. A version identical to WhiteSmoke 2011 for PC is currently in the process of being developed for Mac, which we expect will be available by the end of 2011.
•	WhiteSmoke for Mobile Devices. We are aware of the growing need for mobility in electronic communications. For example, many people prefer to check and answer their emails from their phone or other mobile device. Taking this into consideration, we have co-developed WhiteSmoke for BlackBerry, a beta version comprehensive grammar and spelling checker for the BlackBerry mobile device. This application is available for purchase from the BlackBerry store and, in our opinion, is currently the only Blackberry application on the market that offers this type of functionality. By the end of 2012, we intend to develop a comprehensive Android, iPhone and iPad grammar and spelling checker similar to that currently available for the BlackBerry in the future.

Research and Development

We invest a significant amount of our resources on our internal research and development operations. We believe that continued and timely development of new features and new applications as well as enhancements to our existing solutions are necessary to compete effectively in the rapidly evolving market. We dedicate a significant portion of our resources to (i) advancing our solutions; (ii) designing improvements to our existing software by working closely with our customer support department in order to implement suggestions received from our customers investing in improvements to our production methods and services provision in, and by working in tandem with our operation department; and (iii) improving the customer “friendliness” of our software. We are in the process of expanding our product line to take advantage of the increasing worldwide use of social networking websites, such as Facebook, Twitter and LinkedIn; specifically by developing a WhiteSmoke application for Facebook, which we expect to be available by the end of 2011.

In order to facilitate future growth we are focusing on expanding our ability to enhance our existing software and to introducing new versions and new features on a timely basis. Since we commenced operations we have conducted extensive research and development activities and we continue to improve our solution. Our net expenditures for research and development during the years ended December 31, 2010 and December 31, 2009, totaled approximately $0.80 million and $1.19 million, respectively. For the six months ended June 30, 2010 and June 30, 2011, our expenditures for research and development totaled approximately $0.45 million and $0.48 million, respectively. We expect that we will continue to commit substantial resources to research and development in the future. As of December 2010, we had seven employees focusing solely on research and development. Our research and development expenses constituted approximately 15.1% and 33.4% of sales (restated) in the years ended December 31, 2010 and December 31, 2009, respectively, and approximately 23.38% and 7.16% of sales for the six months ended June 30, 2010 and June 30, 2011, respectively.

We currently have several pending patent applications. However, there can be no assurance that such patent applications will actually afford protection against competitors with similar technology. In addition, we cannot assure you that the patents issued to us will not be infringed, designed around by others or invalidated. Some foreign countries provide significantly less patent protection than the United States. Patent applications in the United States are maintained in confidence until patents are issued, and because publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by several months, we cannot be certain that we were the first creator of inventions covered by pending patent applications or the first to file patent applications on such inventions. There can also be no assurance that any application of our technologies will not infringe patents or proprietary rights of others or that licenses that might be required for our processes or products would be available on reasonable terms. Furthermore, there can be no assurance that challenges will not be instituted against the validity or enforceability of any patent owned by us or, if instituted, that such challenges will not be successful. The cost of litigation to uphold the validity and prevent infringement of a patent can be substantial.

In addition to potential patent protection, we rely on the laws of unfair competition and trade secrets to protect our proprietary rights. We attempt to protect our trade secrets and other proprietary information by non-disclosure agreements with our employees, consultants, customers, strategic partners and potential strategic partners. Although we intend to protect our rights vigorously, there can be no assurance that confidentiality obligations will be honored or that others will not independently develop similar or superior technologies or trade secrets. We believe that such measures provide only limited protection of our proprietary information, and there is no assurance that our proprietary technology will remain confidential or that others will not develop similar technology and use this technology to compete with us. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our software or to obtain and use information that we regard as proprietary. To the extent that consultants, key employees or other third parties, such as prospective joint venture partners or subcontractors, apply technological information independently developed by them or by others to our projects, disputes may arise as to the proprietary rights to such information, which may not be resolved in our favor.

Our proprietary technology also includes software. Much of the software algorithms are also included and claimed in the patent applications for WhiteSmoke 2011 communications technology. Although software protection is anticipated to be available in the United States, there can be no assurance that the software will have patent protection in the United States. Foreign patent protection for software is generally afforded lesser protection than in the United States.

Sales, Marketing and Distribution

We mainly rely on converting the users of our free software into paid subscribers of our expanded suite of software to generate revenues. During the first quarter of 2011, an average of approximately 15,000 users download our free trial software on a daily basis. The Company estimates that approximately 1% of free trial users ultimately convert into paid subscribers of our expanded software suite, depending on various factors, such as geography or channel. When a user downloads a free trial, the user is prompted to provide to us with their contact information, including their email address and telephone number. Our sales and marketing team, together with our call center, then contact such users to provide updates as to postings on our blog, scholarly articles on topics related to English writing, and special promotions for purchasing our expanded software offerings. Additionally, we advertise our software through targeted internet and radio advertisements, including Internet shopping cart promotions and pop-up advertising.

We also receive revenues from the download of our free trial software through arrangements with third parties. Each time a user downloads our free trial in the United States, for example, we receive a fixed fee from the download of the accompanying third-party toolbar.

Our free trial version of WhiteSmoke 2011, which is limited in either usage time and may be limited in features, is bundled with third-party toolbars or other applications, typically used in conjunction with an Internet browser. Our free trial version drives our “bundled search application” business by generating revenues through payments to us by toolbar monetization companies and application companies in the form of one-time payments per download. Historically, our primary monetization partner had paid us one-time bounty payments per download in the United States. In August 2011, however, we entered into a promotion and distribution agreement directly with Google, Inc. who will pay us a one-time bounty payment per download. Our engagement with our prior primary monetization partner terminated in July 2011. These monetization companies typically produce their revenues directly from the search engine companies that benefit from our distribution. These monetization partners and applications companies had previously accounted for a significant portion of our revenues. Moving forward, Google will account for a significant portion of our revenues.

Based on an internal survey of our users, our user group is comprised of approximately 70% native English speakers and 30% non-native English speakers located throughout the world. In addition, approximately 68% of our users have a Bachelor’s degree or higher, and 65% are professionals in the engineering, healthcare, information technology and academic fields.

We currently have a Director of Internal Marketing (who focuses on conversion of trial users to paid users), a Vice President of Media and Monetization, and nine employees assigned to our sales and marketing department, and an additional 18 employees who work in our call center. In addition to other tasks, our call center contacts existing users of our free and subscription software to offer new or renewed paid subscriptions.

We expect to hire additional sales and marketing personnel both in the United States and in other global locations as we increase our marketing efforts. We believe that we will be better able to market our software and increase our subscription revenues if we have a physical presence in such locations, whether directly through the establishment of a local office, or through contracting relationships with local affiliates, resellers and distributors, in those countries.

Material Relationships

Promotion and Distribution Agreement with Google

On August 1, 2011, we entered into a two-year Promotion and Distribution Agreement with Google Inc. for the distribution of the Google Chrome Browser Installer and the Google Toolbar Installer with the trial version of our Writer.

Kreos Capital III Limited

In April 2008, we entered into a secured loan agreement with Kreos Capital III Limited, or Kreos, pursuant to which Kreos agreed to lend us up to $1.50 million secured by all of our assets, at an annual interest rate of 12%. The loan agreement (prior to the amendments described below) provided that installments drawn by us prior to October 1, 2008 would be amortized over a 33-month period beginning three months after the draw and any installments drawn by us after October 1, 2008 would be amortized over a 36-month period from the date of draw.

As of November 30, 2009, we amended the loan agreement to provide for a new amortization schedule which substantially reduced the required payment stream prior to August 1, 2010 and which would be fully paid by May 2012. As part of this amendment, we agreed to make a one-time $0.40 million payment in lieu of accrued interest in the event we consummated an M&A Transaction, as defined in the loan agreement, prior to June 30, 2010. On June 13, 2010, we further amended the loan agreement to reduce the required payment stream during the remainder of 2010 and increased the one-time M&A Transaction fee to $0.50 million if such transaction occurred prior to the later of October 15, 2010 and the conversion date of our then-outstanding convertible bridge notes.

Pursuant to the agreement, we also entered into debenture agreements with Kreos pursuant to which the loan was secured by (i) a fixed charge on, among other things, all of our intellectual property rights, which ranks in priority to any other security interest created by our company; and (ii) a floating charge on all of our assets and intellectual property as existed at the time of the agreement and which came into existence thereafter. The security interests were perfected by registration with the Israeli Companies’ Registrar.

As part of the original loan agreement, we issued Kreos a warrant to purchase 80,000 shares of our Series C Preferred stock at an exercise price of $2.50 per share; however, pursuant to a distribution agreement with Kreos entered into on November 30, 2009, Kreos agreed to the termination of the warrant in exchange for our obligation to pay Kreos an amount equal to 1.5% of any dividend or distribution or of the net proceeds of any liquidation, deemed liquidation, or repayment of shareholder loans or alternatively a $0.40 million fee if a M&A transaction occurred prior to June 30, 2010. On June 15, 2010, the distribution agreement was further amended to increase the percentage to 2% and increase the alternative fee to $0.50 million if an M&A transaction was consummated prior to the later of October 15, 2010 and the conversion date of our then outstanding bridge loan.

Zugo Limited

A significant portion of our revenues have been derived when end-users download a custom third-party toolbar for use with third-party websites, such as bing.com. In the United States, Zugo powered and operated this toolbar download process under a letter of intent with us, dated February 25, 2010. Under the binding letter of intent, Zugo agreed to perform at a specified service level to ensure, among other things, 99.9% uptime. Zugo has paid us either a portion of the revenues or a per-download amount from toolbar downloads. In November 2010, we entered into an amendment to the letter of intent with Zugo which amended certain payment terms. In July 2011 Zugo terminated our letter of intent.

Competition

The markets in which we operate are rapidly evolving and highly competitive. We expect this competitive environment to continue. We believe that the principal competitive factors affecting the market for English writing solutions and text enhancement are accuracy, ease-of-use, integration and customization, innovation, technology, quality and breadth of service, including local language support, data analysis, price and independence.

With respect to these significant competitive factors, we believe that our solutions and services are stronger than those of our competitors in the areas of ease-of-use; integration and customization; innovation; technology; quality and breadth of service. For example, we are the only provider offering a comprehensive tool for improving the grammar and style of English writing through our proprietary NLP technologies. We have an advantage that many of our competitors lack because our software not only corrects the spelling and grammar of an English writing, but also enriches the writing by proposing alternative word choices and an explanation of how words are commonly used. Additionally, our software is designed to continually “learn” the way the human mind works when a user is writing, enabling it to deliver further tailored refinements to a user’s writing.

We compete against other providers of English writing technologies and software. Our main competitors are Editor Software UK (Ltd.) (creator of StyleWriter), Applied Linguistics, LLC (creator of Grammarly) and Ginger Software, Inc., as well as Microsoft Word’s spelling and grammar check tools. We also compete with companies in the translation industry, such as Babylon. Some of our competitors have more established brands, products and customer relationships than we do, which could inhibit our market penetration efforts even if they may not offer the full suite of English writing functions similar to those available in Writer. If we are unable to achieve continued market penetration, we will be unable to compete effectively. In addition, many of our other current and potential competitors have significantly greater financial, research and development, and sales and marketing resources than we have. These competitors could use their greater financial resources to acquire other companies to gain enhanced name recognition and market share, as well as to develop new technologies or features that could effectively compete with our existing software. Demand for our software could be diminished by competitive offerings, whether or not equivalent or superior. However, we believe that there is no software currently available on the market that offers the full range of services that our software provides and that our competitors offer only a subset of such features.

Intellectual Property

Our intellectual property rights are important to our business. We believe that the complexity of our software and the know-how incorporated in it makes it difficult to copy it or replicate its features. We rely on a combination of confidentiality clauses, copyrights and, to a lesser extent, patents and trademarks to protect our intellectual property and know-how.

To protect our know-how and trade secrets, we customarily require our employees, customers, and third-party collaborators to execute confidentiality agreements or otherwise agree to keep our proprietary information confidential when their relationship with us begins. Typically, our employment contracts also include clauses requiring our employees to assign to us all inventions and intellectual property rights they develop in the course of their employment and agree not to disclose our confidential information. Because software is stored electronically and thus is highly portable, we attempt to reduce the portability of our software by physically protecting our servers through the use of closed networks and with physical security systems which prevent their external access.

The software industry is characterized by ongoing product changes resulting from new technological developments, performance improvements, and decreasing costs. We believe that our future growth depends to a large extent on our ability to profoundly understand our clients and their needs and to be an innovator in the development and application of technology. As we develop next generation features and applications, we intend to pursue patent and other intellectual property rights protection, when practical, for our core technologies. As we continue to move into new markets, we will evaluate how best to protect our technologies in those markets.

We have a limited patent portfolio. We currently have four pending U.S. patent applications. We also have one registered Indian patent. We cannot be certain that patents will be issued as a result of the patent applications we have filed.

We have non-competition agreements with all of our employees, all of which are governed by Israeli law. These agreements generally prohibit our employees from competing with us or working for our competitors, while exploiting confidential information for a period of 12 months following termination of their employment. However, Israeli courts are reluctant to enforce non-compete undertakings of former employees and tend, if at all, to enforce those provisions for relatively brief periods of time in restricted geographical areas and only when the employee has unique value specific to that employer’s business and not just regarding the professional development of the employee. Any such inability to enforce non-compete covenants may cause us to lose any competitive advantage resulting from advantages provided to us by such confidential information.

We have registered the trademark “WhiteSmoke” in the United States.

Government Funding

Our wholly-owned subsidiary, Whitesmoke Israel Ltd., has received funding through a fund of the Israeli Ministry of Industry, Trade and Labor, which provides financial support for exporters in an effort to assist with expenses related to marketing expenses outside of Israel. The funding is equal to 50% of recognized marketing expenses, based on a plan filed, during the first year (2010), 40% during the second year and 30% during the third year subject to certain criteria. Our subsidiary is only required to pay the Ministry through payment of Industry, Trade and Labor royalties at a rate of 3.5% of the increase in exports resulting from the approved marketing plan, up to 100% of the original funding amount, and bearing interest at six month US Dollar Libor. The royalties repayment period is seven years from each applicable year in which a grant was provided. Whitesmoke Israel Ltd., received funding of NIS 190,000 ($50,000) during 2010, and received an additional amount of NIS 290,591 ($81,000) during the first quarter of 2011.

Government Regulation

The company’s database, which includes its database of registered users, falls within the definition of a database that requires registration under the Israeli Protection of Privacy Law 1981. Maintaining a database other than in compliance with this law may subject the owner, holder, manager and operator to criminal liability and civil liability. We have applied to register our database with the Israeli Data Base Registrar.

There are still relatively few laws or regulations specifically addressing the Internet. As a result, the manner in which existing laws and regulations should be applied to the Internet in general, and how they relate to our business in particular, is unclear in many cases. Such uncertainty arises under existing laws regulating matters, including user privacy, defamation, pricing, advertising, taxation, sweepstakes, promotions, content regulation, quality of products and services, and intellectual property ownership and infringement.

However, to resolve some of the current legal uncertainty, it is possible that new laws and regulations will be adopted that will be directly applicable to our activities. Any existing or new legislation applicable to us could expose us to liability, including significant expenses necessary to comply with such laws and regulations, and could dampen the growth in use of the Internet in general. Several U.S. federal laws have already been adopted that could have an impact on our business. The CAN-SPAM Act of 2003, which is subject to administrative enforcement, is intended to regulate spam and creates criminal penalties for unmarked sexually-oriented material and emails containing fraudulent headers. The USA Patriot Act is intended to give the government greater ability to conduct surveillance on the Internet by allowing it to intercept communications regarding terrorism and computer fraud and abuse. The Digital Millennium Copyright Act is intended to reduce the liability of online service providers for listing or linking to third-party Websites that include materials that infringe copyrights or other rights of others. The Children’s Online Privacy Protection Act, and the Prosecutorial Remedies and Other Tools to End the Exploitation of Children Today Act of 2003, are intended to restrict the distribution of certain materials deemed harmful to children and impose additional restrictions on the ability of online services to collect user information from minors. In addition, the Protection of Children From Sexual Predators Act of 1998 requires online service providers to report evidence of violations of federal child pornography laws under certain circumstances.

Under European data protection legislation, including that of Switzerland and countries within the European Economic Area, the use, transfer and processing of personal data is subject to greater restrictions than in the United States, and the privacy of personal data is considered a fundamental right. In these European countries, data subjects also have, among other things, the right to access, correct and delete the personal data a company holds about them. Unless certain conditions are met, European data protection laws also restrict the cross-border transfer of personal data to countries, such as the United States, whose domestic laws do not, according to relevant European authorities, ensure an adequate level of protection for personal data. Countries outside of Europe have also passed similar data protection laws, which are often modeled after the European laws. The failure to comply with European or similar data protection legislation could result in criminal or civil penalties imposed by authorities in the countries in which White Smoke is subject to jurisdiction. In addition, compliance with such legislation may impose significant additional costs on our business or subject us to additional liabilities.

When users visit our website or install and use our software, certain “cookies” (pieces of information sent by a web server to a user’s browser) may be generated by us and may be placed on our customers’ computers. While we believe that our use of cookies does not result in personal identification, it has been argued that IP addresses and cookies are intrinsically personally identifiable and are thus subject to privacy and data protection standards. In addition, forthcoming legislation by countries within the European Union (“EU”) may implicate the current standard practices with respect to the use of cookies, and may impose consent obligations on website operators that place cookies on a user’s computer. We cannot assure you that our current policies and procedures would meet these and other restrictive standards. We post our privacy policy and practices concerning the use and disclosure of user data. Any failure by us to comply with our posted privacy policy, Federal Trade Commission requirements or other domestic or international privacy-related laws and regulations could result in proceedings by governmental or regulatory bodies that could potentially harm our business, results of operations and financial condition. In this regard, there are a large number of legislative proposals before the European Union and its member-states, as well as before the United States Congress and various state legislative bodies and federal administrative agencies regarding privacy issues related to our business. It is not possible to predict whether or when such legislation may be adopted, and certain proposals, if adopted, could harm our business through a decrease in user registrations and revenues. These decreases could be caused by, among other possible provisions, the required use of disclaimers or other requirements before users can utilize our services.

Employees

As of June 30, 2011, we employed approximately 62 employees, of which 28 were full time. The breakdown of our employees by department is as follows:

Department	Number of Employees
Research & Development; Web	10
General and Administrative	4
User Support	4
Sales and Marketing	20
Call Center	24
Total	62

Our employees are not represented by unions, however, in Israel we are subject to certain labor statutes and national labor court precedent rulings, as well as to certain provisions of collective bargaining agreements between the Histadrut, which is the General Federation of Labor in Israel, and the coordinating Bureau of Economic Organizations, including the Industrialists’ Association. These provisions of collective bargaining agreements are applicable to our employees by virtue of expansion orders issued in accordance with relevant labor laws by the Israeli Ministry of Labor and Welfare and which apply such agreement provisions to our employees even though they are not directly part of a union that has signed a collective bargaining agreement.

The labor statutes and labor court rulings that apply to our employees principally concern the minimum wage laws, procedures for dismissing employees, determination of severance pay, leaves of absence (such as annual vacation or maternity leave), sick pay and other conditions for employment. The expansion orders which apply to our employees principally concern the requirement for mandatory pension schemes, transportation allowance, annual recreation allowance, the lengths of the workday and workweek, and periodic automatic adjustment of wages relative to increases in the Consumer Price Index in Israel. We provide our employees with benefits and working conditions that comply with the required minimums.

We consider our relationship with our employees to be good and have not experienced significant interruptions of operations due to labor disagreements.

Facilities

Our headquarters are in Tel Aviv, Israel, where we currently lease approximately 300 square meters under a lease which expires on December 6, 2011. We believe that our property is in good operational condition and adequately serves our current business operations. We anticipate that suitable additional or alternative space, will be available at commercially reasonable terms for future expansion.

Legal Proceedings

From time to time we are a party to various litigation matters incidental to the conduct of our business. There is no pending or threatened legal proceeding to which we are a party that, in our opinion, is likely to have a material adverse effect on our future financial results.

Corporate Information

We were incorporated in Delaware in February 2002 as Write-Tech, Inc. In June, 2003, we changed our name to White Smoke, Inc. and in September 2003 to WhiteSmoke, Inc. In June 2009, we purchased all of the assets of Alfabetic Technologies Ltd. We believe that our acquisition of Alfabetic, which allowed us to add the Translator feature to our software, increases our potential client base by providing a suitable alternative to professional translation. Most of our operations are conducted through our wholly owned subsidiary, WhiteSmoke Limited, an Israeli corporation.

Our principal executive offices are located at Kehilat Saloniki 11, 2nd Floor, Tel Aviv, Israel, 69513 and our telephone number is 011-972-3-637-6800. Our website address is www.whitesmoke.com. The information on our website does not constitute part of this prospectus.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding the executive officers, directors and director nominees of WhiteSmoke, as of the date of this prospectus:

Name	Age	Position
Hilla Ovil Brenner	36	Chief Executive Officer, Director and Chairman of the Board
Liran Brenner	37	Vice President of Research and Development
Itay Meroz	41	Chief Financial Officer
Ram Vromen	42	Director
Asaf Hanukaev	29	VP of Online Marketing
Karen Sarid	61	Director nominee
Yaron Adler	41	Director nominee

Hilla Ovil Brenner has served as our Chief Executive Officer and as the chair of our board of directors since our inception in February 2002. In November 2009, Ms. Brenner established a women’s entrepreneur forum for female entrepreneurs in Israel. Ms. Brenner holds an LLB from the Academic Institute of Netanya, Israel, an LLM from Bar-Ilan University, Israel and is admitted to practice law in the state of New York. Ms. Brenner is married to Liran Brenner, our Vice President of Research and Development. Ms. Ovil Brenner brings to our Board her perspective and experience as one of our founders and our chief executive officer.

Liran Brenner has served as our Vice President of Research and Development since February 2002. Mr. Brenner is one of our co-founders and was the original architect of our technology. Mr. Brenner holds a diploma in Computer Science from Open University. Prior to joining WhiteSmoke, Mr. Brenner served as a senior programmer at Optimal Technologies and ICQ LLC. Mr. Brenner is married to Hilla Ovil Brenner, our Chief Executive Officer and a member of our board of directors.

Itay Meroz has served as our Chief Financial Officer since May 2008. From July 2007 to May 2008, Mr. Meroz served as controller at Netformx, a global network solutions provider. From August 2006 to July 2007, Mr. Meroz served as a controller at Brooks Keret, an Israeli financial management outsourcing company. From January 2002 to August 2006, Mr. Meroz was a self-employed financial consultant. From 1998 to 2001 Mr. Meroz was an audit manager at Ernst & Young Israel. Mr. Meroz holds a B.A. in Management and Accountancy from Tel Aviv Business College, Israel, and is a Certified Public Accountant in Israel.

Dr. Ram Vromen has served as a member of our board of directors since December 2006. Dr. Vromen founded Evolution Venture Capital Fund LP, or Evolution, in September 2006 and has served as Evolution’s managing partner since its inception. Evolution is an expansion capital fund for medium and small, revenue generating, technology based, Israeli and Israel-related companies. From March 2005 to September 2006, Mr. Vromen was involved in the preparation of Evolution’s launch. Prior to founding Evolution, Dr. Vromen served from March 2003 to March 2005 as a partner in Millennium Materials Fund LP, a venture capital fund focused on material and clean-tech technologies, and from April 2000 until December 2003 as a Managing Director of First IsraTech Fund LP, a venture capital fund focused on investments in the medical devices industry. From May 1997 until January 2000, Dr. Vromen was a partner at the Israeli law firm of Bach, Arad, Scharf & Co. Dr. Vromen holds a Ph.D in history from Ecole des Hautes Etudes en Sciences Sociales in Paris, France and an LLB in law from Tel Aviv University, Israel. Mr. Vromen was selected to serve as a director on our Board due to his extensive background in and experience with the venture capital industry, providing guidance and counsel to a wide variety of Internet and technology companies.

Asaf Hanukaev has served as our VP of Online Marketing since May 2010. From April 2008 until May 2010, Mr. Hanukaev served as a media team leader at Babylon Ltd. (TASE: BBYL), a provider of on and off-line language solutions. From May 2006 to April 2008, Mr. Hanukaev served as a Social Coordinator at the Jewish Agency, assisting with the integration of new immigrants to Israel. Mr. Hanukaev has a BA in Sociology, Anthropology and Psychology, and an MA in Public Policy, both from the Tel Aviv University in Israel.

Karen Sarid has served as a member our board of directors since             . Ms. Sarid currently serves as the chief operating officer and chief financial officer of Galil Medical Ltd. and as the general manager of Galil Israel. Galil Medical is a medical device company that develops a cryotherapy platform. Ms. Sarid has served as a General Manager of Orex Computed Radiography Ltd., a Carestream company focusing on advanced radiography systems for the digital x-ray market from September 2000 until March 2007. From September 1999 until September 2000, Ms. Sarid served as Chief Financial Officer and a member of the board of directors of Forsoft Ltd., a software solutions provider and a subsidiary of the Formula Group. From 1996 until August 1999, Ms. Sarid was Chief Financial Officer and a member of the board of directors of ESC Medical Systems Ltd., a medical laser manufacturer that traded on the NASDAQ Stock Market. Ms. Sarid also served as Chief Financial Officer of EZchip Semiconductors Ltd. (previously LanOptics Ltd.) from 1993 through 1996 and currently serves on its board of directors. Ms Sarid also serves on the board of directors of Gilat Satellite Networks Ltd. (Nasdaq GS: GALT) and Oridion Ltd. Ms. Sarid holds a B.A. degree in Economics and Accounting from Haifa University, and was awarded the CFO of the Year award in 1998 by the Association of Chief Financial Officers in Israel. Ms. Sarid was selected to serve as a director on our Board due to her extensive industry experience.

Yaron Adler has served as a member our board of directors since . Mr. Adler has served as an advisor to WhiteSmoke since January 2007. In November 1999, Mr. Adler co-founded IncrediMail Ltd. (NasdaqGM: MAIL) and served as its President until May 2009. In 1999, prior to founding IncrediMail, Mr. Adler consulted Israeli start up companies regarding Internet products, services and technologies. Mr. Adler served as a Product Manager from 1997 to 1999, and as a software engineer from 1994 to 1997, at Tecnomatix Technologies Ltd., a software company acquired by UGS Corp. in April 2005. In 1993, Mr. Adler held a software engineer position at Intel Israel. He has a B.A. in Computer Sciences and Economics from Tel-Aviv University. Mr. Adler was selected to serve as a director on our Board due to his extensive industry experience.

Board Composition

Our board of directors currently consists of two directors, Hilla Ovil Brenner and Ram Vromen. We expect to elect three additional directors to our Board prior to the consummation of this offering, including Karen Sarid and Yaron Adler.

We have determined that each of Karen Sarid, Yaron Adler and       is an independent director within the meaning of the applicable rules of the SEC and NASDAQ, and that each of Karen Sarid, Yaron Adler and     is also an independent director under Rule 10A-3 of the Exchange Act for the purpose of audit committee membership. In addition, our board of directors has determined that Karen Sarid is a financial expert within the meaning of the applicable rules of the SEC and NASDAQ.

Our amended and restated by-laws will provide that our board of directors will consist of no fewer than three and no more than eleven persons, and that the exact number of members of our board of directors will be determined from time to time by resolution of a majority of our entire board of directors.

In order to comply with SEC and NASDAQ rules, we intend to appoint additional directors such that within one year from the listing of our shares on NASDAQ all members of each board committee described below will be independent.

Board Committees

Prior to the consummation of this offering, we will establish the committees of our board of directors described below. Until that time, our full Board will oversee these functions.

Audit Committee.  The Audit Committee of our board of directors will consist of Karen Sarid, Yaron Adler and       .     will serve as the chairman of the Audit Committee. The Audit Committee will operate pursuant to a charter that will be approved by our board of directors. The Audit Committee will review our internal accounting and financial controls and the accounting principles and auditing practices and procedures to be employed in preparation and review of our financial statements. The Audit Committee also will supervise the engagement of independent public auditors and the scope of the audit to be undertaken by such auditors.

Compensation Committee.  The Compensation Committee of our board of directors will consist of Karen Sarid, Yaron Adler and Ram Vromen.        will serve as the chairman of the Compensation Committee. The Compensation Committee will operate pursuant to a charter that will be approved by our board of directors. The Compensation Committee will review and, as it deems appropriate, recommend to the board of directors policies, practices and procedures relating to the compensation of the officers and other managerial employees and the establishment and administration of employee benefit plans. The Compensation Committee will exercise all authority under our employee equity incentive plans and advise and consult with our officers as may be requested regarding managerial personnel policies.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee of our board of directors will consist of Karen Sarid, Yaron Adler and       .     will serve as the chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will operate pursuant to a charter that will be approved by our board of directors. The Nominating and Corporate Governance Committee will review and, as it deems appropriate, recommend to the board of directors policies and procedures relating to director and board committee nominations and corporate governance policies.

Code of Ethics

We will adopt a code of ethics that applies to our officers, directors and employees. Copies of our code of ethics and our board committee charters will be available on our website at www.whitesmoke.com. You will be able to review these documents by accessing our public filings at the SEC’s website at www.sec.gov. In addition, a copy of the code of ethics will be provided without charge upon request to us. We intend to disclose any amendments to or waivers of certain provisions of our code of ethics in a current report on Form 8-K.

Equity Incentive Plans

2003 Stock Option Plan.

General.  Our board of directors adopted our 2003 Stock Option Plan, or the 2003 Plan, on August 21, 2003. The 2003 Plan has been amended from time to time. The 2003 Plan provides for the award of stock options.

Share reserve.  95,500 shares of our common stock are authorized for issuance under the 2003 Plan. Shares subject to an option that expires or is cancelled prior to exercise or relinquishment in full will again be available for future awards under the 2003 Plan. As of June 30, 2011, options to purchase a total of 69,100 shares of our common stock had been granted and were outstanding under the 2003 Plan, of which 69,100 were vested and exercisable. As of June 30, 2011, a total of 26,400 shares of our common stock have been issued upon the exercise of options granted under the 2003 Plan.

Adjustments.  If there is any change in the outstanding shares of our common stock or the shares are exchanged by declaration of a stock dividend, stock split, combination or exchange of shares, re-capitalization, extraordinary dividend payable in shares of a corporation other than ours, or any other like event (other than a distribution of subscription rights on outstanding stock), we will make appropriate equitable adjustments to the number and type of shares available for options under the 2003 Plan and to the number shares subject to the options, including a corresponding and proportionate adjustment in the exercise price per share, in order to maintain the proportionate number of shares without changing the aggregate exercise prices of options under the 2003 Plan.

Administration.  The 2003 Plan is administered by our board of directors.

Eligibility.  Options under the 2003 Plan may be granted to our employees (including officers). The plan administrator determines which individuals are granted options under the 2003 Plan.

Termination of service.  Generally, if an option holder’s service with us terminates other than by reason of death, disability or for cause, vested options will remain exercisable for a period of 90 days following the termination of the option holder’s service. If an option holder’s service terminates due to death or disability, vested options will remain exercisable until the original expiration date. If an option holder’s service is terminated for cause, all options held by the option holder, whether vested or unvested, will terminate immediately. An option holder’s unvested options will terminate immediately upon the cessation of his or her service with us, other than due to termination of employment by the Company without cause, nonrenewal of an employee’s employment agreement, or not under circumstances which entitled the Company the right to terminate the employee’s employment without prior notice, or to reduce or deny severance payments in connection with such termination, in which case, all options vest immediately and may be exercised within a period of 90 days from the date of termination.

Non-transferability of options.  Options granted under the 2003 Plan are non-transferable other than by will or the laws of descent and distribution, and during an option holder’s lifetime are exercisable only him or her.

Change in control.  If prior to the completion of an initial public offering of the shares of our common stock, all or substantially all of the shares are sold, or upon a merger or reorganization or the like, the shares, or any class of shares, are exchanged for securities of another company, all unvested options will vest and option holders are obligated to exercise their options and sell or exchange the shares purchased under the 2003 Plan in accordance with the instructions then issued by our board of directors. In the event option holders have not exercised their options within the period determined by our board of directors, the options expire.

Amendment and termination.  Our board of directors may amend or terminate the 2003 Plan at any time, except that no amendment or termination impairs the rights of the holder of any options then granted without the holder’s consent. The 2003 Plan is scheduled to terminate by its terms on July 31, 2013.

Section 102(b)(3) issuances.  We have elected to issue our options and shares granted or issued to most of our Israeli participants (excluding our co-founders) in this plan under Section 102(b)(3) of the Israeli Income Tax Ordinance, which is the capital gains track. To comply with the capital gains track, all options and shares under the ESOP are granted or issued to a trustee and are held by the trustee for two years from the date of grant of the option. Under the capital gains track we are not allowed an Israeli tax deduction for the grant or issuance of the options or shares.

2006 Share Option Plan.

General.  Our board of directors adopted our 2006 Share Option Plan, or the 2006 Plan, on March 13, 2006. The 2006 Plan provides for the award of stock options.

Share reserve.  1,501,125 shares of our common stock are authorized for issuance under the 2006 Plan. Shares subject to an option that expires or is cancelled prior to exercise or relinquishment in full will again be available for future awards under the 2006 Plan. As of June 30, 2011, options to purchase a total of 1,116,120 shares of our common stock had been granted and were outstanding under the 2006 Plan, of which 648,604 shares were vested and exercisable. As of June 30, 2011, a total of 385,005 shares of our common stock have been issued upon the exercise of options granted under the 2006 Plan.

Adjustments.  If there is any change in the outstanding shares of our common stock or the shares are exchanged by declaration of a stock dividend (bonus shares), stock split, combination or exchange of shares, re-capitalization, extraordinary dividend payable in shares of a corporation other than ours, or any other like event (other than a distribution of subscription rights (rights offering) on outstanding stock), we will make appropriate equitable adjustments to the number and type of shares available for options under the 2006 Plan and to the number of shares subject to the options, including a corresponding and proportionate adjustment in the exercise price per share, in order to maintain the proportionate number of shares without changing the aggregate exercise prices of options under the 2006 Plan.

Administration.  The 2006 Plan is administered by our board of directors.

Eligibility.  Options under the 2006 Plan may be granted to our employees (including officers), non-employee directors, and consultants. The plan administrator determines which individuals are granted options under the 2006 Plan.

Termination of service.  Generally, if an option holder’s service with us terminates other than by reason of death, disability or termination by the Company without cause, all options will immediately expire. If an option holder’s service terminates due to death or disability, vested options will remain exercisable for 12 months after the date of termination. If an option holder’s service is terminated by the Company without cause, vested options will remain exercisable for 90 days after the date of termination.

Non-transferability of options.  Options granted under the 2006 Plan are non-transferable other than by will or the laws of descent and distribution, and during an option holder’s lifetime are exercisable only him or her.

Change in control.  In the event of any merger, acquisition, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, or a sale of all or substantially all of the assets of the Company, then, subject to the terms and conditions of the merger, acquisition, reorganization, or sale, each unexercised option will be assumed, or substituted for, by an appropriate number of options, of the same class of shares or other securities of the surviving entity, and appropriate adjustments will be made in the exercise price per share. If the surviving entity does not agree to assume or substitute for the options, all unexercised options expire as of the date of the merger, acquisition, reorganization, or sale. If prior to the completion of an initial public offering of the shares of our common stock, all or substantially all of the shares are sold, or upon a merger or reorganization or the like, the shares, or any class of shares, are exchanged for securities of another company, all option holders are obligated to exercise their options and sell or exchange the shares purchased under the 2006 Plan in accordance with the instructions then issued by our board of directors. In the event the Company is liquidated or dissolved, our board of directors has discretion to accelerate the vesting of all options as of the effective date of the liquidation or dissolution.

Amendment and termination.  Our board of directors may amend or terminate the 2006 Plan at any time, except that no amendment or termination impairs the rights of the holder of any options then granted without the holder’s written consent. The 2006 Plan is scheduled to terminate by its terms ten years after the date it was adopted by our board of directors.

Section 102(b)(3) issuances.  We have elected to issue our options and shares granted or issued to most of our Israeli participants (excluding our co-founders) in this plan under Section 102(b)(3) of the Israeli Income Tax Ordinance, which is the capital gains track. To comply with the capital gains track, all options and shares under the ESOP are granted or issued to a trustee and are held by the trustee for two years from the date of grant of the option. Under the capital gains track we are not allowed an Israeli tax deduction for the grant or issuance of the options or shares.

2011 Stock Incentive Plan.

General.  Our board of directors and shareholders approved and adopted our 2011 Stock Incentive Plan, or the 2011 Plan, on            , 2011. The following description of the 2011 Plan is qualified in its entirety by the full text of the plan, which will be filed with the SEC as an exhibit to the registration statement.

Purpose.  We believe that the 2011 Plan will promote our long-term growth and profitability by (i) providing key people with incentives to improve stockholder value and to contribute to our growth and financial success through their future services, and (ii) enabling us to attract, retain and reward the best-available personnel.

Eligibility.  Selected employees, officers, directors, and other individuals providing bona fide services to us or any of our affiliates, are eligible for awards under the 2011 Plan. The plan administrator may also grant awards to individuals in connection with hiring, retention, or otherwise before the date the individual first performs services; however, those awards will not become vested or exercisable before the date the individual first performs those services. As of     , 2011,     non-employee directors, and approximately     employees and other individuals providing bona fide services to us are eligible to participate in the 2011 Plan.

Shares subject to the plan.  The number of shares of common stock that we may issue with respect to awards granted under the 2011 Plan in each calendar year during any part of which the plan is in effect will not exceed 3% of the total shares of common stock outstanding on the first day of such year, plus the number of shares available for awards in the previous calendar year that were not awarded under the plan; provided, however, that no more than an aggregate of     shares of common stock may be issued pursuant to incentive stock options intended to qualify under section 422 of the Internal Revenue Code. The maximum number of shares of common stock subject to awards of any combination that may be granted under the 2011 Plan during any fiscal year to any one individual is shares. These limits will be adjusted to reflect any stock dividends, split ups, recapitalizations, mergers, consolidations, share exchanges, and similar transactions. If any award, or portion of an award, under the 2011 Plan expires or terminates unexercised, becomes unexercisable, is settled in cash without delivery of shares, or is forfeited or otherwise terminated, surrendered or canceled as to any shares, or if any shares are repurchased by or surrendered to us in connection with any award, or if any shares are withheld by us, the shares subject to such award and the repurchased, surrendered and withheld shares will thereafter be available for further awards under the plan other than incentive stock options.

Administration.  The 2011 Plan is administered by our board of directors or by a committee or committees as the board may appoint from time to time. The plan administrator has the full authority and discretion to administer the 2011 Plan and to take any action that is necessary or advisable in connection with the administration of the plan, including without limitation the authority and discretion to interpret and construe any provision of the plan or any agreement or other documents relating to the plan. The plan administrator’s determination will be final and conclusive.

Types of awards.  The 2011 Plan provides for grants of stock options, stock appreciation rights, restricted or unrestricted stock awards, restricted stock units, performance awards, and other stock-based awards. No awards have been granted under the 2011 Plan as of the date of this prospectus. The benefits or amounts that will be allocated (or would have been allocated, if the 2011 Plan had been in effect) to any participant or group of participants are indeterminable at this time because participation and the types of awards (including options) available under the plan are subject to the discretion of the plan administrator.

Stock options.  The 2011 Plan allows the plan administrator to grant incentive stock options, as that term is defined in section 422 of the Internal Revenue Code, or nonqualified stock options. Only our employees or employees of our subsidiaries may receive incentive stock option awards. Options must have an exercise price at least equal to the fair market value of the underlying shares on the date of grant. The option holder may pay the exercise price in cash or by check, by tendering shares of common stock, by a combination of cash and shares, or by any other means that the plan administrator approves. Generally, the options have a 10 year term, however, the options will expire earlier if the option holder’s service relationship with us terminates.

Stock appreciation rights.  The 2011 Plan allows the plan administrator to grant awards of stock appreciation rights which entitle the holder to receive a payment in cash, in shares of common stock, or in a combination of both, having an aggregate value equal to the spread on the date of exercise between the fair market value of the underlying shares on that date and the base price of the shares specified in the grant agreement, multiplied by the number of shares specified in the award being exercised.

Stock awards.  The 2011 Plan allows the plan administrator to grant restricted or unrestricted stock awards, awards denominated in stock equivalent units, or restricted stock units, to eligible participants with or without payment of consideration by the grantee. Awards denominated in stock equivalent units will be credited to a bookkeeping reserve account solely for accounting purposes. Stock awards and restricted stock units may be paid in cash, in shares of common stock, or in a combination of both. Stock awards may also be denominated in other securities.

Performance awards.  The 2011 Plan allows the plan administrator to grant performance awards which become payable in cash, in shares of common stock, or in a combination of both, on account of attainment of one or more performance goals established by the plan administrator. The plan administrator may establish performance goals relating to any of the following, as it may apply to an individual, one or more business units, divisions or subsidiaries, or on a company-wide basis, and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies:

•	Earnings or profitability metrics: including, but not limited to, earnings/loss (gross, operating, net, or adjusted); earnings/loss before interest and taxes (“EBIT”); earnings/loss before interest, taxes, depreciation and amortization (“EBITDA”); profit margins; expense levels or ratios; in each case adjusted to eliminate the effect of any one or more of the following: interest expense, asset impairments, early extinguishment of debt, stock-based compensation expense, changes in generally accepted accounting principles or critical accounting policies, or other extraordinary or non-recurring items, as specified by the plan administrator when establishing the performance goals;
•	Return metrics: including, but not limited to, return on investment, assets, equity or capital (total or invested);
•	Cash flow metrics: including, but not limited to, operating cash flow; cash flow sufficient to achieve financial ratios or a specified cash balance; free cash flow; cash flow return on capital; net cash provided by operating activities; cash flow per share; working capital;
•	Liquidity metrics: including, but not limited to, capital raising; debt reduction; extension of maturity dates of outstanding debt; debt leverage (debt to capital, net debt-to-capital, debt-to-EBITDA or other liquidity ratios) or access to capital; debt ratings; total or net debt; other similar measures approved by the plan administrator;
•	Stock price and equity metrics: including, but not limited to, return on stockholders’ equity; total stockholder return; revenue (gross, operating or net); revenues from sales; revenues from search model; revenue growth; stock price; stock price appreciation; market capitalization; earnings/loss per share (basic or diluted) (before or after taxes); price-to-earnings ratio; and
•	Strategic metrics: including, but not limited to, number of users; site traffic; conversion ratios; product research and development; regulatory filings or approvals; patent application or issuance; manufacturing or process development; sales or net sales; geographic coverage; market share; market penetration; inventory control; growth in assets; key hires; business expansion; acquisitions, divestitures, affiliate agreements, collaborations, licensing or joint ventures; financing; resolution of significant litigation; legal compliance or risk reduction.

The plan administrator is authorized to make adjustments in the method of calculating attainment of performance measures and performance targets in recognition of: (A) extraordinary or non-recurring items; (B) changes in tax laws; (C) changes in generally accepted accounting principles or changes in accounting policies; (D) charges related to restructured or discontinued operations; (E) restatement of prior period financial results; and (F) any other unusual, non-recurring gain or loss that is separately identified and quantified in our financial statements; provided that the plan administrator’s decision as to whether such adjustments will be made with respect to any covered employee, within the meaning of section 162(m) of the Internal Revenue Code, is determined when the performance targets are established for the applicable performance period. The plan administrator may, at its sole discretion, modify the performance results upon which awards are based under the 2011 Plan to offset any unintended results arising from events not anticipated when the performance measures and performance targets were established; provided, that such modification is permitted by section 162(m) of the Internal Revenue Code.

Change in control.  In the event of any transaction resulting in a “change in control” of the Company (as defined in the 2011 Plan), outstanding stock options and other awards that are payable in or convertible into our common stock will terminate upon the effective time of the change in control unless provision is made in connection with the transaction for the continuation, assumption, or substitution of the awards by the surviving or successor entity or its parent. In the event of such termination the holders of stock options and other awards under the 2011 Plan will be permitted immediately before the change in control to exercise or convert all portions of awards that are exercisable or convertible or which become exercisable or convertible upon or prior to the effective time of the change in control.

Amendment and termination.  No award will be granted under the 2011 Plan after the close of business on the day before the tenth anniversary of the effective date of the plan. Our board of directors may amend or terminate the 2011 Plan at any time. Shareholder approval is required to reprice underwater options.

U.S. federal income tax consequences.  The following is a general summary of the U.S. federal income tax treatment of stock options, which are authorized for grant under the 2011 Plan, based upon the provisions of the Internal Revenue Code as of the date of this prospectus. This summary is not intended to be exhaustive and the exact tax consequences to any grantee will depend upon his or her particular circumstances and other facts. Participants must consult their tax advisors with respect to any state, local and non-U.S. tax considerations or particular federal tax implications of options granted under the 2011 Plan.

Incentive stock options.  An option holder recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under section 422 of the Internal Revenue Code. Option holders who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a capital gain or loss upon a sale of the shares equal to the difference, if any, between the sale price and the purchase price of the shares. If an option holder satisfies such holding periods, upon a sale of the shares, we will not be entitled to any deduction for U.S. federal income tax purposes. If an option holder disposes of shares within two years after the date of grant or within one year after the date of exercise (a disqualifying disposition), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the option holder upon the disqualifying disposition of the shares generally will result in a deduction by us for U.S. federal income tax purposes.

Nonqualified stock options.  Options not designated or qualifying as incentive stock options will be nonqualified stock options having no special tax status. An option holder generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonqualified stock option, the option holder normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the exercise date. If the option holder is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonqualified stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as a capital gain or loss. No tax deduction is available to us with respect to the grant of a nonqualified stock option or the sale of the stock acquired pursuant to such grant. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the option holder as a result of the exercise of a nonqualified stock option.

Section 162(m).  The Internal Revenue Code allows publicly held corporations to deduct compensation in excess of $1 million paid to the corporation’s chief executive officer and or any of its three other most highly compensated executive officers (not counting, for this purpose, its chief financial officer) if the compensation is payable solely based on the attainment of one or more performance goals and certain statutory requirements are satisfied. Since we are a privately held corporation, Section 162(m) does not currently apply to our compensation. Under the transition rules, in general, compensation paid under a plan that existed while we are private is exempt from the $1,000,000 deduction limit until the third annual meeting of our stockholders following our initial public offering. We will take these transition rules into account when awarding compensation to our named executive officers. Following our initial public offering, grants of options or stock appreciation rights under our 2011 Plan are intended to qualify for the exemption. Grants of restricted shares or stock units that are made in the future under the 2011 Plan may qualify for the exemption if vesting is contingent on the attainment of objectives based on the performance criteria set forth in the plan and if certain other requirements are satisfied. Grants of restricted shares or stock units that vest solely on the basis of service cannot qualify for the exemption. To maintain flexibility in compensating officers in a manner designed to promote varying corporate goals, our compensation committee has not adopted a policy requiring all compensation to be deductible. Our compensation committee may approve compensation or changes to plans, programs or awards that may cause the compensation or awards to exceed the limitation under Section 162(m) if it determines that action is appropriate and in our best interests.

Foreign Participants.  If any individual who receives a grant under the 2011 Plan is subject to taxation in countries other than the United States, the 2011 Plan provides that the plan administrator may make grants to such individuals on such terms and conditions as the plan administrator determines appropriate to comply with the laws of the applicable countries.

Section 102(b)(3) issuances.  We have elected to issue our options and shares granted or issued to most of our Israeli participants (excluding our co-founders) in this plan under Section 102(b)(3) of the Israeli Income Tax Ordinance, which is the capital gains track. To comply with the capital gains track, all options and shares under the ESOP are granted or issued to a trustee and are held by the trustee for two years from the date of grant of the option. Under the capital gains track we are not allowed an Israeli tax deduction for the grant or issuance of the options or shares.

EXECUTIVE COMPENSATION

Employment Agreements

We have entered into an employment agreement with each of our named executive officers. Each named executive officer has agreed to certain obligations, including non-disclosure of confidential information, non-solicitation of employees and non-competition. See the narrative following the “Summary Compensation Table.”

Tax Deductibility

We believe that we have generally structured our executive compensation in a tax efficient manner. However, to date we have not adopted a policy requiring all compensation to be tax deductible.

Executive and Director Compensation Tables

The following table sets forth information concerning the compensation paid to our named executive officers for our fiscal year ended December 31, 2010.

SUMMARY COMPENSATION TABLE

Name	Annual Base Salary ($)(1)	Annual Cash Bonus ($)	Annual Equity Awards ($)	Annual Compensation ($)
Hilla Ovil Brenner	100,197	0	0	100,197
Liran Brenner(2)	72,493	0	0	103,561
Itay Meroz	105,078	0	0	105,078
Asaf Hanukaev(3)	64,960	0	0	74,439

(1)	Based on the applicable conversion rate of NIS to $ as of the end of each month during 2010.
(2)	Includes $31,068 of perquisites, of which $12,427 was for a severance pay fund, $11,184 for an education fund and $7,456 for a pension fund.
(3)	$33,365 of Mr. Hanukaev’s base salary consists of commissions. Mr. Hanukaev received in 2010 an additional $9,479 in perquisites, of which $3,791 was for a severance fund, $3,412 for an education fund and $2,275 for a pension fund.

In addition, during 2011, a $20,000 bonus was issued to Ms. Ovil Brenner and a $10,000 bonus was issued to Mr. Meroz in connection with the consummation of our January 2011 convertible loan financing. These bonuses will constitute a portion of Ms. Ovil Brenner’s and Mr. Meroz’s 2011 compensation.

Employment Agreements

Hilla Ovil Brenner.  Ms. Ovil Brenner had previously been engaged as our chief executive officer on the basis of an oral agreement with our company, which terminated upon the commencement of the employment agreement which we entered into with Ms. Ovil Brenner, as described below. Pursuant to the oral agreement agreed with our board of directors, from January 2010 until April 2010, Ms. Ovil Brenner received a monthly fee of $9,000 plus VAT. Ms. Ovil Brenner agreed to a temporary reduction in her monthly fee to $7,200 plus VAT per month, commencing May 1, 2010. On November 1, 2010, we resumed paying Ms. Ovil Brenner a monthly fee of $9,000 plus VAT, and commenced reimbursing her for the reduction in her fee. The reimbursement was made over a period of six months commencing November 1, 2010, during which, in addition to her monthly fee, we paid Ms. Ovil Brenner $1,800 plus VAT. As of July 1, 2011, we entered into an employment agreement with Ms. Ovil Brenner pursuant to which as of January 1, 2011, Ms. Ovil Brenner shall be paid an annual salary of $90,660 prior to the consummation of the IPO and $175,000 thereafter. Additionally, under the agreement, Ms. Ovil Brenner shall be paid a one-time transaction bonus of $150,000, of which $100,000 shall be paid within 90 days of the closing of this offering and the remainder on December 31, 2011. The agreement provides for customary non-competition and non-solicitation obligations during the term and for a period of 24 months thereafter. Under her agreement, we also provide Ms. Ovil Brenner with a pension fund which is funded by us as well as through deduction from her salary.

Ms. Ovil Brenner has been granted options to purchase 480,698 of our shares of common stock (which will represent     % of our common stock upon the consummation of this offering) of which options to purchase 273,698 of our shares of common stock have vested, and the remaining options to purchase 207,000 of our shares of common stock will vest on the first, second and third anniversary of the closing of this offering at a rate of 60%, 20% and 20%, respectively, subject to acceleration in the event of certain major transactions. Options to purchase 219,598 shares of our common stock are exercisable at a price of $0.48/share, options to purchase 54,100 shares of our common stock are exercisable at a price of $0.9673/share and options to purchase 207,000 shares of our common stock are exercisable at a price of $1.14/share.

Itay Meroz.  Mr. Meroz had previously been engaged as our chief financial officer pursuant to a consulting agreement dated May 2008, which terminated upon the commencement of the employment agreement which we entered into with Mr. Meroz, as described below. Pursuant to an arrangement agreed with our board of directors, from January 2010 until April 2010, Mr. Meroz received a monthly fee of approximately $9,600 plus VAT. Mr. Meroz agreed to a temporary reduction in his monthly fee to approximately $8,200 plus VAT per month, commencing May 1, 2010. On November 1, 2010, we resumed paying Mr. Meroz a monthly fee of $8,200 plus VAT, and commenced reimbursing him for the reduction in his fee. The reimbursement was made over a period of six months commencing November 1, 2010, during which in addition to his monthly fee we paid Mr. Meroz $1,400 plus VAT. During 2010 we also provided Mr. Meroz with a company car and bore all related expenses. As of July 1, 2011, we entered into an employment agreement with Mr. Meroz pursuant to which as of January 1, 2011, Mr. Meroz shall be paid an annual salary of $100,000 prior to the consummation of the IPO and $133,332 thereafter. Under the agreement, Mr. Meroz shall be paid a one-time bonus of $75,000, $50,000 of which shall be paid within 90 days of the closing of this offering and $25,000 of which shall be paid prior to December 31, 2011. Under the agreement, Mr. Meroz will also continue to be provided with a company car and all we continue to bear all of the related expenses. Under his agreement, we also provide Mr. Meroz with a pension fund which is funded by us as well as through deduction from his salary. The agreement provides for customary non-competition and non-solicitation obligations during the term and for a period of 24 months thereafter.

Mr. Meroz has been granted options to purchase 136,060 of our shares of common stock, of which options to purchase 22,040 of our shares of common stock have vested as of December 31, 2010, 11,020 options to purchase shares of our common stock will vest in equal monthly amounts until May 2012 and the remaining options to purchase 103,000 shares of our common stock will vest on the first, second and third anniversary of the closing of this offering at a rate of 60%, 20% and 20%, respectively, subject to acceleration in the event of certain major transactions. Options to purchase 33,060 shares of our common stock are exercisable at a price of $2.00/share and options to purchase 103,000 shares of our common stock are exercisable at a price of $1.14/share.

Liran Brenner.  Mr. Brenner had previously been engaged as our chief technical officer on the basis of an oral agreement with our company, which terminated upon the commencement of the employment agreement which we entered into with Mr. Brenner, as described below. Pursuant to an arrangement agreed with our board of directors, from January 2010 until April 2010, Mr. Brenner received a monthly salary of approximately $9,000. Mr. Brenner agreed to a temporary reduction in his monthly salary to approximately $7,200 per month. On November 1, 2010, we resumed paying Mr. Brenner a monthly salary of $9,000, and commenced reimbursing him for the reduction in his salary. The reimbursement was made over a period of six months commencing November 1, 2010, during which, in addition to his monthly salary, we paid Mr. Brenner $1,800. As of July 1, 2011, we entered into an employment agreement with Mr. Brenner pursuant to which as of January 1, 2011, Mr. Brenner shall be paid an annual salary of $90,660 prior to the consummation of the IPO and $133,332 thereafter. Under his agreement, we also provide Mr. Brenner with a pension fund which is funded by us as well as through deduction from his salary. The agreement provides for customary non-competition and non-solicitation obligations during the term and for a period of 24 months thereafter.

Mr. Brenner has been granted options to purchase 292,698 of our shares of common stock of which options to purchase 273,698 of our shares of common stock have vested, and the remaining options to purchase 19,000 of our shares of common stock will vest on the first, second and third anniversary of the closing of this offering at a rate of 60%, 20% and 20% respectively, subject to acceleration in the event of certain major transactions. Options to purchase 219,598 shares of our common stock are exercisable at a price of $0.48 per share, options to purchase 20,700 shares of our common stock are exercisable at a price of $0.9673/share, options to purchase 33,400 shares of our common stock are exercisable at a price of $0.01/share and options to purchase 19,000 shares of our common stock are exercisable at a price of $1.14 per share.

Asaf Hanukaev.  We entered into an employment agreement dated May 5, 2010 with Asaf Hanukaev, our Vice President, Media and Monetization. Pursuant to the agreement, Mr. Hanukaev receives a salary of approximately $4,200/month (excluding commissions). Under his agreement, we also provide Mr. Hanukaev with a pension fund which is funded by us as well as through deduction from his salary.

Mr. Hanukaev has been granted options to purchase 51,500 of our shares of common stock which are vesting monthly over a 48 month period, which commenced February 1, 2011. The options are exercisable at a price of $1.14 per share.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning grants of plan-based awards made to our named executive officers during the fiscal year ended December 31, 2010.

Named Executive Officer	Stock Options (#)
Hilla Ovil Brenner	—
Liran Brenner	—
Itay Meroz	—
Asaf Hanukaev	—

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning unexercised options for our named executive officers outstanding as of the end of the fiscal year ended December 31, 2010.

Name	Grant Date	Securities Underlying Unexercised Options (Exercisable)	Securities Underlying Unexercised Options (Unexercisable)	Option Exercise Price	Option Expiration Date
Hilla Ovil Brenner	December 06, 2006	219,598	—	$0.48	December 06, 2016
	December 06, 2006	20,700	—	$0.9673	December 06, 2016
	September 28, 2004	33,400	—	$0.9673	September 28, 2014
Liran Brenner	December 06, 2006	219,598	—	$0.48	December 06, 2016
	December 06, 2006	20,700	—	$0.9673	December 06, 2016
	September 28, 2004	33,400	—	$0.01	September 28, 2014
Itay Meroz	May 01, 2008	22,040	11,020	$2.00	May 01, 2018
Asaf Hanukaev	—	—	—	—	—

Our named executive officers did not exercise any stock options during our fiscal year ended December 31, 2010. On March 31, 2011, our executive officers were granted the following stock options:

Hilla Ovil Brenner: 207,000 shares at an exercise price of $1.14 per share;

Liran Brenner: 19,000 shares at an exercise price of $1.14 per share;

Itay Meroz: 103,000 shares at an exercise price of $1.14 per share; and

Asaf Hanukaev: 51,500 shares at an exercise price of $1.14 per share.

Pension Plans and Deferred Compensation

We do not maintain any qualified or non-qualified defined benefit plans or non-qualified deferred compensation arrangements for the benefit of any of our named executive officers.

DIRECTOR COMPENSATION

Ram Vromen has served as a member of the Company’s board of directors since December 2006. Mr. Vromen served as a non-employee director of WhiteSmoke during fiscal 2010, and received no compensation. Effective upon the consummation of the IPO, the Company has agreed to pay Mr. Vromen in connection with his role as a member of the board of directors, as annual compensation, $12,000 and $500 for each of the Company’s board meetings which he attends.

Yaron Adler has agreed to serve as a member of our board of directors effective upon the consummation of the IPO. In connection with the IPO, Mr. Adler has served as an advisor to the Company, due to his extensive industry experience and expertise. In return for having provided us with business consulting services, including but not limited to having assisted us in obtaining new business prospects as well as building long term business plans for future growth, as an advisor, the Company has agreed to pay Mr. Adler $5,000 per month for the first nine months following consummation of the IPO. As a member of the board of directors, the Company has agreed to pay Mr. Adler, as annual compensation, $12,000 and grant Mr. Adler an option to purchase 18,000 shares of the Company's common stock with an exercise price equal to the IPO price, one-third of which options will vest on each anniversary after the closing of the IPO. Additionally, Mr. Adler will receive $500 for each of the Company's board meetings which he attends.

Karen Sarid has agreed to serve as a member of our board of directors effective upon the consummation of the IPO. In connection with the IPO, Ms. Sarid has served as an advisor to the Company, due to her extensive industry experience and expertise. In return for her services as an advisor, the Company has agreed to pay Ms. Sarid a fee of $10,000, subject to the successful completion of the IPO. As a member of the board of directors, the Company has agreed to pay Ms. Sarid, as annual compensation, $12,000 and grant Ms. Sarid an option to purchase 18,000 shares of the Company’s common stock with an exercise price equal to the IPO price, one-third of which will vest on each anniversary after the closing of the IPO. Additionally, Ms. Sarid will receive $500 for each of the Company’s board meetings which she attends.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

January 2011 Convertible Loan

In January 2011, we entered into a convertible loan agreement with a group of lenders for an aggregate loan of $999,686. Among the parties to the loan were Yair Goldfinger, who was a member of our board of directors from December 2006 to March 2011, and Evolution Venture Capital Fund (Israel) LP and Evolution Venture Capital Fund (Exempt) LP, or the Evolution Funds, which are affiliated with Ram Vromen, a member of our board of directors. The aggregate amount loaned by such interested parties in connection with the convertible loan agreement was approximately $143,283.

Pursuant to the agreement, should we consummate an initial public offering, or IPO, including this offering, by October 31, 2011, each lender may elect to (i) convert their loan into shares of common stock upon the IPO at a 25% discount from the IPO offering price, or (ii) be repaid its portion of the loan. The loan bears interest at a rate of 8% per annum and any interest accrued shall be repayable in cash to the lenders. Should an M&A Transaction, as defined in the agreement, occur prior to October 31, each investor will be entitled to receive in cash at the closing of such M&A Transaction an amount equal to the principal invested by such investor, plus 30%, as repayment in full of such investment (and in lieu of any interest due). In the event an IPO or M&A Transaction is not consummated by October 31, 2011, then the principal amount of the bridge loan and interest will automatically convert into shares of our Series D Preferred stock at a price which would reflect an agreed upon premoney valuation of our company (on a fully-diluted basis after giving effect to the full-ratchet anti-dilution adjustment of our outstanding Series D Preferred Shares).

In connection with the bridge loan, we also agreed to issue each of the lenders a four year warrant to purchase five shares of our common stock for every $10 loaned, at an exercise price per share equal to, in the event of an IPO by October 31, 2011, 110% of the IPO offering price. If we do not conduct an IPO by October 31, 2011, the exercise price of the warrants will be equal to the issuance price of the Series D Preferred Stock described above.

We also agreed to register our shares of common stock issued upon the conversion of the loan and the exercise of the warrants in the registration statement filed in connection with this public offering, of which this prospectus forms a part.

2009 and 2010 Convertible Loans

In connection with convertible loan agreements, or the Convertible Loan Agreements, which included certain of our preferred shareholders entered into in November 2009 and June 2010, we received loans in an aggregate amount of approximately $1.69 million, of which an aggregate of approximately $0.77 million was provided by Yair Goldfinger and Roger Gladstone, each of whom was previously a member of our board of directors, and the Evolution Funds. In October 2010, we converted the loans into 1,185,644 shares of our Series D Preferred Stock at a price per share of $1.4239, of which an aggregate of 542,187 shares were issued to Yair Goldfinger, Roger Gladstone and the Evolution Funds.

Additionally, in connection with the Convertible Loan Agreements, each of our preferred shareholders who also participated in our investment round for the purchase of our shares of Series C Preferred stock in June 2009, as well as in the convertible loan agreements, converted an aggregate of 917,055 Series C Preferred Stock into shares of Series D Preferred Stock, calculated by dividing their original investment in the Series C investment round by 1.4239. Each participating stockholder also received a warrant to purchase 1,081,382 shares of Series D Preferred Stock at an exercise price of $0.01 per share.

The holders of all of our outstanding Series D Preferred Shares, including the aforementioned holders, have agreed to convert such shares into an aggregate of 2,102,701 shares of our common stock and to the termination of the convertible loan agreement and all related agreements contemplated thereby upon consummation of this offering.

Registration Rights Agreement

Effective upon the successful completion of the IPO and the termination of all existing registration rights agreements between us and the Evolution Funds, we will enter into a new registration rights agreement with the Evolution Funds which shall provide for among other things certain demand and piggyback registration rights.

Management Services Agreement

As part of our Series B Preferred Stock financing in December 2006, we agreed to pay the Evolution Funds a management fee of $30,000 per year plus VAT for a period of two years following the investment, in consideration for certain management services to be provided by the Evolution Funds. We agreed to pay the annual fee in advance in equal quarterly installments. We paid management fee installments up to an aggregate amount of $22,500, with an aggregate amount of $37,500 unpaid and accrued. In March 2009, we agreed with Evolution that such accrued and unpaid amounts would only be paid upon the occurrence of certain exit events, including an IPO. Accordingly, upon the consummation of this offering, we will pay Evolution the amount due of $37,500.

Stockholder Loans

In June 2009 and February 2010, we received loans in the amount of $50,000 each from one of our stockholders, Plimus, Inc. which is also our largest credit card clearance company. The loans provide for repayment in 36 monthly payments and bear interest of 5% per annum. As of June 30, 2011, an aggregate of $46,774 was outstanding under these loans. In addition, in August 2011 we received a new loan from Plimus, Inc. in the amount of $0.20 million. The August 2011 loan provides for repayment in four consecutive equal monthly payments commencing September 2011, with an interest rate to be later determined.

In August 2011, we received a loan commitment in the amount of $0.10 million from one of our stockholders, Yair Goldfinger. Upon written request from the Company, Mr. Goldfinger shall transfer funds to the Company pursuant to terms and conditions the same as the Convertible Loan Agreement entered into between the Company and certain investors, date January 2011. The loan commitment shall remain available until October 31, 2011.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of our common stock as of May 1, 2011 and giving effect to the offering, by:

•	each stockholder whom we know to own beneficially more than 5% of our common stock;
•	each of our directors and named executive officers individually; and
•	all directors and executive officers as a group.

In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to stock options or warrants that are exercisable within 60 days of July 15, 2011. Shares issuable pursuant to stock options or warrants are deemed outstanding for computing the percentage of the person holding such options or warrants but are not outstanding for computing the percentage of any other person. The percentage of beneficial ownership for the following table is based on an aggregate of      shares of common stock, which consists of: (i) 750,913 shares of common stock outstanding as of July 15, 2011, plus (ii) 6,588,259 shares of common stock being issued upon the assumed conversion of all outstanding shares of preferred stock, all of which will be issued immediately prior to the consummation of this offering, plus (iii)     shares of common stock issuable upon the conversion of our outstanding bridge loan (assuming that the price of the shares sold in this offering is at the mid-point of the range), all of which will be issued immediately prior to the consummation of this offering. The number of shares of common stock outstanding after this offering also includes     shares of common stock being offered for sale by us in this offering (assuming no exercise of the underwriters’ overallotment option) and also reflects the vesting of options held by certain officers and directors upon consummation of the offering. Unless otherwise indicated, the address for each listed stockholder is: c/o WhiteSmoke, Inc., Kehilat Saloniki 11, 2nd Floor, Tel Aviv, Israel, 69513. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Common Stock (Pre-Offering)	Percent of Common Stock (Pro Forma Post-Offering)
Evolution Venture Fund Capital (Israel) LP(1)	1,662,702	22.7%
Evolution Venture Fund Capital (Exempt) LP(1)	1,007,217	13.7%
Evolution Fund I GP, LP Evolution Fund I Management Company Ltd. Ram Vromen Zohar Alon Itai Horstock(1)	2,669,919	36.4%
Yair Goldfinger	597,161	8.1%
Hilla Ovil Brenner(2)	713,196	9.0%
Liran Brenner(3)	713,196	9.0%
Itay Meroz(4)	27,851	*
Asaf Hanukaev(5)	7,901	*
All Directors and Executive Officers as a group (5 persons)(1)(2)(3)(4)(5)	4,132,063	43.1%

*	Less than one percent.
(1)	32A Habarzel Street, Tel Aviv 69710, ISRAEL. Evolution Fund I Management Company (2) is the general partner of Evolution Fund I GP, LP, which is the general partner of Evolution Venture Fund Capital (Israel) LP and Evolution Venture Fund Capital (Exempt) LP (collectively, the “Evolution Funds”) Messrs. Vromen, Alon and Horstock share voting and dispositive control over the shares held by the Evolution Funds, but disclaim beneficial ownership of such shares except to the extent of their primary interest therein. For purposes of this Amendment No. 1, the beneficial ownership of the Evolution Funds does not include shares issuable upon the conversion of our outstanding bridge loans because the loan will convert based on the public offering price and we have not yet determined a price range.

(2)	Ms. Brenner beneficially owns 273,698 shares in the forms of options which are exercisable within 60 days of July 15, 2011. Ms. Brenner may be deemed to beneficially own 273,698 shares of common stock beneficially held by her husband, Liran Brenner. Ms. Brenner disclaims beneficial ownership of such shares.
(3)	Mr. Brenner beneficially owns 273,698 shares in the forms of options which are exercisable within 60 days of July 15, 2011. Mr. Brenner may be deemed to beneficially own 273,698 shares of common stock beneficially held by his wife, Hilla Ovil Brenner. Mr. Brenner disclaims beneficial ownership of such shares.
(4)	Consists of shares in the form of options which are exercisable within 60 days of July 15, 2011.
(5)	Consists of shares in the form of options which are exercisable within 60 days of July 15, 2011.

DESCRIPTION OF CAPITAL STOCK

The following descriptions are summaries of the material terms of our amended and restated certificate of incorporation and amended and restated by-laws as will be in effect immediately prior to the closing of this offering and relevant sections of the Delaware General Corporate Law (the “DGCL”). Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, our amended and restated certificate of incorporation and amended and restated by-laws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law.

General

Following this offering, our authorized capital stock will consist of 20,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

Common stock outstanding.  As of May 1, 2011, there were 750,913 shares of common stock outstanding which were held of record by 56 stockholders. Following this offering, there will be     shares of common stock outstanding, including (i) 6,588,259 shares of common stock being issued upon the conversion of all outstanding shares of preferred stock, all of which will be issued immediately prior to the consummation of this offering, and (ii)     shares of common stock issuable upon the conversion of our outstanding bridge notes (assuming that the price of the shares sold in this offering is at the mid-point of the range), all of which will be issued immediately prior to the consummation of this offering, but assuming no exercise of the underwriters’ over-allotment option and no exercise of outstanding options or warrants. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable.

Voting rights.  The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, except on matters relating solely to terms of preferred stock.

Dividend rights.  Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. See “Dividend Policy.”

Rights upon liquidation.  In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Other rights.  The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

In connection with this offering, the holders of all of our outstanding shares of preferred stock have irrevocably agreed to convert such preferred shares into shares of our common stock. Following this offering, our board of directors will have the authority under our amended and restated certificate of incorporation to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of our common stock. At present, we have no plans to issue any of the preferred stock.

Certain Waivers and Terminations by Existing Stockholders

Prior to this offering, certain of our preferred stockholders possessed registration rights, bring-along rights and board observer and other management rights pursuant to the agreements by which they purchased their shares from us, an investors’ rights agreement with us and a voting agreement with us. In addition, prior to this offering, certain of our common stockholders possessed anti-dilution rights, preemptive rights and rights with respect to the management of our company pursuant to the agreements by which they purchased their shares from us. In connection with this offering, these preferred and common stockholders have waived all of the rights accruing to them under these agreements by virtue of this offering and consented to terminate all of these agreements, effective immediately prior to the closing of this offering. In exchange for the Evolution Funds waiver of such rights, we have agreed to enter into a new registration rights agreement with the Evolutions Funds effective upon the successful completion of the IPO which shall provide for among other things certain demand and piggyback registration rights. The preferred stockholders also waived any and all rights accruing to them by virtue of this offering under their respective certificates of designations and, as noted above, all the preferred stock will be converted into common stock in connection with this offering.

Anti-Takeover Effects of Delaware Law

Following consummation of this offering, we will be subject to the “business combination” provisions of Section 203 of the DGCL. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status;
•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or
•	on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock.

The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated by-laws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors.

Limits on Written Consents

Any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders.

Limits on Special Meetings

Special meetings of the stockholders may be called at any time only by the board of directors, the Chairman of the Board or our Chief Executive Officer or, in the absence of a Chief Executive Officer, our President, subject to the rights of the holders of any series of preferred stock.

Election and Removal of Directors

Our stockholders may only remove directors for cause. Our board of directors may elect a director to fill a vacancy, including vacancies created by the expansion of the board of directors. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of our directors.

Our certificate of incorporation and by-laws will not provide for cumulative voting in the election of directors.

Amendments to Our Governing Documents

Generally, the amendment of our amended and restated certificate of incorporation requires approval by our board of directors and a majority vote of stockholders. Any amendment to our by-laws requires the approval of either a majority of our board of directors or approval of at least 66 2/3% of the votes entitled to be cast by the holders of our outstanding capital stock in elections of our board of directors.

Listing

We have applied to list our common stock on the NASDAQ Capital Market under the symbol “WHSM.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our common stock in the public market after the restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of this offering, we will have     shares of common stock outstanding assuming no exercise of the underwriters’ over-allotment option,     the conversion of all outstanding shares of preferred stock and outstanding bridge notes. Of these     shares, the     shares (     shares if the underwriters exercise their over-allotment option in full) sold in this offering will be freely transferable without restriction or registration under the Securities Act, except for any shares purchased by one of our existing “affiliates,” as that term is defined in Rule 144 under the Securities Act. The remaining shares of common stock existing are “restricted shares” as defined in Rule 144. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 of the Securities Act. As a result of the contractual 180-day and one-year lock-up period, described below and the provisions of Rules 144 and 701, these shares will be available for sale in the public market as follows:

Number of Shares	Date
On the date of this prospectus.
After 90 days from the date of this prospectus.
After 180 days from the date of this prospectus (subject, in some cases, to volume limitations).
At various times after 180 days from the date of this prospectus (subject, in some cases, to volume limitations).

Rule 144

In general, under Rule 144, beginning 90 days after this offering, an affiliate who beneficially owns shares that were purchased from us, or any affiliate, at least six months previously, is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of our then-outstanding shares of common stock, which will equal approximately     shares immediately after this offering (assuming no exercise of the underwriters’ over-allotment option), or the average weekly trading volume of our common stock on the during the four calendar weeks preceding the filing of a notice of the sale on Form 144. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and availability of current public information about us.

Following this offering, a person that is not an affiliate of ours at the time of, or at any time during the three months preceding, a sale and who has beneficially owned restricted shares of our common stock for at least six months, may sell shares without complying with the volume limitation, manner of sale or notice provisions described above, and any such person who has beneficially owned restricted shares of our common stock for at least one year may sell shares without complying with the abovementioned restrictions and the current public information requirement.

We are unable to estimate the number of shares that will be sold under Rule 144 since this will depend on the market price for our common stock, the personal circumstances of the stockholder and other factors.

Rule 701

In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirements or other restrictions contained in Rule 701.

The Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than “affiliates,” as defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by “affiliates” under Rule 144 without compliance with its one-year minimum holding period requirement.

Registration Rights

Upon completion of this offering, the holders of     shares of common stock and     shares of common stock issuable upon the exercise of outstanding options and warrants or their transferees, will be entitled to various rights with respect to the registration of these shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by our affiliates. We have also registered     shares of common stock pursuant to the Selling Securityholder Prospectus which forms a part of the registration statement of which this prospectus forms a part. Holders of these rights have agreed that they will not exercise them for at least 180 days following consummation of this offering.

Stock Options and Warrants

As of June 30, 2011, (i) 1,596,625 shares of common stock were reserved for issuance or issued under our equity incentive plans, of which options to purchase 1,185,220 shares of common stock had been granted and were outstanding as of June 30, 2011 and 411,405 have been exercised, (ii) 51,282 shares of common stock reserved for issuance under warrants to purchase our Series C Preferred Stock, which will be converted into warrants to directly purchase 51,282 shares of common stock upon the closing of the IPO at an exercise price of $2.50 per share, (iii) 1,081,381 shares of Common Stock reserved for issuance under warrants to purchase our Series D Preferred Stock, which will be converted into warrants to directly purchase 1,081,381 shares of common stock upon the closing of the IPO at an exercise price of $0.01 per share, and (iv) warrants to purchase     shares of Common Stock, based on the mid-point of the range set forth in this prospectus, issued in connection with our outstanding convertible loans, and with an exercise price equal to 110% of the public offering price.

Upon completion of this offering, we intend to file a registration statement under the Securities Act covering all shares of common stock subject to outstanding options or issuable pursuant to our incentive stock plans. Shares registered under this registration statement will be available for sale in the open market, subject to Rule 144 volume limitations applicable to affiliates, vesting restrictions with us or the contractual restrictions described below.

Lock-up Agreements

Prior to the consummation of this offering, all of our directors and executive officers and the holders of all of our common stock will agree, subject to limited exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock for a period of one year, in the case of our directors, executive officers and affiliated stockholders (other than the Evolution Funds, which will be locked up for six months), and six months otherwise, following the date of this prospectus will agree, subject to extension in certain circumstances, without the prior written consent of Rodman & Renshaw, LLC and EarlyBirdCapital, Inc. See “Underwriting.”

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS
FOR NON-U.S. HOLDERS OF COMMON STOCK

General

The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of common stock by a beneficial owner that is a “non-U.S. holder”, other than a non-U.S. holder that owns, or has owned, actually or constructively, more than 5% of the company’s common stock. This discussion addresses only the U.S. federal income and estate tax considerations of non-U.S. holders that are initial purchasers of common stock pursuant to the offering and that will hold common stock as capital assets. For purposes of this summary, a “non-U.S. holder” is any beneficial owner that for U.S. federal income tax purposes is not a United States person. The term “United States person” means:

•	an individual citizen or resident of the U.S.;
•	a corporation or an entity electing to be taxed as a corporation, created or organized under the laws of the U.S. or any state, including the District of Columbia;
•	an estate whose income is subject to U.S. income tax regardless of source; or
•	a trust (i) whose administration is subject to the primary supervision of a court within the U.S. and which has one or more United States persons who have authority to control all substantive decisions of the trust or (ii) which has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

Generally, an individual may be treated as a resident of the U.S. in any calendar year for U.S. federal income tax purposes by, among other ways, being present in the U.S. for at least 31 days in that calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For purposes of this calculation, such individual would count all of the days in which the individual was present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year. Residents are taxed for U.S. federal income tax purposes as if they were citizens of the U.S. Such an individual is urged to consult his or her own tax adviser regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of common stock.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Partnerships owning common stock and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of owning and disposing of common stock.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and Treasury Regulations, all as of the date hereof, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. No ruling has been or will be sought from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. Prospective holders are urged to consult their tax advisers with respect to the particular tax consequences to them of owning and disposing of common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

This summary applies only to non-U.S. holders who acquire our common stock pursuant to this offering and who hold our common stock as a capital asset (generally property held for investment). This summary generally does not address tax considerations that may be relevant to particular investors because of their specific circumstances, or because they are subject to special rules. United States expatriates, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid federal income tax, life insurance companies, tax-exempt organizations, dealers in securities or currencies, brokers, banks or other financial institutions, certain trusts, hybrid entities, pension funds and investors that hold common stock as part of a hedge, straddle or conversion transaction are among those categories of potential investors that are subject to special rules not covered in this discussion. This summary does not consider the tax consequences for partnerships, entities classified as a partnership for U.S. federal income tax purposes, or persons who hold their interests through a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

Dividends

Payments that we make to our shareholders with respect to our common stock will constitute dividends to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those dividends exceed our current and accumulated earnings and profits, the dividends will constitute a return of capital and will first reduce a holder’s basis, but not below zero, and then will be treated as gain from the sale of stock.

As discussed under “Dividend Policy” above, the company does not currently expect to pay dividends. In the event that the company does pay dividends, the gross amount of any dividend paid to a non-U.S. holder of common stock generally will be subject to U.S. withholding tax at a rate of 30% unless the holder is entitled to an exemption from or reduced rate of withholding under an applicable income tax treaty. In order to obtain a reduced rate of withholding, prior to the payment of a dividend, a non-U.S. holder will be required to provide an IRS Form W-8BEN (or successor form) certifying its entitlement to a reduced rate of withholding.

Dividends received by a non-U.S. holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. holder (and dividends attributable to a non-U.S. holder’s permanent establishment in the U.S. if an income tax treaty applies) are exempt from this withholding tax. To obtain this exemption, prior to the payment of a dividend, a non-U.S. holder must provide an IRS Form W-8ECI (or successor form) properly certifying this exemption. Effectively connected dividends (or dividends attributable to a permanent establishment), although not subject to withholding tax, are taxed at the same graduated rates applicable to United States persons, net of certain deductions and credits. In addition, dividends received by a corporate non-U.S. holder that are effectively connected with a U.S. trade or business of the corporate non-U.S. holder (or dividends attributable to a corporate non-U.S. holder’s permanent establishment in the U.S. if an income tax treaty applies) may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified in an income tax treaty).

A non-U.S. holder who provides the company with an IRS Form W-8BEN or an IRS Form W-8ECI will be required to periodically update such form.

Gain on Disposition of Common Stock

A non-U.S. holder will generally not be subject to U.S. federal income tax on any gains realized on the sale, exchange, or other disposition of common stock unless:

•	the gain is effectively connected with a U.S. trade or business of the non-U.S. holder (or attributable to a permanent establishment in the U.S. if an income tax treaty applies), in which case the non-U.S. holder generally will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates and, if the non-U.S. holder is a corporation, the branch profits tax may apply, at a 30% rate or such lower rate as may be specified by an applicable income tax treaty;
•	the non-U.S. holder is an individual who is present in the U.S. for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met, in which case the non-U.S. holder will be required to pay a flat 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such non-U.S. holder’s country of residence) on the net gain derived from the disposition, which tax may be offset by U.S. source capital losses, if any, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses; or

•	our common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the holder’s holding period for our common stock. We believe that we are not currently, and we are not likely to become, a “United States real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Backup Withholding Requirements

Generally, we must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-U.S. holder’s country of residence.

Payments of dividends or of proceeds on the disposition of stock made to a non-U.S. holder may be subject to additional information reporting and backup withholding. Backup withholding will not apply if the non-U.S. holder establishes an exemption, for example, by properly certifying its non-United States person status on an IRS Form W-8BEN (or successor form). Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a United States person.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a credit or refund may be obtained, provided that the required information is furnished to the IRS in a timely manner.

Recent Legislation Relating to Foreign Accounts

Recently enacted legislation generally will impose a U.S. federal withholding tax of 30% on dividends and the gross proceeds of a disposition of our common stock paid after December 31, 2012 to a foreign financial institution (as specifically defined for this purpose) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). The legislation also will generally impose a U.S. federal withholding tax of 30% on dividends and the gross proceeds of a disposition of our common stock paid after December 31, 2012 to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding direct and indirect U.S. owners of the entity. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Holders are encouraged to consult with their own tax advisors regarding the possible implications of the legislation on their investment in our common stock.

Federal Estate Tax

The estates of nonresident alien individuals are generally subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our common stock will be U.S. situs property and, therefore, will be included in the taxable estate of a nonresident alien decedent. The U.S. federal estate tax liability of the estate of a nonresident alien may be affected by a tax treaty between the U.S. and the decedent’s country of residence.

THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

MATERIAL ISRAELI INCOME AND CAPITAL GAIN TAX CONSIDERATIONS
FOR ISRAELI HOLDERS OF COMMON STOCK

The following description is not intended to constitute a complete analysis of all tax consequences relating to the ownership or disposition of common stock by a beneficial owner that is an Israeli resident. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign, including Israeli, or other taxing jurisdiction.

Israeli Tax Considerations

The following is a brief description of the material Israeli taxes applicable to our shareholders who are Israeli residents for tax purposes. This description does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of this kind of investor include traders in securities who are subject to ordinary income tax regimes not covered in this discussion. To the extent that the discussion is based on new tax legislation that has not yet been subject to judicial or administrative interpretation, we cannot assure you that the appropriate tax authorities or the courts will accept the views expressed in this discussion.

General

The following is a general discussion of the material Israeli income and capital gain tax consequences of the ownership and disposition of common stock by a beneficial owner that is an Israeli resident. This discussion addresses only the Israeli income tax and capital gain tax considerations of Israeli holders that are initial purchasers of common stock pursuant to the offering and that will hold common stock as capital assets.

The term “Israeli Resident” is generally defined under Israeli tax legislation with respect to individuals as a person whose center of vital interests is in Israel. The Israeli Tax Ordinance [New Version], 1961 (as amended by Amendment Law No. 132 of 2002) (the “Israeli Tax Ordinance”) determines that in order to determine the center of vital interests of an individual, account will be taken of the individual’s family, economic and social connections, including: (a) place of permanent home; (b) place of residential dwelling of the individual and the individual’s immediate family; (c) place of the individual’s regular or permanent occupation or the place of his permanent employment; (d) place of the individual’s active and substantial economic interests; (e) place of the individual’s activities in organizations, associations and other institutions;

The center of vital interests of an individual will be presumed to be in Israel if: (a) the individual was present in Israel for 183 days or more in the tax year; or (b) the individual was present in Israel for 30 days or more in the tax year, and the total period of the individual’s presence in Israel in that tax year and the two previous tax years is 425 days or more. The presumption in this paragraph may be rebutted either by the individual or by the assessing officer.

Under Israeli tax legislation, a corporation will be considered as an “Israeli Resident” if it meets one of the following: (a) it was incorporated in Israel; or (b) the control and management of its business are exercised in Israel.

Dividends

As discussed under “Dividend Policy” above, the company does not currently expect to pay dividends. In the event that the company does pay dividends, inter alia, to its Israeli shareholders, the dividend paid to an Israeli individual shareholder of common stock will be generally subject to an Israeli tax rate of 20%, or 25% if the Israeli shareholder qualifies as a “Substantial Shareholder” under the Israeli Tax Ordinance. In the event that the company pays dividends to an Israeli corporation, this dividend will be subject to a corporate income tax rate of 25%. Any U.S. dividend withholding tax at source, if applied in accordance with the double tax treaty between Israel and the U.S., may, subject to certain conditions, be credited against the Israeli tax liability that stem from such a dividend.

Gain on Disposition of Common Stock

An Israeli resident holder will generally be subject to capital gain tax in Israel on any gains realized on the sale, exchange, or other disposition of common stock. Capital gains are divided into real and inflationary components. The linear portion of real gains of Israeli individuals is taxed at a rate of 20% (25% if qualifies as a Substantial Shareholder). Israeli corporations are subject to tax on the real gains at the regular corporate tax rate (24% in 2011). The inflationary component of the gain is exempt from tax.

Should we be determined to be tax resident in Israeli under Israeli tax law, there may be certain tax consequences for non-Israeli shareholders resulting from the holding or disposition of our shares. For more information see “Risk Factors — Our company and our shareholders may have greater than anticipated tax liabilities.”

THE PRECEDING DISCUSSION OF ISRAELI INCOME TAX AND CAPITAL GAIN TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR ISRAELI TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

Rodman & Renshaw, LLC is acting as the representative of the underwriters of the offering. We have entered into an underwriting agreement dated     , 2011 with the representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name of Underwriter	Number of Shares
Rodman & Renshaw, LLC
EarlyBirdCapital, Inc.
Total

The underwriters are committed to purchase all the shares of common stock offered by us other than those covered by the option to purchase additional shares described below, if it purchases any shares. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

The underwriters propose to offer the common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers that are members of the Financial Industry Regulatory Authority, or FINRA, at that price less a concession not in excess of $     per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $     per share from the public offering price. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters.

The following table shows the per share and total underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering.

	Per Share	Total Without Over- Allotment Option	Total With Over- Allotment Option
Public offering price	$
Underwriting discount (7%)	$
Non-accountable expense allowance (1%)	$
Proceeds, before expenses, to us	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $     .

In our January 2011 bridge financing, Rodman & Renshaw and EarlyBirdCapital assisted us in locating certain of the lenders who participated in the bridge financing. We paid them an aggregate of $50,563.91 in commissions on the funds invested by the lenders they introduced us to. In addition, the underwriters and their affiliates may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us in the ordinary course of their business, for which they may receive customary fees and commissions.

Firebrand Financial Group, Inc. is the majority owner of EBC Holdings, Inc. (“EBC Holdings”). EBC Holdings is the sole owner of EarlyBirdCapital, Inc., an underwriter in this offering, and Dalewood Associates Inc. (“Dalewood Inc”). Dalewood Inc. is the general partner of Dalewood Associates, LP (“Dalewood LP”), a shareholder of WhiteSmoke.

Overallotment Option

We have granted a 45-day option to the underwriters to purchase up to an additional     shares of common stock sold on the date hereof, at the same price as the initial shares offered. If the underwriters fully exercise this option, the total public offering price (before expenses) and net proceeds to us will be approximately $     million and $     million, respectively, based on a public offering price of $     per share.

A prospectus in electronic format may be made available on the web sites maintained by the underwriters, or selling group members, if any, participating in the offering. The representative may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to selling group members that may make Internet distributions on the same basis as other allocations.

Lock-ups

We have agreed that we will not for a period of 180 days from the effective date of the registration statement of which this prospectus is a part, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock; (ii) file or caused to be filed any registration statement with the Securities and Exchange Commission relating to the offering of any shares of capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock, or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock, whether any such transaction described in clause (i), (ii) or (iii) above is to be settled by delivery of shares of capital stock or such other securities, in cash or otherwise, other than the shares to be sold hereunder, and shares issuable upon the exercise or conversion of outstanding securities, securities issued under any company stock or equity compensation plans.

The restrictions described in the preceding paragraph do not apply to certain exceptions, including the following:

•	the shares of our common stock to be sold pursuant to the underwriting agreement;
•	the issuance of shares of common stock upon the exercise of an option or warrant or similar security or the conversion of a security outstanding on the date of the underwriting agreement of which the representative have been advised in writing; or
•	the issuance of options or shares of our capital stock under any of our stock or equity compensation plans.

Our directors and executive officers and all of our stockholders have entered into lock up agreements with the representative prior to the commencement of this offering pursuant to which each of these persons or entities, for a period of one year, in the case of our directors, executive officers and affiliated stockholders (other than the Evolution Funds, who will only be locked up for six months), and six months otherwise, from the effective date of this offering without the prior written consent of the representative, agree not to (1) offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock, or (4) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any of the common stock. Notwithstanding these limitations, these common shares may be transferred by gift, will or intestate succession, or by judicial decree under certain limited circumstances.

The lock-up period described in the preceding paragraphs will be automatically extended if: (1) during the last 17 days of the restricted period, we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the date of the earnings release.

Any of the securities subject to the lock-up agreement may be released in whole or part from the terms thereof only upon the approval of Rodman & Renshaw; provided, however, that we must announce any such release through a major news service and such release will only be effective two business days after the publication date of such press release.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, which involve making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts or may be “naked” shorts. The underwriters may close out any covered short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M promulgated under the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if a representative of an underwriter purchases common stock in the open market in stabilizing transactions or to cover short sales, the underwriter can require the representative that sold those shares as part of this offering to repay the underwriting discount received by such representative.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NASDAQ Capital Market, in the over-the-counter market or otherwise.

In determining the public offering price, we and the underwriters expect to consider a number of factors including:

•	the information set forth in this prospectus and otherwise available to the underwriters;
•	our prospects and the history and prospects for the industry in which we compete;
•	an assessment of our management;
•	our prospects for future earnings;
•	the general condition of the securities markets at the time of this offering;
•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and
•	other factors deemed relevant by the underwriters and us.

Neither we, nor the underwriters can assure investors that an active trading market will develop for our common stock, or that the shares will trade in the public market at or above the public offering price.

Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Other Terms

In connection with this offering, the underwriters and certain of the securities dealers may distribute prospectuses electronically. No forms of prospectus other than printed prospectuses and electronically distributed prospectuses that are printable in Adobe PDF format will be used in connection with this offering.

In addition, the underwriters and their affiliates may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they may receive customary fees and commissions.

From time to time, the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or the Securities Act.

We have also agreed to issue to the underwriters, for an aggregate of $100, common stock purchase warrants to purchase an aggregate number of shares of our common stock equal to an aggregate of five (5%) percent of the shares sold in the offering. The warrants will have an exercise price equal to 125% of the offering price of the shares sold in this offering. The warrants are exercisable commencing one year (1) year after the effective date of this offering, and will be exercisable, in whole or in part, for four (4) years thereafter. The warrants are not redeemable by us, and allows for “cashless” exercise. The warrants also provide for one demand registration right and unlimited “piggyback” registration rights at our expense with respect to the underlying shares of common stock during the four (4) year period commencing one (1) year after the effective date of this offering. Pursuant to the rules of FINRA (formerly the NASD), and in particular Rule 5110, the warrants (and underlying shares) issued to Rodman & Renshaw, LLC may not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective disposition of the securities by any person for a period of 180 days immediately following the effective date of this offering; provided, however, that the warrants (and underlying shares) may be transferred to officers or partners of the underwriters and members of the underwriting syndicate as long as the warrants (and underlying shares) remain subject to the lockup.

We have also agreed to pay the underwriter expenses relating to the offering, including (a) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $5,000 per individual or $     in the aggregate; (b) up to $15,000 for the underwriters’ expenses (including fees of counsel) incurred in clearing this offering with FINRA, (c) up to $10,000 of accountable “road show” expenses and (d) up to $16,000 for the underwriters use of i-Deal’s book-building, prospectus tracking and compliance software for this offering.

Offer restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the common stock under this prospectus is only made to persons to whom it is lawful to offer the common stock without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the common stock sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

China

The information in this document does not constitute a public offer of the common stock, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The common stock may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of common stock will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of common stock has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

(a) to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

(c) to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of Top Ships or any underwriter for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of common stock shall result in a requirement for the publication by Top Ships of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The common stock have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the common stock have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial

Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the common stock cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The common stock have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The common stock offered by this prospectus has not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor has such common stock been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the common stock being offered. Any resale in Israel, directly or indirectly, to the public of the common stock offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the common stock in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societ|$$|Aga e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the common stock may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•	to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and
•	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the common stock or distribution of any offer document relating to the common stock in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and
•	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the common stock in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such common stock being declared null and void and in the liability of the entity transferring the common stock for any damages suffered by the investors.

Japan

The common stock have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the common stock may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires common stock may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of common stock is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The common stock have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the common stock have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of common stock in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the common stock be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of common stock in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the common stock may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of common stock will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the common stock have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab

Emirates, nor has Top Ships received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the common stock within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the common stock, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by Top Ships.

No offer or invitation to subscribe for common stock is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the common stock. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the common stock may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the common stock has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to Tops Ships.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Reed Smith LLP, New York, New York. Graubard Miller, New York, New York, is acting as counsel to the underwriters in this offering. Yigal Arnon & Co. is acting as Israeli counsel for us. Gornitzky & Co. is acting as Israeli counsel to the underwriters.

EXPERTS

The consolidated financial statements of WhiteSmoke, Inc. and subsidiaries at December 31, 2010 and 2009, and for each of the two years in the period ended December 31, 2010, appearing in this Prospectus and Registration Statement have been audited by Kost Forer Gabbay and Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in note 1(d) to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Delaware, however our principal place of business is in Tel-Aviv, Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Yigal Arnon & Co., that it may be difficult to initiate an action with respect to United States securities law in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of United States securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not United States law is applicable to the claim. If United States law is found to be applicable, the content of applicable United States law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

•	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;
•	the judgment may no longer be appealed;
•	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and
•	the judgment is executory in the state in which it was given.

Notwithstanding the previous sentence, an Israeli court will not declare a foreign civil judgment enforceable if:

•	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);
•	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;
•	the judgment was obtained by fraud;

•	the possibility given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;
•	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;
•	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or
•	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC, Washington, D.C. 20549, a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby, of which this prospectus forms a part. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the company and its common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

As a result of the offering, we will become subject to the full informational requirements of the Exchange Act. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent registered public accounting firm. We also maintain an Internet site at www.whitesmoke.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

WHITESMOKE INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

INDEX

Page
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2009 and 2010 and June 30, 2011 (unaudited)	F-3
Consolidated Statements of Operations for the years ended December 31, 2009 and 2010 and the six months ended June 30, 2010, and June 30, 2011 (unaudited)	F-5
Statements of Changes in Stockholders’ Deficit for the years ended December 31, 2009 and 2010 and the six months ended June 30, 2011 (unaudited)	F-6
Consolidated Statements of Cash Flows for the years ended December 31, 2009 and 2010 and the six months ended June 30, 2010, and June 30, 2011 (unaudited)	F-7
Notes to Consolidated Financial Statements	F-9

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the board of directors and Stockholders of

WHITESMOKE INC. AND SUBSIDIARIES

We have audited the accompanying consolidated balance sheets of WhiteSmoke Inc. and subsidiaries (the “Company”) as of December 31, 2009 and 2010, and the related consolidated statements of operations, stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2009 and 2010, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1(d) to the consolidated financial statements, the Company has incurred recurring operating losses, negative cash flows from operations, and has a working capital deficiency. In addition, the Company has current obligations associated with its loan agreements with its lenders. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 1(d). The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 2, the consolidated financial statements as of December 31, 2009 and 2010 and for each of the two years in the period ended December 31, 2010, and stockholders’ deficit as of January 1, 2009, have been restated to correct a clerical mistake related to the accounting for revenue recognition of the software related license and services.

Tel-Aviv, Israel June 24, 2011 except as to Note 14(b), as to which the date is August 22, 2011	KOST FORER GABBAY & KASIERER A Member of Ernst & Young Global

WHITESMOKE INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands (except share and per share data)

	December 31,		June 30 2011
	2009	2010
			(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$353	$379	$205
Restricted cash	57	61	63
Trade receivables	121	291	821
Prepaid expenses and other assets (Note 3)	54	27	49
Total current assets	585	758	1,138
LONG-TERM ASSETS:
Long-term deposit	10	10	10
Property and equipment, net (Note 4)	171	66	75
Other intangible assets, net (Note 5)	143	115	101
Deferred expenses related to initial public offering	—	25	608
Total long-term assets	324	216	794
Total assets	$909	$974	$1,932

The accompanying notes are an integral part of the consolidated financial statements.

WHITESMOKE INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands (except share and per share data)

	December 31,		June 30, 2011	Pro forma stockholders’ deficit as of June 30, 2011
	2009(*)	2010(*)
			(Unaudited)
LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Trade payables	382	366	891
Employees accrual and other accrued expenses (Note 6)	742	710	1,107
Other short term liability (Note 7, 8)	29	—	—
Deferred revenues	2,269	2,128	2,220
Current maturities of long-term loans (Note 7)	172	670	792
Warrants (Note 8)	—	—	461
Embedded derivatives (Note 8)	—	—	547
Short-term loan (Note 8)	—	161	—
Convertible loans (Note 8)	436	—	589
Total current liabilities	4,030	4,035	6,607
LONG-TERM LIABILITIES:
Accrued severance pay	177	197	201
Long term deferred revenue	680	702	691
Long term loans (Note 7)	966	435	114
Total long-term liabilities	1,823	1,334	1,006
Total liabilities	5,853	5,369	7,613
COMMITMENTS AND CONTINGENCIES (Note 9)
STOCKHOLDERS’ DEFICIT (Note 10):
Stock capital:
Common stock of $0.01 par value – Authorized: 17,000,000, 20,100,000 and 21,100,000 shares as of December 31, 2009, December 31, 2010 and June 30, 2011, respectively; Issued and outstanding: 511,578, 735,675 and 750,914 shares as of December 31, 2009, 2010 and June 30, 2011, respectively; 8,206,972 (unaudited) issued and outstanding (pro forma)	5	7	7	82
Convertible Preferred Series A, A-1, B, B-1, C and D stock of $0.01 par value – Authorized: 6,500,000, 9,000,000 and 9,000,000 shares as of December 31, 2009, December 31, 2010, and June 30, 2011, respectively; Issued and outstanding: 4,794,293, 6,374,676 and 6,374,676 shares as of December 31, 2009, December 31, 2010 and June 30, 2011, respectively. none (unaudited) issued and outstanding (pro forma). Aggregate Liquidation preferences of $7,690 as of June 30, 2011 (unaudited), respectively.	48	64	64	—
Additional paid-in capital	5,637	7,881	8,041	8,041
Accumulated deficit	(10,634)	(12,347)	(13,793)	(13,793)
Total stockholders’ deficit	(4,944)	(4,395)	(5,681)	$(5,670)
Total liabilities and stockholders’ deficit	$909	$974	$1,932

(*)	Restated see note 2

The accompanying notes are an integral part of the consolidated financial statements.

WHITESMOKE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
U.S. dollars in thousands (except share and per share data)

	Year ended December 31,		Six months ended June 30,
	2009(*)	2010(*)	2010	2011
			(Unaudited)
Revenues:
Software related license and services	$3,570	$3,655	$1,946	$1,791
Bundled search application	—	1,646	—	4,877
Total Revenues	3,570	5,301	1,946	6,668
Cost of revenues:
Software related license and services	659	598	302	322
Gross profit	2,911	4,703	1,644	6,346
Operating expenses:
Research and development	1,194	801	455	478
Selling and marketing, net	3,045	4,435	1,514	5,873
General and administrative	611	527	249	441
Total operating expenses	4,850	5,763	2,218	6,792
Operating loss	(1,939)	(1,060)	(574)	(446)
Financial expenses, net (Note 13)	(196)	(681)	(185)	(954)
Loss before taxes on income (tax benefits)	(2,135)	(1,741)	(759)	(1,400)
Taxes on income (tax benefits) (Note 11)	88	(28)	36	46
Net loss	(2,223)	(1,713)	(795)	(1,446)
Accretion of Convertible Preferred stock dividends	(333)	(465)	(179)	(245)
Net loss attributable to Common stockholders	$(2,556)	$(2,178)	$(974)	$(1,691)
Basic and diluted loss per share of Common stock	$(6.11)	$(3.53)	$(1.75)	$(2.26)
Weighted average number of shares of common stock used in computing basic and diluted loss per share	418,486	617,541	557,295	748,374
Pro forma net loss per share (unaudited) (Note 2):
Basic and diluted		$(0.36)		$(0.21)

(*)	Restated see note 2

The accompanying notes are an integral part of the consolidated financial statements.

WHITESMOKE INC. AND SUBSIDIARIES

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
U.S. dollars in thousands (except share data)

	Common stock		Convertible Preferred stock Series A, A-1, B, B-1, C, D		Additional paid-in capital	Accumulated deficit	Total stockholders’ deficit
	Number	Amount	Number of	Amount
Balance as of January 1, 2009(*)	387,324	$4	4,500,040	$45	$5,016	$(8,411)	$(3,346)
Exercise of stock options	40,860	—*	—	—	20	—	20
Exercise of warrants	7,208	—*	—	—	7	—	7
Issuance of Convertible Preferred stock, net	—	—	147,118	2	355	—	357
Issuance of Convertible Preferred stock in connection with Alfabetic acquisition	—	—	147,135	1	176	—	177
Issuance of warrants in connection with Alfabetic acquisition	—	—	—	—	3	—	3
Vesting of Restricted stock in connection with Alfabetic acquisition	76,186	1	—	—	38	—	39
Stock based compensation granted to employees and non employees	—	—	—	—	22	—	22
Net loss(*)	—	—	—	—	—	(2,223)	(2,223)
Balance as of December 31, 2009(*)	511,578	5	4,794,293	48	5,637	(10,634)	(4,944)
Exercise of stock options	41,250	—*	—	—	—	—	—*
Conversion of convertible loans to Series D Convertible Preferred stock, net	—	—	1,185,646	12	1,784	—	1,796
Conversion of Series C Convertible Preferred stock to Series D Convertible Preferred stock (Note 10(c)(7))	—	—	394,737	4	(4)	—	—
Vesting of Restricted Stock in connection with Alfabetic acquisition	182,847	2	—	—	89	—	91
Stock based compensation granted to employees and non employees	—	—	—	—	66	—	66
Warrants issued in connection with convertible loan	—	—	—	—	309	—	309
Net loss(*)	—	—	—	—	—	(1,713)	(1,713)
Balance as of December 31, 2010(*)	735,675	7	6,374,676	64	7,881	(12,347)	(4,395)
Stock based compensation granted to employees and non-employees	—	—	—	—	37	—	37
Vesting of restricted stock in connection with Alfabetic acquisition	15,239	—	—	—	8	—	8
Beneficial conversion feature related to the 2011 convertible loan	—	—*	—	—	115	—	115
Net loss	—	—	—	—		(1,446)	(1,446)
Balance as of June 30, 2011 (Unaudited)	750,914	$7	6,374,676	$64	$8,041	$(13,793)	$(5,681)

*	Represents an amount less than $1.
(*)	Restated see note 2

The accompanying notes are an integral part of the consolidated financial statements.

WHITESMOKE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
U.S. dollars in thousands

	Year ended December 31,		Six months ended June 30,
	2009*	2010*	2010	2011
			(Unaudited)
Cash flows from operating activities:
Net loss	$(2,223)	$(1,713)	$(795)	$(1,446)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	163	152	79	41
Stock-based compensation and vesting of restricted shares	61	157	47	45
Amortization of discount, premium, beneficial conversion feature on loans and deferred charges	44	509	433	655
Changes in fair value of the 2009 Convertible Loan	18	65	(144)	—
Changes in fair value of warrant related to long term loan	(131)	—	—	—
Change in fair value of embedded derivative related to the 2010 Convertible Loan	—	(68)	92	—
Interest related to the 2011 convertible note and long term loan	—	—	—	51
Changes in fair value of warrant related to the 2011 convertible note	—	—	—	124
Decrease (increase) in trade receivables	(37)	(170)	13	(530)
Decrease in prepaid expenses and other assets	81	27	34	9
Increase (decrease) in trade payables	(83)	(36)	3	520
Increase (decrease) in employees and other accrued expenses	229	(70)	(72)	214
Increase (decrease) in other short term liabilities	29	(29)	—	—
Increase (decrease) in deferred revenues	733	(119)	(181)	81
Increase (decrease) in accrued severance pay	58	7	(11)	(4)
Foreign currency translation adjustments	15	66	(3)	49
Net cash used in operating activities	(1,043)	(1,222)	(505)	(191)
Cash flows from investing activities:
Purchase of property and equipment	(7)	(19)	(2)	(36)
Acquisition of Alfabetic, net (Note 1b)	25	—	—	—
Long term deposit	(10)	—	—	—
Restricted cash	48	(4)	1	(2)
Net cash provided by (used in) investing activities	56	(23)	(1)	(38)

(*)	Restated see note 2

The accompanying notes are an integral part of the consolidated financial statements.

WHITESMOKE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
U.S. dollars in thousands

	Year ended December 31,		Six months ended, June 30,
	2009	2010	2010	2011
			(Unaudited)
Cash flows from financing activities:
Proceeds from exercise of stock options and warrants	$27	$—	—	—
Proceeds from issuance of Convertible Preferred stock, net	357	—	—	—
Proceeds from long-term loans	50	50	50	—
Proceeds from convertibles loans, net	418	1,270	513	742
Repayment of long-term loans	(320)	(190)	(35)	(250)
Expenses related to the initial public offering	—	(25)	—	(423)
Proceeds from short-term loan from a related party	—	161	—	—
Net cash provided by financing activities	532	1,266	528	69
Effect of foreign currency translation adjustments on cash	(5)	5	(5)	(14)
(Decrease) increase in cash and cash equivalents	(455)	21	22	(160)
Cash and cash equivalents at the beginning of the year	813	353	353	379
Cash and cash equivalents at the end of the year	$353	$379	$370	$205
Non-cash activities:
Conversion of convertible loans to Series D Convertible Preferred stock, net	$—	$1,796	$—	$—
Issuance of Series A-1, B-1 and C convertible preferred stock and Warrants related to the acquisition of Alfabetic	$180	$—	$—	$—
Cash paid during the year for:
Income taxes	$50	$10	$10	$7
Interest	$205	$123	$57	$58

The accompanying notes are an integral part of the consolidated financial statements.

WHITESMOKE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 1: GENERAL

a.  WhiteSmoke Inc. (the “Company” or “WhiteSmoke”) was incorporated in February 2002 under the laws of the state of Delaware. The Company is engaged in the design, development and selling of software solutions and services that assist users to create, translate, examine, correct and enhance English texts. In addition, in 2010, the Company commenced distribution of a third party toolbar under the bundled search application model.

The Company owns and controls 100% of its subsidiaries: WhiteSmoke Israel Ltd. (“WhiteSmoke Ltd.” or the “Israeli subsidiary”), which is registered in Israel, and WhiteSmoke South Africa (Pty), an inactive company.

b.  On June 30, 2009, the Company entered into an Asset Purchase Agreement (the “Agreement”) with Alfabetic (A.B) Technologies Ltd (“Alfabetic”), a developer of language translation software that enabled the Company to improve its product offering. Under the terms of the Agreement, the Company acquired certain assets of Alfabetic and employed few of its employees for a total purchase price of approximately $155 of cash and equity instruments. The transaction consisted of the following:

•	Cash payment of $270.
•	An investment of $295 made by certain shareholders of Alfabetic in the Company for 47,635 newly issued shares of Series A-1 Convertible Preferred stock, 75,500 newly issued shares of Series B-1 Convertible Preferred stock, 24,000 newly issued shares of Series C Convertible Preferred stock, valued at $36, $83 and $58, respectively. In addition, the Company granted 2,500 warrants to purchase Series C Convertible Preferred stock, valued at $3. The Company estimated the fair value of the Convertible Preferred stock using the option-pricing method. This method treats common and preferred shares as call options on the Company’s value, with exercise prices based on the liquidation preference of the preferred share.
•	A 15% contingent commission liability payable to Alfabetic on all business-to-business revenues (i.e. commercial transactions with third parties who are not end users) based on the Alfabetic technology. Due to the lack of a business-to-business market for the Alfabetic technology, the fair value of the contingent commission liability was deemed deminimus at the transaction date. During the years ended December 31, 2009 and 2010 there were no changes in the contingent commission payable.

The total purchase price of Alfabetic was composed of the following:

Cash received, net	$(25)
Fair value of Convertible Preferred Series A-1, B-1 and C stock and warrants issued	180
Total purchase price	$155

The acquisition was accounted for under the acquisition method of accounting in accordance with Financial Accounting Standard ASC 805 “Business Combinations”. Accordingly, the purchase price has been allocated to the assets acquired based on the estimated fair value at the date of the acquisition of the identifiable tangible and intangible assets acquired. The Company has allocated the total cost of the acquisition, as follows:

	Fair value	Useful life
Property and equipment	$12	3
Intellectual Property (“IP”)	143	5
Total identifiable assets	$155

WHITESMOKE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 1: GENERAL  – (continued)

The valuation of the IP was based on the income approach which reflects the present value of future economic benefits from Alfabetic’s IP. The IP’s useful life was estimated at 5 years and will be amortized upon the commencement of sales under the IP.

In connection with the Agreement, the Company issued 274,272 shares of restricted common stock with a vesting period of 18 months commencing August 2009 to two of Alfabetic’s shareholders in consideration of such shareholders’ provision of post closing services to the Company. As such, the value of the restricted shares in the amount of $138 was not included as part of the acquisition consideration and is recorded as compensation expenses over the vesting period. Compensation expenses amounting to $39 and $91 were recorded as operating expenses in the years ended December 31, 2009 and 2010, respectively (Note 10(f)).

The transaction related expense amounted to $45 and were charged to general and administrative expenses.

The results of operation of Alfabetic have been included in the Company’s consolidated statements of income since June 30, 2009. The following unaudited pro forma information presents a summary of the results of operations of the Company assuming the acquisition of Alfabetic occurred on January 1, 2009:

Year ended December 31, 2009
(Unaudited)
Revenues	$3,570
Net loss	$(2,343)
Net loss per share – basic and diluted	$(5.60)

The unaudited pro forma results of operations are not necessarily indicative of what would have occurred had the acquisition been made as of January 1, 2009, or of the results that may occur in the future.

Research and development expenses in the amount of $153 related to Alfabetic were recorded in the consolidated statement of operations for the period of June 30, 2009 through December 31, 2009. For the period between June 30, 2009 and December 31, 2009 revenues related to Alfabetic were immaterial.

c.  The Company has one major partner responsible for most of the revenues generated from the bundled search application model which accounted for 0%, and 28% of total revenues in the years ended December 31, 2009 and 2010, respectively and for 0% and 53% of the total trade receivables as of December 31, 2009 and 2010, respectively. For the six months ended June 30, 2011 the major partner accounted for 62.5% of the total revenues and 68.7% of the trade receivables (unaudited). In addition, the Company’s bundled search application business partially depends on the fact that search companies will pay toolbar monetization companies based on downloads of their toolbars, because such toolbars are used to initiate searches. The Company’s revenues are generated indirectly form such payments, based on per-download payment from the toolbar monetization companies and applications companies (See also Note 14(b) for recent developments).

d.  WhiteSmoke has incurred approximately $12,347 and $13,793 of net losses since inception as of December 31, 2010 and June 30, 2011 (unaudited) respectively. The Company incurred a $1,713 and $1,446 net loss, and $1,222 and $191 negative cash flow from operations for the year ended December 31, 2010 and for the six months ended June 30, 2011 (unaudited), respectively. As of December 31, 2010 and June 30, 2011 (unaudited), WhiteSmoke had $379 and $205 in cash and cash equivalents, $670 and $792 current maturity of long-term loans, $161 and $0 short term loan and a net working capital deficiency of $3,277 and $5,469, respectively. These conditions raise substantial doubt as to the ability of the Company to continue as a going concern. The financial statements include no adjustments to the values or classifications of the assets and liabilities, which may be necessary should the Company be unable to continue to operate as a going concern.

WHITESMOKE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 1: GENERAL  – (continued)

In February 2011, the Company entered into a bridge loan in the amount of $1,000 from its shareholders and investors (out of which $161 was received in 2010). Furthermore, management intends to increase its sales and marketing efforts in order to increase revenues from bundled search applications, which started in the second half of 2010 (See also Note 14(b) for recent developments).

In addition, the Company is currently contemplating an initial public offering (“IPO”) to raise additional funds.

However, there is no assurance that the Company will be successful in its efforts to improve its finance performance, raise the necessary capital and/or increase its revenues to continue its activities as a going concern for a reasonable period of time.

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation:

The consolidated financial statements have been prepared according to United States Generally Accepted Accounting Principles (“U.S. GAAP”).

Unaudited interim financial information:

The consolidated balance sheet as of June 30, 2011 and the related consolidated statements of operations and cash flows for the six months ended June 30, 2010 and 2011, and the statement of changes in stockholders’ deficit for the six months ended June 30, 2011, are unaudited. This unaudited information has been prepared by the Company on the same basis as the audited annual consolidated financial statements and, in management’s opinion, reflects all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the financial information, in accordance with generally accepted accounting principals, for interim financial reporting for the periods presented and accordingly, they do not include all of the information and footnotes required by U.S. GAAP for audited financial statements. Results for interim periods are not necessarily indicative of the results to be expected for the entire year.

Use of estimates:

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Foreign currency translation:

A majority of the revenue of the Company and its subsidiaries is generated in U.S. dollars (“dollars”). In addition, the majority of the Company and its subsidiaries’ costs are incurred in dollars. The Company’s management has determined that the dollar is the primary currency of the economic environment in which the Company and its subsidiaries principally operate. Thus, the functional and reporting currency of the Company and its subsidiaries is the dollar.

Accordingly, transactions and accounts balances in currencies other than the US dollar are remeasured into US dollars in accordance with FASB Accounting Standards Codification (“ASC”) No. 830-30, “Translation of Financial Statement.” All exchange gains and losses from remeasurement are reflected in the consolidated statements of operations as financial expenses, net. The foreign exchange gains and losses arose principally on the NIS liabilities as a result of the currency fluctuations of the NIS against the dollar.

WHITESMOKE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES  – (continued)

At December 31, 2010 the exchange rate was U.S. $1 = NIS 3.549 (2009 — U.S. $1 = 3.775). The average exchange rate for 2010 was U.S. $1 = NIS 3.733 (2009 — U.S. $1 = 3.933).

Principles of consolidation:

The consolidated financial statements include the accounts of the Company and its subsidiaries. Intercompany transactions and balances have been eliminated upon consolidation.

Cash and cash equivalents:

Cash and cash equivalents are short-term highly liquid investments that are readily convertible to cash with original maturities of three months or less from the date acquired.

Long term deposits:

Long term deposits are used as security for clearance companies with original maturities of more than a year.

Restricted cash:

Restricted cash is primarily invested in short-term bank deposits, which are used as security for the Company’s office lease, bank credit and loan.

Property and equipment:

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, at the following annual rates:

years
Computers, software and equipment	3 – 7
Office furniture	6 – 14
Leasehold improvements	the shorter of the lease term or useful economic life

Impairment of long-lived assets:

Long-lived assets are reviewed for impairment in accordance with ASC 360, “Property, Plants and Equipment”, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. During the years ended December 31, 2009 and 2010, the Company performed a recoverability test due to its recurring losses and determined that no impairment losses have been identified.

Revenue recognition:

The Company enters into perpetual license arrangements where hosted software applications are provided with one year maintenance. Revenue is recognized for these arrangements based on the provisions of ASC 605, “Revenue Recognition”, when there is persuasive evidence of an arrangement, collection of the resulting receivable is reasonably assured, the fee is fixed or determinable and delivery has occurred or services have been rendered. Revenue related to perpetual license and hosting services is recognized over the estimated customer relationship period commencing at the point when the end-user is provided access to the hosted software. The Company currently estimates the customer relationship period at four years. The revenues are recognized based on estimate usage patterns and attrition rates over the customer relationship period.

WHITESMOKE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Our deferred revenues consist of the unamortized balance of software related license and services, which totaled $2,949, $2,830 and $2,911 as of December 31, 2009, December 31, 2010 and June 30, 2011(unaudited), of which $2,269, $2,128 and $2,220, respectively, were classified as short-term deferred revenues and $680, $702, and $691 respectively, were classified as long-term deferred revenue.

In accordance with ASC 605-25 revenues on multiple-element agreements can be allocated between the elements based on each element’s relative fair value, provided that each element meets specified criteria as a separate element. Since the fair value of each element in the arrangement cannot be objectively determined, and the only undelivered elements are services, the total value of the arrangement is recognized over the longer service period to the extent that all services have begun to be provided.

The Company recorded a provision based on its historical experience for refunds and chargebacks. The provision has been deducted from revenues and amounted to $4, $14 and $(1) for the years ended December 31, 2009, December 31, 2010 and for six months ended June 30, 2011 (unaudited), respectively. The provision in the amount of $57, $71 and $70 as of December 31, 2009, December 31, 2010 and June 30, 2011 (unaudited), respectively is presented as other accrued expenses.

The Company leverage on media affiliates to distribute its products. In accordance with ASC 605-45, “Principal Agent Considerations” (“ASC 605-45”), revenues generate from these transactions are recorded on a gross basis and the advertisement costs paid to the media affiliates are recorded as selling and marketing expenses.

Payments received from toolbar monetization companies, for downloads of their toolbars, per-download payment are recognized as bundled search application revenues in accordance with the ASC 605, “Revenue Recognition”. Accordingly, revenue is recognized when all of the following conditions are satisfied: (1) there is persuasive evidence of an arrangement; (2) delivery has occurred; (3) the fee is fixed or determinable (4) collection is reasonably assured.

Income taxes:

The Company and its subsidiaries account for income taxes in accordance with ASC 740, “Income Taxes” (“ASC 740”). ASC 740 prescribes the use of the liability method whereby deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company and its subsidiaries provide a valuation allowance, if necessary, to reduce deferred tax assets to the amounts that are more likely-than-not to be realized.

The Company accounts for its uncertain tax position in accordance with ACS 740-10 “Accounting for Uncertainty in Income Taxes”. The Company implements a two-step approach to recognizing and measuring uncertain tax positions accounted for in accordance with ASC 740. The first step is to evaluate the tax position (taken or expected to be taken in a tax return) for recognition by determining if the weight of available evidence indicates it is more likely than not that the tax position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. During the years ended December 31, 2009 and 2010, the Company recorded income tax expense and benefit of $23 and $57, respectively, in regard to uncertain tax positions.

The Company recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax expense.

WHITESMOKE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Research and development expenses:

Research and development expenses are charged to the consolidated statements of operations as incurred.

Advertising costs:

Advertising costs are charged as incurred to the sales and marketing expenses. Advertising costs for the years ended December 31, 2009 and 2010 amounted to $1,524 and $2,187, respectively. Advertising costs for the six months ended June 30, 2011 amounted to $4,294.

Accrued severance pay:

The liability of the Company’s Israeli subsidiary for severance pay is calculated pursuant to Israeli severance pay laws for all Israeli employees, based on the most recent salary of each employee multiplied by the number of years of employment for that employee as of the balance sheet date. Employees are entitled to one month salary for each year of employment or a portion thereof. The subsidiary’s liability for all of its employees is fully accrued for as of December 31, 2009 and 2010.

In addition, the subsidiary’s payroll includes employees whom its liability for severance pay is calculated pursuant to section 14 of Israel’s Severance Pay Law. The subsidiary currently deposits the corresponding amounts to the relevant pension funds. As a result, the subsidiary is released from the fulfillment of the obligation pursuant to Israel’s Severance Pay Law for these employees. The aforementioned deposited amounts are not reflected in the financial statements since they are not under the Company’s control.

Severance expense for the years ended December 31, 2009 and 2010 was approximately $148 and $118, respectively.

Accounting for stock-based compensation:

The Company accounts for stock-based compensation in accordance with, ASC 718 “Stock Compensation ASC 718” (“ASC 718”), which requires the measurement and recognition of compensation expenses based on estimated fair values for all stock-based awards made to employees, directors and non employees.

The Company estimates the fair value of stock-based awards on the date of grant using an option-pricing model. Accordingly, the value of the portion of an award that is ultimately expected to vest is recognized as an expense over the requisite service period on the Company’s consolidated statements of operations. The Company recognizes compensation expenses for the value of its awards based on the straight line method over the requisite service period of each of the awards, net of estimated forfeitures. Estimated forfeitures are based on actual historical pre-vesting forfeitures of comparable companies.

The Company estimates the fair value of stock options granted using the Binomial method option-pricing model.

The expected volatility was calculated based upon comparable companies’ historical volatility for relevant years. The sub optimal exercise multiple is based on comparable companies’ sub optimal exercise multiple since the Company doesn’t have full reliable historical exercise data. Non employees are expected to exercise only at the end of the contractual term of the options, therefore, there is no sub optimal exercise multiple for non employees. The risk-free interest rate is based on the yield from U.S. Treasury zero-coupon bonds with an equivalent term. The Company evaluated the common stock based on the market approach using the weighted average of certain scenarios, including the IPO scenario, based on their probabilities as determined by the Company’s management.

WHITESMOKE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Six months ended June 30, 2011
(unaudited)
Risk free interest	0.26% – 5.26%
Dividend yields	0%
Volatility	95%
Weighted average fair value of Common stock at grant date	1.18

For the years ended December 31, 2009 and 2010 there was no issuance of options to employees or non employees. On March 31, 2011 (unaudited), the Company granted options to purchase 481,000 shares of its common stock to employees and non-employees with an exercise price of $1.14. 329,000 options granted to employees are conditioned upon the occurrence of an IPO and have a graded vesting term over three years (60% after one year from an IPO, 20% after two years and an additional 20% after three years). The fair value of the performance conditions options in the total amount of $261 will be recognized when performance is probable according to ASC 718, over the applicable vesting period. The fair value of the options granted on March 31, 2011, excluding the performance conditions options, amounted to $96.

During the year ended December 31, 2009 and 2010, the Company recognized stock-based compensation expense related to employee stock options granted in previous years in the amount of $16 and $12, respectively, as follows:

	Year ended December 31,
	2009	2010
Research and development	$4	$3
Sales and marketing, net	6	5
General and administrative	6	4
Total stock-based compensation expense	$16	$12

The Company applies ASC 718 and ASC 505-50, “Equity-Based Payments to Non-Employees” (“ASC 505-50”) with respect to options and warrants issued to non-employees. ASC 718 requires the use of option valuation models to measure the fair value of the options and warrants and to be recognized over the service period.

The fair value of these options was estimated at the measurement date as defined in ASC 505-50, using the Binomial method option-pricing model according to the assumptions above.

Fair value of financial instruments:

The carrying amounts of financial instruments carried at cost, including cash and cash equivalents, restricted cash, trade receivables, other accounts receivable and trade payables approximate their fair value due to the short-term maturities of such instruments.

The Company adopted the provisions of ASC 820, “Fair Value Measurements and Disclosures”. Under this standard, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.

WHITESMOKE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES  – (continued)

In determining fair value, the Company uses various valuation approaches. ASC 820 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the observability of inputs as follows:

Level 1 — Observable inputs that reflect quoted prices in active markets for identical instruments.

Level 2 — Significant other observable inputs based on market data obtained from sources independent of the reporting Company.

Level 3 — Inputs that are unobservable and significant to the overall fair value measurement.

The availability of observable inputs can vary from investment to investment and is affected by a wide variety of factors, including, for example, the type of investment, the liquidity of markets and other characteristics particular to the transaction.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment, and categorizes as Level 3.

The financial instruments carried at fair value on the Company’s balance sheet as of December 31, 2009 are the 2009 Convertible Loan (see Note 8), loan commitment related to the 2009 convertible loan and the embedded derivatives liability related to long term loan (see Note 7b).

The Company adopted ASC 825, “Financial Instruments” and elected to apply the fair value option to the 2009 convertible Loan. In addition the Company measures at fair value the embedded derivatives, issuance costs and the loan commitments related to the second installment of the 2010 Convertible Loan (see Note 8(b)) Embedded derivatives and warrants related to the 2011 Convertible Loan (see Note 8(c)), loan commitments related to the 2009 Convertible Loan (see Note 8(a)) and the embedded derivatives and liability in respect of warrants related to the long term loan (see Note 7(b)). The valuation was based on inputs that are unobservable and significant to the overall fair value measurement and therefore are categorized as Level 3.

The balances are presented on the Company’s Consolidated Balance Sheet as of December 31, 2009 as follows:

	Balance as of December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
2009 Convertible Loan	$436	$—	$—	$436
Embedded derivatives liability	$17	$—	$—	$17
Loan commitments	$12	$—	$—	$12

As of December 31, 2010 there were no balances presented at fair value.

WHITESMOKE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES  – (continued)

The balances are presented on the Company’s Consolidated Balance Sheet as of June 30, 2011 are as follows (unaudited):

	Balance as of June 30, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Embedded derivative liability	$547	$—	$—	$547
Warrants related to the 2011 Convertible Loan	$461	$—	$—	$461

The following table presents reconciliations for the Company’s assets and liabilities measured and recorded at fair value on a recurring basis, using significant unobservable inputs (Level 3):

Level 3
Balance at December 31, 2008	$132
Additions to Level 3	456
Net settlement	(123)
Balance at December 31, 2009	465
Addition to Level 3	1,409
Net settlement	(1,874)
Balance at December 31, 2010	$—
Issuance of Embedded derivative liability	547
Issuance of Warrants related to the 2011 Convertible Loan	337
Fair value revaluations of warrants	124
Balance at June 30, 2011 (unaudited)	$1,008

Fair value option:

In accordance with ASC 825, “Financial Instruments” (“ASC 825”), the Company elected to apply the fair value option to certain of its convertible notes. The primary reasons for electing the fair value option was simplification and cost-benefit considerations as well as expansion of use of fair value measurement consistent with the FASB’s long-term measurement objectives for accounting for financial instruments. The fair value is measured at the respective balance sheet dates using weighted probability analysis on all scenarios under the loan. The scenarios were estimated using the Black-Scholes option-pricing model or by present value of the returns to lenders under the possible future scenarios for the loan.

The Company elected the fair value option for to the 2009 Convertible Loan (see Note 8). The fair value of the first installment of the 2009 convertible note, which was granted in 2009, amounted to $436 on December 31, 2009. In October 15, 2010 the 2009 Convertible loan was converted into Series D Convertible Preferred stock.

Convertible loan:

The Company applies ASC 470-20, “Debt with Conversion and Other Options” (“ASC 470-20”), when it can’t elect the fair value option under ASC 825, “Financial Instruments”. In accordance with ASC 470-20 the Company first allocates the proceeds to freestanding liability instrument that are measured at fair value at each reporting date, based on their fair value. The remaining proceeds are allocated between the convertible debt and all other freestanding instruments based on the relative fair values of the instruments at the time of issuance. In accordance with ASC 815 “Derivatives and Hedging” (“ASC 815”), the Company bifurcates all embedded derivatives that require bifurcation and accounts for them separately from the convertible loan.

WHITESMOKE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Embedded derivatives that are separated from the loan are bifurcated based on their fair value and remeasured on each reporting date.

The Company estimated the fair value of the Embedded derivatives related to the 2010 and 2011 Convertible Loans at the respective balance sheet dates using the Black-Scholes option-pricing model or by present value of the returns to lenders under the possible future scenarios of the loan. The Company estimated the fair value of the warrants using the Black-Scholes option-pricing model. The Company use a number of assumptions to estimate the fair value, including the remaining contractual terms of the Convertible Loans, risk-free interest rates, expected dividend yield and expected volatility of the price of the underlying common stock. The Company evaluated the common stock based on the market approach using the weighted average of certain scenarios, including the IPO scenario, based on their probabilities as determined by the Company’s management. The Company estimated the fair value of the second installment loan commitment related to the 2010 Convertible Loan at the respective balance sheet dates using the difference between present value of the installment calculated by the interest extracted from the loan condition and the present value of the installment calculated by the market rate interest.

In addition, under the guidelines of ASC 470-20, the Company measures and recognizes the embedded beneficial conversion feature on the commitment date. The beneficial conversion feature is measured by allocating a portion of the proceeds equal to the intrinsic value of the feature to additional paid-in-capital. The intrinsic value of the feature is calculated on the commitment date using the effective conversion price which had resulted subsequent to the allocation of the proceeds between the convertible debt and all other freestanding instruments. This intrinsic value is limited to the portion of the proceeds allocated to the convertible debt.

The Company applied ASC 470-20 and ASC 815 to the 2010 Convertible Loan and 2011 Convertible Loan (see Note 8). In October 15, 2010 the 2010 Convertible Loan was converted into Series D Convertible Preferred stock.

Derivative instruments:

The Company applies ASC 815, “Derivatives and Hedging” on all features related to loans and convertible loan. When features are not clearly and closely related to the characteristics of the loans the features qualify as embedded derivative instruments at issuance and, because they do not qualify for any scope exception within ASC 815, they are required to be accounted for separately from the debt instrument and recorded as derivative instrument liabilities. The fair value assigned to the embedded derivative instruments were marked to market in each reporting period. The Company recorded embedded derivatives liabilities related to the 2010 Convertible Loan and 2011 Convertible Loan (see Note 8) and the long term loan (see Note 7(b)).

Concentration of credit risks:

Financial instruments that potentially subject the Company and its subsidiaries to concentrations of credit risk consist principally of cash, cash equivalents, restricted cash and trade receivables.

The majority of the Company’s cash and cash equivalents are invested mainly in dollar instruments with major banks in Israel and the U.S. Deposits in the U.S. may be in excess of insured limits and are not insured in other jurisdictions. Generally, these deposits may be redeemed upon demand and, therefore, bear minimal risk.

The Company is exposed primarily to fluctuations in the level of US dollars versus the NIS (new Israeli Shekel).

WHITESMOKE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES  – (continued)

The Company is subject to a low amount of credit risk with respect to sales of the Company’s products, as these sales are primarily obtained through credit card sales. The Company’s major customers are financially sound, and the Company believes low credit risk is associated with these customers. To date, the Company has not experienced any material bad debt losses.

Royalty Government grants:

Participation grants through a fund of the Israeli Ministry of Industry, Trade and Labor, are credited to the sales and marketing expenses in the period in which they were granted (See note 9(c)).

As of December 31, 2010, no royalties were paid or accrued.

Loss per share data:

The total earnings allocated to each security are determined by adding together the amount allocated for dividends and the amount allocated for a participation feature. The total earnings allocated to each security are then divided by the weighted average number of outstanding shares of each class of the security to which the earnings are allocated to determine the net loss per share for the class of such security.

All of the preferred stocks are not participating securities in losses and therefore as the Company has incurred net loss for the years ended December 31, 2009 and 2010 the preferred stocks are not included in the computation of basic and diluted net losses per share under the two-class method according to ASC 260-10 “Other Presentation Matters” (formerly known as EITF 03-6, “Participating Securities and the Two-Class Method under FASB Statement No. 128”).

Diluted loss per share is computed based on the weighted average number of shares of common stock outstanding during the period, plus the dilutive effect of potential shares of common stock outstanding during the period.

For the year ended 2010 and 2009, all outstanding convertible preferred stock, stock options, unvested restricted stock and warrants to purchase common stock have been excluded from the calculation of the diluted loss per share because all such securities were anti-dilutive for the periods presented.

The unaudited pro forma basic and diluted EPS for the year ended December 31, 2010 assumes the automatic conversion of the outstanding convertible preferred stock and the unvested restricted stock into common stock as of the beginning of the period, using the conversion rate effective as of December 31, 2010.

Pro forma basic and diluted loss per share (unaudited):

The following table sets forth the computation of pro-forma basic and diluted net loss per share for the year ended December 31, 2010 and June 30, 2011:

	Year ended December 31, 2010	Six months ended June 30, 2011
	(Unaudited)
Numerator
Net loss	$(1,713)	$(1,446)
Accretion of Convertible Preferred stock dividends	(465)	(245)
Numerator for basic and diluted pro forma net loss per share of common stock	$(2,178)	$(1,691)

WHITESMOKE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES  – (continued)

	Year ended December 31, 2010	Six months ended June 30, 2011
	(Unaudited)
Denominator
Weighted average shares used in computing basic net loss per share	617,541	748,374
Adjustments:
Unvested restricted stock	15,239	2,540
Warrants to purchase Convertible Preferred D stock(1)	225,288	1,081,381
Adjustments to reflect the effect of the assumed conversion of the convertible preferred stock from their issuance date or beginning of the period	5,126,258	6,374,676
Denominator for basic and diluted pro forma calculation, weighted average shares	5,984,326	8,206,971
Pro forma net loss per share (unaudited)
Basic and diluted	(0.36)	(0.21)

(1)	The Warrants to purchase Convertible Preferred D stock will expire in the event of an IPO (see Note 10(g)). As the exercise price for those warrants is $0.01, they were taken into account in the denominator for the pro-forma EPS basic and diluted calculation.

Pro forma shareholders’ deficit (unaudited):

The pro forma shareholders’ deficit as of June 30, 2011 reflects the conversion of all the then outstanding convertible preferred stock into common stock upon the closing of the Company’s contemplated initial public offering, using the conversion rate effective at June 30, 2011 (see note 10(d)) and the warrant as described above.

Impact of recently issued accounting standards:

In January 2010, the FASB issued Accounting Standards Update “ASU” No. 2010-06, “Improving Disclosures about Fair Value Measurements”, which requires disclosures about inputs and valuation techniques used to measure fair value, as well as disclosures about significant transfers, beginning in the first quarter of 2010. Additionally, these amended standards require presentation of disaggregated activity within the reconciliation for fair value measurements using significant unobservable inputs (Level 3) beginning in the first quarter of 2011. The adoption of the effective portions of this ASU did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows. The Company adopted Level 3 reconciliation disclosures in the first quarter of 2011.

In February 2010, the FASB issued ASU No. 2010-09, Subsequent Events (“ASU No. 2010-09”). The amendment removes the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. The amendment is effective upon issuance.

In October 2009, the FASB issued a new accounting standard, ASU No. 2009-13 “Multiple-Deliverable Revenue Arrangements,” which provides guidance for arrangements with multiple deliverables. Specifically, the new standard requires an entity to allocate consideration at the inception of an arrangement to all of its deliverables based on their relative selling prices. In the absence of the vendor-specific objective evidence or third-party evidence of the selling prices, consideration must be allocated to the deliverables based on management’s best estimate of the selling prices. The Company adopted ASU 2009-13 in the first quarter of 2011. The adoption of ASU 2009-13 has no material impact on our results of operations.

WHITESMOKE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Reclassification:

The Company has reclassified the prior year presentation of “Deferred expenses initial public offering”, to conform with the current year presentation.

The Company has reclassified the adjustments required to reconcile cash flow provided by operations activities, in order to present amounts incurred related to the initial public offering in the financing activities.

Restatement:

In 2011, the Company noted a clerical error in the calculation of the customer relationship period used as a basis for revenue recognition of the software related license and services revenue. Therefore, the cumulative effect of the change in the customer relationship period applicable to prior year results in an adjustment to the opening balance of January 1, 2009 and in the revenues recorded for the years ended December 31, 2009 and 2010.

Based on these facts, the Company has restated the December 31, 2009 and 2010 consolidated balance sheet and the related statement of operations, changes in stockholders’ deficit and cash flows for the years then ended within these financial statements, as follows:

	January 1, 2009 as reported	Adjustment	January 1, 2009 restated
Consolidated Balance Sheet:
Accumulated deficit	$(8,941)	$530	$(8,411)
Total stockholders’ deficit	$(3,876)	$530	$(3,346)

	December 31, 2009 as reported	Adjustment	December 31, 2009 restated
Consolidated Balance Sheet:
Deferred revenues	$2,387	$(118)	$2,269
Total current liabilities	$4,148	$(118)	$4,030
Long term deferred revenue	$1,451	$(771)	$680
Total long term liabilities	$2,594	$(771)	$1,823
Total liabilities	$6,742	$(889)	$5,853
Accumulated deficit	$(11,523)	$889	$(10,634)
Total stockholders’ deficit	$(5,833)	$889	$(4,944)

	Year ended December 31, 2009 as reported	Adjustment	Year ended December 31, 2009 restated
Consolidated Statement of Operations:
Software related license and services	$3,211	$359	$3,570
Total Revenues	$3,211	$359	$3,570
Gross profit	$2,552	$359	$2,911
Operating loss	$(2,298)	$359	$(1,939)
Loss before taxes on income (tax benefit)	$(2,494)	$359	$(2,135)
Net loss	$(2,582)	$359	$(2,223)
Loss attributable to Common stockholders	$(2,915)	$359	$(2,556)
Basic and diluted loss per Common share	$(6.96)	$0.85	$(6.11)

WHITESMOKE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES  – (continued)

	December 31, 2010 as reported	Adjustment	December 31, 2010 restated
Consolidated Balance Sheet:
Deferred revenues	$2,407	$(279)	$2,128
Total current liabilities	$4,314	$(279)	$4,035
Long term deferred revenue	$1,530	$(828)	$702
Total long term liabilities	$2,162	$(828)	$1,334
Total liabilities	$6,476	$(1,107)	$5,369
Accumulated deficit	$(13,454)	$1,107	$(12,347)
Total stockholders’ deficit	$(5,502)	$1,107	$(4,395)

	Year ended December 31, 2010 as reported	Adjustment	Year ended December 31, 2010 restated
Consolidated Statement of Operations:
Software related license and services	$3,437	$218	$3,655
Total Revenues	$5,083	$218	$5,301
Gross profit	$4,485	$218	$4,703
Operating loss	$(1,278)	$218	$(1,060)
Loss before taxes on income (tax benefit)	$(1,959)	$218	$(1,741)
Net loss	$(1,931)	$218	$(1,713)
Loss attributable to Common stockholders	$(2,396)	$218	$(2,178)
Basic and diluted loss per Common share	$(3.88)	$0.35	$(3.53)
Pro forma net loss per share, basic and diluted	$(0.40)	$0.04	$(0.36)

NOTE 3: PREPAID EXPENSES AND OTHER ASSETS

	December 31,
	2009	2010
Government authorities	$26	$19
Short-term deposits	9	2
Issuance cost related to the long term loan	13	—
Other receivables	6	6
	$54	$27

WHITESMOKE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 4: PROPERTY AND EQUIPMENT, NET

	December 31,
	2009	2010
Cost:
Computers and related equipment	$497	$502
Office furniture and equipment	26	32
Leasehold improvements	44	52
	567	586
Accumulated depreciation
Computers and related equipment	350	470
Office furniture and equipment	7	9
Leasehold improvements	39	41
	396	520
	$171	$66

Depreciation expenses for the years ended December 31, 2009 and 2010, amounted to $163 and $124, respectively.

NOTE 5: OTHER INTANGIBLE ASSETS

	December 31,
	2009	2010
IP Cost	$143	$143
Less: Accumulated depreciation	—	(28)
	$143	$115

Amortization expenses amounted to $0 and $28 for the years ended December 31, 2009 and 2010, respectively.

Estimated amortization expenses for the years ended:

December 31,
2011	$29
2012	29
2013	29
2014	28
Thereafter	—
$115

NOTE 6: EMPLOYEES ACCRUALS AND OTHER ACCRUED EXPENSES

	December 31,
	2009	2010
Employee related accruals	$242	$312
Government authorities	76	118
Accrued expenses	182	69
Provision for refunds and chargebacks	57	71
Uncertain tax positions	178	121
Others	7	19
	$742	$710

WHITESMOKE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 7: LONG-TERM LOANS

	December 31,		June 31,
	2009	2010	2011
			(Unaudited)
Bank loan	$31	$2	$—
Loan facility	1,040	1,037	859
Shareholders loan	46	63	47
Capital lease	21	3	—
Total loans	1,138	1,105	906
Less Current Maturities	(172)	(670)	(792)
Long-term loans	$966	$435	$114

a.  Bank Loan:

In January 2008, the Company signed a long-term loan with a bank in the amount of $79 (NIS 300 thousand). The loan bears interest of 6.75% per annum. Principal and interest are paid in consecutive equal monthly payments until January 2011. As of June 30, 2011 the loan has been fully repaid.

b.  Loan Facility:

In April 2008, the Company and the Israeli subsidiary signed a loan facility agreement (the “Loan Agreement”) with Kreos Capital III Limited (hereinafter “Kreos”), according to which the Company could receive an amount of up to $1,500.

According to the Loan Agreement, installments borrowed by the Company prior to October 1, 2008, were to be repaid in 33 equal monthly payments (principal and interest) commencing after a three month grace period of the principle only, and bore interest at a rate of 12% per annum, compounded monthly. Amounts borrowed after October 1, 2008, were to be repaid in 36 equal monthly payments (principal and interest) and bore interest at a rate of 12% per annum, compounded monthly. The Company borrowed $500 in June, September and December 2008 each.

As part of the Loan Agreement, the Company also granted Kreos warrants to purchase up to 80,000 shares of Series C Preferred Stock of the Company at an exercise price of $2.50. The warrants could be exercised in whole or in part at any time, or from time to time, commencing on the date of the warrant and ending at the earliest of: (i) 9 years from grant, or (ii) 12 months after the closing of a firm commitment underwritten public offering by the Company of shares of its common stock pursuant to a registration statement under the Securities Act of 1933 with aggregate offering proceeds of at least $10,000 at a Company valuation of at least $50,000, or (iii) 12 months after the closing of any merger, consolidation or reorganization of the Company, or the sale of all or substantially all of the Company’s assets or share capital to any other entity or person, other than a wholly-owned subsidiary of the Company, excluding any transaction in which shareholders of the Company prior to the transaction will hold more than 50% of the voting and economic rights of the surviving entity after the transaction. The warrants were terminated in connection with the 2009 Amendment (as defined below).

In addition, as security for the loan, Kreos placed a first ranking fixed charge on fixed assets and the IP of the Company and a first ranking floating charge on all of the Company’s present and future tangible and intangible assets, subject to the seniority of the first ranking fixed charge and to a floating charge (if created) in connection with the capital lease (See Note 7(d)).

In accordance with ASC 480-10 “Distinguishing Liabilities from Equity”, as the warrants are not considered indexed to its own stock, the Company classified the warrants as a liability measured at fair value each reporting date. The fair values of the warrant were calculated based on the Black-Scholes option pricing model. The Company allocated the total proceeds between the loan and the warrants based on the residual

WHITESMOKE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 7: LONG-TERM LOANS  – (continued)

method which resulted in a discount on the loan of $126, which is amortized over the term of the loan, in accordance with the effective interest method.

In November 2009, the Company entered into an amendment agreement (the “2009 Amendment”) regarding the repayment schedule of the loan. The new repayment schedule reduced the six monthly capital repayments of the loan following the 2009 Amendment, and increased the payments thereafter. In addition, pursuant to the 2009 Amendment a Distribution Agreement (the “Distribution Agreement”) was executed with Kreos, which cancelled the warrants that were granted to Kreos as part of the Loan Agreement.

Pursuant to the Distribution Agreement which was signed in connection with the 2009 Amendment, the Company and Kreos agreed that in the event that payments or distributions to the Company’s shareholders are made as dividends or upon liquidation or Deemed Liquidation (as defined in the Company’s certificate of incorporation), or the repayment of shareholders loans or otherwise is made (a “Distribution”), Kreos shall be entitled to receive out of the Available Distribution Amount (as defined in the Distribution Agreement), an amount equal to 1.5% of the issued and outstanding share capital on a fully diluted basis multiplied by the Available Distribution Amount. In addition, in the event an M&A transaction occurs before June 30, 2010, the Company shall pay Kreos, the principal amount outstanding under the Loan Agreement at the time of the closing of the M&A Transaction plus a one-time fee in the amount of $400, instead of the 1.5% as detailed above (the “M&A Feature”).

The Company has accounted for the 2009 Amendment debt as troubled debt restructuring in accordance with ASC 470-60. The debt restructuring was accounted for prospectively from the time of restructuring using the new effective interest rate, and the carrying amount of the payable at that date was not changed. The new effective interest was determined as the amount that equates the present value of the future cash payments specified by the new terms (excluding amounts contingently payable) with the carrying amount of the payable.

The Company recorded cancellation of liability in respect of warrants through the statement of operation as financial income in the amount of $123.

The M&A Feature was accounted for as an embedded derivative that was bifurcated in accordance with ASC 815 and was recorded as a short term liability. The embedded derivative liability was measured at fair value on each reporting period. As of December 31, 2009, the embedded derivative liability amounted to $17 and was recorded in other short term liability. The 1.5% of the Available Distribution Amount was not bifurcated as the fair value of this feature was deemed deminimus.

In June 2010, the Company entered into a second amendment to the Loan Agreement (the “2010 Amendment”) which, among other revisions, amended the repayment schedule of the loan. The new repayment schedule postponed the date of the final installment from May 1, 2011 until May 1, 2012.

In addition, the Distribution Agreement was amended in June, 2010, and the terms described under the 2009 Amendment were amended such that in the event of any Distribution after the earlier of (i) October 15, 2010 and (ii) the conversion of the loan under the 2010 Convertible Loan Agreement (see Note 8(b)), Kreos shall be entitled to receive 2% out of the actual amount paid and/or distributed to the shareholders in the event of a Distribution. In addition, in the event an M&A transaction occurs before October 15, 2010, the Company shall pay Kreos, the principal amount outstanding under the Loan Agreement at the time of the closing of the M&A Transaction plus a one-time fee in the amount of $500, instead of the 2% as detailed above.

The Company has accounted for the 2010 Amendment debt as troubled debt restructuring in accordance with ASC 470-60. The debt restructuring was accounted for prospectively from the time of restructuring using the new effective interest rate, and the carrying amount of the payable at that date was not changed. The new effective interest was determined as the amount that equates the present value of the future cash payments specified by the new terms (excluding amounts contingently payable) with the carrying mount of the payable.

WHITESMOKE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 7: LONG-TERM LOANS  – (continued)

The M&A feature was accounted for as an embedded derivative that was bifurcated in accordance with ASC 815 and was recorded as a short term liability. The embedded derivative liability was measured at fair value on each reporting period. The 2% of the Available Distribution Amount was not bifurcated as the fair value of this feature was deemed deminimus. On October 15, 2010, since an M&A transaction has not occurred, the embedded derivatives liability cancellation was recorded through the statement of operations in the amount of $21 as financial income in the year ended December 31, 2010.

In connection with the 2009 and 2010 Amendments, the Company recorded $44 and $107 financial expenses related to the amortization of the loan discount in the years ended December 31, 2009 and 2010, respectively.

c.  Shareholders’ Loan:

In June 2009 and February 2010, the Company received a loan in the amount of $50 and $50, respectively, from one of its stockholders which is also the Company’s largest credit card clearance company. The stockholder’s loan will be repaid in 36 monthly payments, constituting both principal and interest. The stockholder’s loan bears interest of 5% per annum (See Note 12(a)). In the event that the Company’s monthly revenues fall below $200 in two consecutive months, the stockholder will be eligible to demand immediate repayment of the remaining outstanding loan amount plus interest until the date of repayment. As of December 31, 2010 and June 30, 2011 no such event had occurred.

Principal and interest for the 2009 and 2010 shareholders’ loans will be fully paid over consecutive equal monthly payments until May 1, 2012 and January 2013, respectively.

d.  Capital Lease:

In January 2008, the Company entered into a capital lease agreement (the “Lease Agreement”) with a financing company to finance a computer equipment purchase. The capital lease amounted to $50. Under the Lease Agreement, the Company will repay the lease in 36 monthly payments bearing an interest of 5.6% per annum. The lease was accounted for as a capital lease in accordance with ASC 840, “Leases”.

e.  Maturity Schedule as of December 31, 2010:

December 31,
2011	$670
2012	383
Thereafter	—
$1,053
Discount	52
$1,105

NOTE 8: CONVERTIBLE LOAN

	December 31,		June 30,
	2009	2010	2011
			(Unaudited)
2009 Convertible loan	$436	$—	$—
2010 Convertible loan	—	—	—
2011 Convertible loan	—	—	589
	$436	$—	$589

WHITESMOKE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 8: CONVERTIBLE LOAN  – (continued)

a.  2009 Convertible Loan:

In November 2009, the Company entered into a convertible loan agreement (the “2009 Convertible Loan Agreement”) with several stockholders of the Company and a new lender (the “Lenders”), pursuant to which the Lenders agreed to loan the Company up to $1,000 in three installments (the “2009 Convertible Loan”). The loan bears no interest. The Company received proceeds of $418 and $514 in the years 2009 and 2010, respectively.

According to the 2009 Convertible Loan Agreement, the aggregate amount loaned would be automatically converted to equity or repaid based on the following events: (i) at the closing of the Qualified Next Financing, as defined in the agreement, prior to June 30, 2010, into the most favorable class of shares of the Company issued in the round, at a 25% discount, (which shares shall have full ratchet anti-dilution protection (assuming a price per share which did not include the discount), (ii) in case of an M&A transaction, as defined in the agreement, that occurred prior to June 30, 2010 or to the Qualified Next Financing round, the Lenders shall be entitled to receive twice the amount loaned to the Company under the 2009 Convertible Loan Agreement as a full repayment of the loan, and (iii) in the event that a Qualified Next Financing Round or an M&A transaction did not occur prior to June 30, 2010, (“Mandatory Conversion”) the total aggregated amount of the Convertible Loan was to be automatically converted into Series D Convertible Preferred stock at a conversion price of $1.4239.

In addition, pursuant to the agreement, should the Next Financing round occur, each Lender that provided at least a Minimum Amount, as defined in the 2009 Convertible Loan Agreement, and also participated in the Company’s Convertible Preferred C round on June 30, 2009 (See Note 10 (c)(5)), was entitled to convert all its Series C Convertible Preferred stock into Series C-1 Convertible Preferred stock (which would have the same rights as the C Convertible Preferred Stock but also include liquidation preference superior to the Preferred C shares and have full ratchet anti-dilution protection).

In addition, pursuant to the 2009 Convertible Loan Agreement, should the Mandatory Conversion occur, each Lender that provided at least a Minimum Amount, as defined in the agreement, and also participated in the Company’s Convertible Preferred C round on June 30, 2009 (See Note 10 (c)(5)), was entitled to convert all its Series C Convertible Preferred stock into a new series of Series D Convertible Preferred stock which would contain senior preferred rights to the other series’ of the Company’s preferred stock, at a price per share equal to the Series D Convertible Preferred stock price.

Pursuant to the November 2009 Convertible Loan Agreement, in the event that stockholders holding less than 80% of the Company’s preferred stock loaned their Minimum Amount (as defined in that agreement), the Lenders would be entitled to receive warrants to purchase shares of Series D Convertible Preferred stock at an exercise price of $0.01. Since required conditions were not met no warrants were granted.

On June 15, 2010, the Company amended the 2009 Convertible Loan Agreement (the “2009 Convertible Amendment”). Under the 2009 Convertible Amendment, the following terms were amended: (i) in the event of a M&A transaction, the payment to the Lenders was increased from twice the principal amount lent to 2.5 of the principal amount, (ii) the Mandatory Conversion was extended from June 30, 2010 until October 15, 2010, (iii) in the event of a Mandatory Conversion on October 15, 2010, the 2009 Convertible Loan would convert into the Company’s Series D Convertible Preferred stock at a price per share of $1.4239, (iv) each Lender that had provided at least the set Minimum Amount, as defined in the 2009 Convertible Loan Agreement, applicable thereto and also participated in the Company’s Series C Convertible Preferred on June 30, 2009, was entitled to convert all or part of its Series C Convertible Preferred stock into Series D Convertible Preferred stock, at a price per share of $1.4239 and (v) the conversion date could be postponed up until February 1, 2011, by written consent of the Company and Lenders that provided more than 50% of the 2010 Convertible Loan.

WHITESMOKE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 8: CONVERTIBLE LOAN  – (continued)

As a result of applying the Fair Value option of ASC 825 for measuring financial instruments the Company has recorded financial expenses in the amount of $18 and $65 for the years ended December 31, 2009 and 2010, respectively.

The effect of the above mentioned amendment was accounted through a change in fair value of the Convertible loan.

In addition, the Company recorded a loan commitment liability in the amount of $12 related to the second and third installments of the 2009 Convertible loan, which were paid in 2010. The loan commitment is measure at fair value on each reporting date until such commitment is settled. The loan commitment was recorded in other short term liability and when settled, the liability was cancelled against financial expenses in the statement of operations.

In October 2010, the total amount of $932 related to the 2009 Convertible Loans were converted into Series D Convertible Preferred stock at the price of $1.4239 per share (See also Note 10 (c)(7)).

b.  2010 Convertible Loan:

In June 2010, the Company entered into an additional convertible loan agreement (the “2010 Convertible Loan Agreement”) with several stockholders of the Company and a new lender (the “Lenders”), pursuant to which the Lenders agreed to loan the Company up to $756 in three installments (the “2010 Convertible Loan”). The loan bears no interest. The Company received proceeds of $756 in the year 2010.

According to the 2010 Convertible Loan Agreement, the aggregate amount loaned automatically converted to equity of the Company or repaid based on the following events: (i) at the closing of the Qualified Next Financing as defined in the 2010 Convertible Loan agreement, by October 15, 2010, into the most favorable class of shares of the Company issued in the round, at a 25% discount, (ii) in case of an M&A transaction, as defined in the agreement, that occurred prior to October 15, 2010 or to the Qualified Next Financing round, the Lenders shall be entitled to receive 2.5 times the amount loaned to the Company under the 2010 Convertible Loan Agreement as a full repayment of the loan, (iii) in the event that a Financing Round or an M&A transaction did not occur prior to October 15, 2010 (“2010 Mandatory Conversion”), the principal will be automatically converted into Series D Convertible Preferred stock at a conversion price of $1.4239.

In addition, pursuant to the agreement, should the Qualified Next Financing occur, each lender that provided at least a Minimum Amount, as defined in the 2010 Convertible Loan Agreement, and also participated in the Company’s Convertible Preferred C round on June 30, 2009 (See Note 10 (c)(5)), was entitled to convert all its Series C Convertible Preferred stock into a new Series C-1 Convertible Preferred stock (which would have the same rights as the C Convertible Preferred Stock but also include liquidation preference superior to the Preferred C shares and have full ratchet anti-dilution protection).

In addition, should the Qualified Next Financing or M&A transaction not occur by October 15, 2010, then each Lender that provided at least a Minimum Amount, as defined in the agreement, and also participated in the Company’s Convertible Preferred C round on June 30, 2009 (See Note 10 (c)(5)), would be entitled to convert all its Series C Convertible Preferred stock into Series D Convertible Preferred stock, at a price per share equal to the preferred D share price, which would contain senior preferred rights to the other series’ of the Company’s shares of preferred stock.

Pursuant to the 2010 Convertible Loan Agreement, in the event that stockholders holding less than 85% of the Company’s issued shares of preferred stock loaned at least the Minimum Amount, as defined in the agreement, the Lenders would also be entitled to receive warrants to purchase shares of Series D Convertible Preferred stock at an exercise price of $0.01 (“2010 warrants”). In addition, should warrants be granted under

WHITESMOKE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 8: CONVERTIBLE LOAN  – (continued)

this provision then those Lenders which also participated in the 2009 Convertible Loan would be granted additional warrants upon the same terms, in respect to the loan amount granted by them under the 2009 Convertible loan (“2009 warrants”).

In October 2010, upon meeting the required conditions, the Company issued 1,081,382 warrants in connection with the 2010 Convertible Loan Agreement (both 2009 and 2009 warrants). The warrants allow the recipients to purchase Series D Convertible Preferred stock with an exercise price of $0.01. As of December 31, 2010, the warrants are outstanding.

In addition, the Company recorded a loan commitment liability in the amount of $70 related to the second installments of the 2010 Convertible loan (“second installment loan commitment”). The loan commitment is measure at fair value on each reporting date until such commitment is settled. The Company also recorded a loan commitment liability in the amount of $26 related to the third installments of the 2010 Convertible loan (“third installment loan commitment”). The loan commitment for the third installment is considered to be a forward contract to issue a fixed number of shares at a fixed price, as the third installment is paid at the mandatory conversion date (October 15, 2010) and shall be converted into shares on the same date it is received. Accordingly, this loan commitment is considered to be an equity instrument. Therefore, it will not be measured and recorded at fair value but rather it will be taken into account in the allocation of proceeds under ASC 470-10 “Debt with Conversion and Other Options” (ASC 470-20”).

According to ASC 470-20, the Company allocated the reminder of the proceeds, after the deduction of second installment loan commitment, between the convertible loan, the 2010 warrants and the third installment loan commitment based on the relative fair values of the instruments at the time of issuance.

The 2009 warrants in the amount of $568 were accounted as issuance cost since they were provided to the lenders who invested in the 2009 Convertible loan for inducement to participate in the 2010 Convertible loan. The Company allocates the issuance costs to each of the freestanding instruments that were provided under the agreement based on their allocated proceeds and records them in the following manner: (1) issuance cost related to the equity instruments were recorded in equity, (2) issuance cost related to instruments that are measured at fair value on each reporting date were recorded in financing expenses in the statement of operations (3) issuance cost related to the debt instruments were recorded against the loan and were amortized over the loan period to financial expenses in the statement of operations.

In accordance with ASC 815, “Derivatives and Hedging” (“ASC 815”), the 2009 and 2010 warrants were classified as an equity instrument.

Under the guidelines of ASC 470-20, the Company measured and recorded the embedded beneficial conversion feature on the commitment date. The beneficial conversion feature was recorded as additional paid-in-capital. The intrinsic value of the feature was calculated on the commitment date using the effective conversion price. This intrinsic value is limited to the portion of the proceeds allocated to the convertible loan.

The Company adopted ASC 815, “Derivatives and Hedging” relating to the 2010 Convertible Loan. The debt features, conversion in a Qualified Financing Round and redemption feature upon an M&A transaction, contained in the terms governing the 2010 Convertible Loan Agreement are not clearly and closely related to the characteristics of the 2010 Convertible Loan. Accordingly, the features qualify as embedded derivative instruments at issuance and, because they do not qualify for any scope exception within ASC 815, they are required by ASC 815 to be accounted for separately from the debt instrument and recorded as derivative instrument liabilities. The fair value assigned to the embedded derivative instrument amounted to $189 and was marked to market in each reporting period and changes were recorded in financial expenses. Upon conversion of the 2010 Convertible loan, the embedded derivative was cancelled and recorded as a financing expenses, net in the statement of operations.

WHITESMOKE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 8: CONVERTIBLE LOAN  – (continued)

In October 2010, the total amount of $756 related to the 2010 Convertible Loans were converted into Series D Convertible Preferred stock at the price of $1.4239 per share (See also Note 10 (c)(7)).

c.  2011 Convertible Loan (unaudited):

In January 2011, the Company entered into an additional convertible loan agreement (the “2011 Convertible Loan Agreement”) with several stockholders of the Company and new lenders (the “Lenders”), pursuant to which the Lenders agreed to loan the Company up to $1,000 (the “2011 Convertible Loan”). The loan bears 8%. The Company received proceeds of $1,000 in the year 2010 and 2011.

According to the 2011 Convertible Loan Agreement, the aggregate amount loaned automatically converted to equity of the Company or repaid based on the following events: (i) In the event that the Company carry out an initial public offering of its securities by October 31, 2011 (the “IPO”), the Lenders shall have an option to Convert, at the closing of the IPO, the loan’s principal amount into the securities of the Company sold in the IPO at a 25% discount or to receive repayment in cash of its applicable portion at the closing of the IPO. The interest will be paid in cash. (ii) In the event of M&A transaction, as defined in the agreement, that occurred prior to October 31, 2011 or to the IPO, the Lenders shall be entitled to receive the principal amount plus 30%. There will be no additional payments in respect to the interest accrued. (iii) In the event that an IPO or a M&A transaction will not occur by October 31, 2011, the principal loan amount plus accrued interest shall automatically be converted, on November 1, 2011, into Series D Preferred Stock of the Company (the “D Shares”) at a conversion ratio of $1.062.

In connection with the 2011 Convertible Loan, the Company issued to the lenders warrants to purchase 499,837 shares of common stock. The warrants will expire after four years or in the occurrence of a M&A. The warrants will have an exercise price per share equal to: (i) in the event of an IPO will occur by October 31, 2011, 110% of the IPO (ii) in case an IPO will not occur by October 31, 2011, 110% of the conversion price of the Preferred D Price per Share.

In accordance with ASC 815, “Derivatives and Hedging” (“ASC 815”), the warrants were classified as a liability instrument and measured at fair value. The fair value assigned to the warrants amounted to $337 and was marked to market in each reporting period and changes in fair value in the amount of $124 were recorded in financial expenses during the six months ending on June 30, 2011 (unaudited).

Under the guidelines of ASC 470-20, the Company measured and recorded the embedded beneficial conversion feature on the commitment date. The beneficial conversion feature was recorded as additional paid-in-capital. The intrinsic value of the feature was calculated on the commitment date using the effective conversion price. This intrinsic value is limited to the portion of the proceeds allocated to the convertible loan.

The Company adopted ASC 815, “Derivatives and Hedging” relating to the 2011 Convertible Loan. The debt features, conversion upon an IPO and redemption feature upon an M&A transaction, contained in the terms governing the 2011 Convertible Loan Agreement are not clearly and closely related to the characteristics of the 2011 Convertible Loan. Accordingly, the features qualify as embedded derivative instruments at issuance and, because they do not qualify for any scope exception within ASC 815, they are required by ASC 815 to be accounted for separately from the debt instrument and recorded as derivative instrument liabilities. The fair value assigned to the embedded derivative instrument amounted to $547 and was marked to market in each reporting period and changes were recorded in financial expenses. As of June 30, 2011 there was no change in the fair value of the embedded derivative.

WHITESMOKE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 9: COMMITMENTS AND CONTINGENCIES

a.  The Company rents its facilities under an operating lease agreement with an initial term expiring in November 2011. Future minimum lease commitments under non-cancelable operating leases are $77 as of December 31, 2010. Total rent expenses for the years ended December 31, 2009 and 2010 amounted to $61 and $72, respectively.

b.  The Company has a Server Host Agreement with an initial term expiring in November 2011. Future minimum lease commitments under non-cancelable operating leases are $94. Total rent expenses for the years ended December 31, 2009 and 2010 amounted to $103 and $97, respectively.

c.  The Company’s Israeli subsidiary received funding through a fund of the Israeli Ministry of Industry, Trade and Labor (the “Ministry”), which provides financial support for exporters in an effort to assist with expenses related to marketing expenses outside of Israel. Based on an approved plan, and subject to certain criteria, the funding is equal to 50% of recognized marketing expenses, during the first year (2010), 40% during the second year and 30% during the third year. The Company’s Israeli subsidiary is required to pay the Ministry royalties at a rate of 3.5% of the increase in exports resulting from the approved marketing plan, up to 100% of the original funding amount, while bearing interest of six month US Dollar Libor. The royalties’ repayment period is seven years from each applicable year in which a grant was provided. The Company’s Israeli subsidiary received funding of $50 (NIS 190) during 2010 and $81 in six months ending June 30, 2011 (unaudited). The funding received by the Company was recorded as selling expenses, net.

d.  On December 2006, the Company agreed to pay one of its stockholders a management fee of $30 per year plus VAT for a period of two years following the investment, in consideration for certain management services to be provided. The Company agreed to pay the annual fee in equal quarterly installments. The Company paid in 2007 management fee installments up to an aggregate amount of $22.5 and provided an accrual for the remaining amount. In March 2009, The Company and the stockholder agreed to change the terms of the agreement that upon the occurrence of certain exit events, as defined in the agreement, including an Initial Public Offering (“IPO”), the remainder of the management fees will be paid. The Company intends to pay upon the consummation of an IPO an amount of $37.5 (See Note 12(b)), which is recorded as accrued expenses.

e.  Future minimum lease commitments under various non-cancelable operating lease agreements in respect of rent and Server host Agreements are as follows:

December 31,
2011	$171
Thereafter	—
$171

WHITESMOKE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 10: STOCKHOLDERS’ EQUITY

a.  Composition of stock capital of the Company as of December 31, 2009 and 2010:

	December 31, 2009		December 31, 2010
Shares	Authorized	Issued and outstanding	Authorized	Issued and outstanding
Common stock	17,000,000	511,578	20,100,000	735,675
Series A Convertible Preferred stock	1,674,900	1,674,900	1,674,900	1,674,900
Series A-1 Convertible Preferred stock	47,635	47,635	47,635	47,635
Series B Convertible Preferred stock	2,453,450	2,400,306	2,453,450	2,400,306
Series B-1 Convertible Preferred stock	75,500	75,500	75,500	75,500
Series C Convertible Preferred stock	880,000	595,952	880,000	73,634
Series D Convertible Preferred stock	—	—	3,600,000	2,102,701
Undesignated Convertible Preferred stock	1,368,515	—	268,515	—
	23,500,000	5,305,871	29,100,000	7,110,351

b.  Stock split and recapitalization:

In February 2006, the Company performed a 1:100 split of its stock capital and increased its authorized stock capital to 3 million shares of Common stock and a recapitalization of the Company’s authorized share capital, such that each share has a par value of $0.01.

All share and per share data in the financial statements have been retroactively adjusted to reflect this stock split and recapitalization.

c.  Stock rights:

The Company’s authorized stock capital consists of: Common stock, Series A Convertible Preferred stock, Series A-1 Convertible Preferred stock, Series B Convertible Preferred stock, Series B-1 Convertible Preferred stock, Series C Convertible Preferred stock and Series D Convertible Preferred.

The Convertible Preferred A stock, Convertible Preferred B stock, Convertible Preferred C and Convertible Preferred D stock generally confer the holder thereof the same rights as those conferred by Common stock (on an as-converted stock basis). In addition, these classes of stock have senior rights, as detailed below:

1.	After the full Series D Preference Amount on all outstanding shares of Series D Convertible Preferred stock has been paid, the holders of the Series C Convertible Preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the other shares of Convertible Preferred Stock and the holders of Common stock by reason of their ownership thereof, an amount per share equal to $2.50 per share for each share of Series C Convertible Preferred stock then held by them, plus any accrued and any declared and unpaid dividends.

Thereafter, the holders of the, Series B Convertible Preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Series A Convertible Preferred stock and the holders of Common stock by reason of their ownership thereof, an amount per share equal to $2.15 for each share of Series B-1 Convertible Preferred stock they hold and $1.1294 for each share of Series B Convertible Preferred stock they hold, plus any accrued and any declared and unpaid dividends. Thereafter the holders of the Series A Convertible Preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Common stock by reason of their ownership thereof, an amount per share equal to $2.15 for

WHITESMOKE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 10: STOCKHOLDERS’ EQUITY  – (continued)

each share of Series A-1 Convertible Preferred stock they hold and $0.6445 for each share of Series A Convertible Preferred stock they hold, plus any accrued and any declared and unpaid dividends.

Thereafter, all outstanding series of Preferred stock and the holders of Common stock pro rata based on the number of shares of Common stock held by each such holder (assuming conversion of all Preferred stock into Common stock).

2.	Following payment of all amounts to Kreos pursuant to the Loan Agreement as amended and the Distribution Agreement, as amended (see Note 7(b)), a cumulative dividend on Series D Convertible Preferred stock, Series C Convertible Preferred stock and Series B Convertible Preferred stock will accrue at the rate of 8% per annum from the date of issuance. The payment of dividends on Series D Convertible Preferred stock shall be made, prior to the payment of dividends on Common stock, Series A Convertible Preferred stock, Series B Convertible Preferred stock and Series C Convertible Preferred stock. The payment of dividends on Series C Convertible Preferred stock shall be made after the payment of dividends on Series D Convertible Preferred stock, but prior to the payment of dividends on Common stock, Series A Convertible Preferred stock and Series B Convertible Preferred stock. The payment of dividends on Series B Convertible Preferred stock shall be made after the payment to Series C Convertible Preferred stock and Series D Convertible Preferred stock but prior to the payment of dividends on Common stock and Series A Convertible Preferred stock. Thereafter any additional dividends shall be distributed parri passu among the holders of the Series D Convertible Preferred Stock, Series C Convertible Preferred Stock, Series B Convertible Preferred Stock, Series A Convertible Preferred Stock and the Common Stock, then held (on an as-converted basis).
3.	In the event of any liquidation, dissolution or winding up of the Company (including a deemed liquidation described in the Company’s Certificate of Incorporation), then following payment of all amounts to Kreos pursuant to the Loan Agreement as amended and the Distribution Agreement, as amended, the holders of the Series D Convertible Preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series C Convertible Preferred stock, the holders of Series B Convertible Preferred stock, the holders of Series A Convertible Preferred stock and the holders of Common stock by reason of their ownership thereof, an amount per share equal to $1.4239 per share for each share of Series D Convertible Preferred stock then held by them, plus any accrued and any declared and unpaid dividends.
4.	Holders of Preferred stock have the option to convert, at any time, shares of said stock into shares of Common stock at then applicable conversion price set forth in the Company’s Certificate of incorporation. The Preferred Stock shall automatically be converted into shares of Common Stock at the applicable conversion price upon the completion of a firm commitment underwritten public offering by the Company of its shares of Common Stock with aggregate offering proceeds of at least $10 million at a Company valuation of at least $50 million; or upon the written consent of the holders of 75% of the Preferred Stock.

The initial conversion price of each of the shares of Preferred Stock is equal to the price at which such shares were purchased (excluding the 25% discount in connection with a conversion under the 2009 and 2010 Convertible Loans, see Notes 8(a) and (b)). Following the purchase of any series of Preferred Stock, should the Company issue share at a price per share less than the conversion price then in effect, the conversion price shall be adjusted, in the case of the Series A, B and C Preferred Stock in accordance with a broad-based weighted average formula, and in the case of the Series D Preferred Stock in accordance with a full-ratchet formula.

WHITESMOKE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 10: STOCKHOLDERS’ EQUITY  – (continued)

d.  Capital structure:

1.	In June 2009, the Company signed a share purchase agreement to issue 147,118 shares of Series C Convertible Preferred stock with a $0.01 par value each, at a price of $2.50 per share. The total proceeds were $357, net of issuance expenses of $11, and were received during 2009.
2.	In June 2009, the Company signed an agreement whereby it acquired the assets of Alfabetic Technologies Ltd. (“Alfabetic”) (See Note 1(b)). In connection with the acquisition of the Alfabetic assets, the Company issued 47,635 shares of Series A-1 Convertible Preferred stock, 75,500 shares of Series B-1 Convertible Preferred stock, 24,000 Series C Convertible Preferred stock and 2,500 warrants to purchase Series C Convertible Preferred stock, stock were valued at $180.
3.	In October 2010, the 2009 convertible loans and the 2010 Convertible Loans were converted into an aggregate of 1,185,646 shares of Series D Convertible Preferred Stock. In addition, an aggregate of 522,318 shares of Series C Convertible Preferred stock were converted into 917,055 shares of Series D Convertible Preferred stock contemporaneously with such note conversion (see Note 7).

Due to the conversion of the Convertible note into Series D Convertible Preferred stock, the anti-dilution mechanism of all Convertible Preferred stock was activated. As a result, the holders of the Series A-1 Convertible preferred stock are considered to hold an additional 12,732 shares of common stock on an as-converted basis, the holders of the Series B Convertible preferred stock are considered to hold an additional 158,124 shares of common stock on an as-converted basis, the holders of the Series B-1 Convertible Preferred stock are considered to hold an additional 20,180 shares of common stock on an as-converted basis and the holders of the Series C Convertible preferred stock are considered to hold an additional 22,495 shares of common stock on an as-converted basis. Additionally, the shares of C Convertible preferred stock issuable under the warrant to purchase shares of C Convertible preferred stock are considered to be exercisable into an additional 10,499 shares of common stock on an as-converted basis.

e.  Stock Option:

Employee and non-employee stock plans:

2003 Stock Option Plan

The Company’s 2003 Stock Option Plan (the “2003 Plan”) was adopted by the Board of Directors in August 2003. Up to 43,000 shares of common stock, subject to adjustment in the event of stock splits and other similar events were issued to the subsidiary under the 2003 Plan.

On March 4, 2006, the board decided to cancel the reservation of 28,600 shares out of the 43,000 shares (post split) under the 2003 Plan. On March 31, 2011 the board decided to increase the number of shares reserved under the 2003 plan by 81,100 shares.

The 2003 Plan provides for the grant of options to employees of the Company. The exercise price and vesting period shall be determined by the board of directors. Each option granted under the 2003 plan shall be exercisable on or after the vesting period and for number of shares as shall be provided in option agreement, however no option shall be exercisable after the expiration of ten years from the date of grant.

2006 Director Stock Option Plan

The Company’s 2006 Stock Option Plan (the “2006 Plan”) was adopted by the Board of Directors on March 13, 2006. The Company reserved 235,000 authorized but unissued shares in the share capital of the Company for the purposed of the plan.

WHITESMOKE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 10: STOCKHOLDERS’ EQUITY  – (continued)

The 2006 plan provides for the grant of options to employees and non-employees of the Company. The exercise price and vesting period shall be determined by the board of directors. Each option granted under the 2006 plan shall be exercisable on or after the vesting period and for number of shares as shall be provided in option agreement, however no option shall be exercisable after the expiration of ten years from the date of grant.

On December 4, 2006, the Board of Directors approved to reserve total of 769,897 shares of common stock, under the 2006 plan, subject to adjustment in the event of stock splits and other similar events. On March 31, 2011 the board decided to increase the number of shares reserved under the 2006 plan by an additional 731,228 shares.

The Company grants stock options to employees and non-employees of the Company and its subsidiaries. An equity-based compensation expense of $22 and $66 in respect of options granted to employees and non-employees is reflected in the consolidated statements of operations for the years ended December 31, 2009 and 2010, respectively.

A summary of the activity in the share options granted to employees for the year ended December 31, 2009 and related information is as follows:

	Number of options	Weighted average exercise price	Weighted average remaining contractual term	Aggregate intrinsic Value
Outstanding at the beginning of the year	769,464	$0.64
Granted	—	$—
Exercised	40,860	$0.48
Forfeited or expired	14,876	$1.59
Outstanding at the end of the year	713,728	$0.63	6.78	$34
Vested or expected to vest as of December 31, 2009	709,642	$0.62	6.77	$34
Exercisable as of December 31, 2009	658,482	$0.56	6.71	$34

During 2009, 40,860 share options were exercised in return for cash received in the amount of $20.

A summary of the activity in the share options granted to employees for the year ended December 31, 2010 and related information is as follows:

	Number of options	Weighted average exercise price	Weighted average remaining contractual term	Aggregate intrinsic Value
Outstanding at the beginning of the year	713,728	$0.63
Granted	—	$—
Exercised	41,250	$0.01
Forfeited or expired	83,206	$0.97
Outstanding at the end of the year	589,272	$0.62	5.78	$280
Vested or expected to vest as of December 31, 2010	588,427	$0.62	5.77	$280
Exercisable as of December 31, 2010	575,313	$0.59	5.74	$280

WHITESMOKE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 10: STOCKHOLDERS’ EQUITY  – (continued)

During 2010, 41,250 share options were exercised in return for cash received in the amount less of $1.

A summary of the activity in the share options granted to employees for the six months ended June 30, 2011 (unaudited) and related information is as follows:

	Number of options	Weighted average exercise price	Weighted average remaining contractual term	Aggregate intrinsic Value
Outstanding at the beginning of the year	589,272	$0.62
Granted	468,000	$1.14
Exercised	—	$—
Forfeited or expired	—	$—
Outstanding at the end of the period	1,057,272	$0.85	7.19	$656
Vested or expected to vest as of June 30, 2011	1,029,098	$0.84	7.13	$648
Exercisable as of June 30, 2011	607,593	$0.63	5.45	$519

The aggregate intrinsic value represents the total intrinsic value (the difference between the Company’s Common stock fair value as of December 31, 2009 and 2010 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2009 and 2010, respectively. The total intrinsic value of options exercised during the years ended December 31, 2009 and 2010, was $0, and $42, respectively.

For the six months ended June 30, 2011 the Company granted 468,000 options to employees of the Company, out of which the vesting for 329,000 of the options are conditioned upon the occurrence of an initial public offering (the “performance conditioned options”). The performance conditioned options have a graded vesting term over three years (60% over one year from an IPO, 20% after two years and an additional 20% after three years).

As of June 30, 2011, total compensation cost related to options granted to employees not yet recognized amounted to $70 (not including conditioned options), which will be recognized over a weighted average period of 3.32 years.

The options granted to employees as of December 31, 2009 have been separated into exercise prices as follows:

Exercise price	Options outstanding as of December 31, 2009	Weighted average remaining contractual life (years)	Options exercisable as of December 31, 2009
$0.0100	74,650	5.72	74,650
$0.4800	439,196	6.93	439,196
$0.9673	158,006	6.28	127,188
$2.0000	41,876	8.33	17,448
	713,728		658,482

WHITESMOKE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 10: STOCKHOLDERS’ EQUITY  – (continued)

The options granted to employees as of December 31, 2010 have been separated into exercise prices as follows:

Exercise price	Options outstanding as of December 31, 2010	Weighted average remaining contractual life (years)	Options exercisable as of December 31, 2010
$0.0100	33,400	3.74	33,400
$0.4800	439,196	5.93	439,196
$0.9673	74,800	4.95	74,800
$2.0000	41,876	7.33	27,917
	589,272		575,313

The options granted to employees as of June 30, 2011 (unaudited) have been separated into exercise prices as follows:

Exercise price	Options outstanding as of June 30, 2011	Weighted average remaining contractual life (years)	Options exercisable as of June 30, 2011
$0.0100	33,400	3.24	33,400
$0.4800	439,196	5.43	439,196
$0.9673	74,800	4.46	74,800
$1.1400	468,000	9.59	27,045
$2.0000	41,876	6.84	33,152
	1,057,272		607,593

As of December 31, 2010, the total compensation cost related to options granted to employees, not yet recognized, amounted to $4. The cost is expected to be recognized over a weighted average period of approximate one year.

A summary of the activity in the share options granted to non employees for the year ended December 31, 2009 and related information is as follows:

	Number of options	Weighted average exercise price	Weighted average remaining contractual term	Aggregate intrinsic Value
Outstanding at the beginning of the year	127,248	$1.20
Granted	—	$—
Exercised	—	$—
Forfeited or expired	—	$—
Outstanding at the end of the year	127,248	$1.20	7.06	$1
Vested or expected to vest as of December 31, 2009	127,248	$1.20	7.06	$1
Exercisable as of December 31, 2009	87,684	$1.09	6.81	$1

WHITESMOKE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 10: STOCKHOLDERS’ EQUITY  – (continued)

A summary of the activity in the share options granted to non employees for the year ended December 31, 2010 and related information is as follows:

	Number of options	Weighted average exercise price	Weighted average remaining contractual term	Aggregate intrinsic Value
Outstanding at the beginning of the year	127,248	$1.20
Granted	—	$—
Exercised	—	$—
Forfeited or expired	—	$—
Outstanding at the end of the year	127,248	$1.20	$6.06	$7
Vested or expected to vest as of December 31, 2010	127,248	$1.20	$6.06	$7
Exercisable as of December 31, 2010	114,866	$1.14	$5.95	$7

A summary of the activity in the share options granted to non employees for the six months ended June 30, 2011(unaudited) and related information is as follows:

	Number of options	Weighted average exercise price	Weighted average remaining contractual term	Aggregate intrinsic Value
Outstanding at the beginning of the year	127,248	$1.20
Granted	13,000	$1.14
Exercised	—	$—
Forfeited or expired	—	$—
Outstanding at the end of the year	140,248	$1.19	$5.94	$52
Vested or expected to vest as of June 30, 2011	140,248	$1.19	$5.94	$49
Exercisable as of June 30, 2011	122,411	$1.16	$5.55	$49

For the six months ended June 30, 2011, the Company granted 13,000 options to non-employees.

The options granted to non employees as of December 31, 2009 have been separated into exercise prices as follows:

Exercise price	Options outstanding as of December 31, 2009	Weighted average remaining contractual life (years)	Options exercisable as of December 31, 2009
$0.010	3,100	3.42	3,100
$0.967	35,000	6.14	30,104
$1.000	59,432	7.16	42,098
$2.000	29,716	8.33	12,382
	127,248		87,684

WHITESMOKE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 10: STOCKHOLDERS’ EQUITY  – (continued)

The options granted to non employees as of December 31, 2010 have been separated into exercise prices as follows:

Exercise price	Options outstanding as of December 31, 2010	Weighted average remaining contractual life (years)	Options exercisable as of December 31, 2010
$0.010	3,100	2.42	3,100
$0.967	35,000	5.14	35,000
$1.000	59,432	6.16	56,956
$2.000	29,716	7.33	19,810
	127,248		114,866

The options granted to non employees as of June 30, 2011 (unaudited) have been separated into exercise prices as follows:

Exercise price	Options outstanding as of June 30, 2011	Weighted average remaining contractual life (years)	Options exercisable as of June 30, 2011
$0.010	3,100	2.17	3,100
$0.967	35,000	4.90	35,000
$1.000	59,432	5.92	59,432
$1.140	13,000	9.84	1,354
$2.000	29,716	7.08	23,525
	140,248		122,411

In the years ended December 31, 2009 and 2010 total compensation expenses related to options granted to non employees amounted to $6 and $54, respectively.

As of December 31, 2010, the total compensation cost related to options granted to non employees, not yet recognized, amounted to $10. The cost is expected to be recognized over a weighted average period of approximately one year.

f.	Restricted Stock:

In August 2009, as part of the Alfabetic Purchase agreement (See Note 1(b)), the Company issued 274,272 shares of restricted common stock with a vesting period of 18 months to two of Alfabetics’ shareholders. Fair value at the grant date was $137. For the years ended December 31, 2009 and 2010 total of 76,186 and 182,847 restricted common shares were vested, respectively. The expense related to the restricted common stock amounted to $39 and $91, respectively. The unrecognized compensation cost as of December 31, 2009 and 2010 amounted to $98 and $7, respectively. For the six months ended June 30, 2011 the amount of 15,239 shares were vested and the expense related to the restricted common stock amounted to $8.

WHITESMOKE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 10: STOCKHOLDERS’ EQUITY  – (continued)

g.	Warrants:

The following table summarizes information regarding outstanding warrants to purchase Convertible Preferred stock of the Company issued to stockholders as of December 31, 2009 and 2010 and June 30, 2011 (unaudited):

Issuance date	Number of warrants	Class of Convertible Preferred shares		Exercise price per warrant		Exercisable through
June 2009	39,281	C		$2.5		June 2012
October 2010	1,081,382	D		$0.01			(1)
January 2011	499,837		(2)		(2)	January 2015
Total outstanding as of June 30, 2011	1,620,500

All warrants are exercisable as of December 31, 2010 and 2009.

(1)	The warrant are exercisable through the earlier of (i) June 30, 2013; (ii) a merger or consolidation of the Company into any other corporation or corporations where the Company is not the surviving entity, or the sale of substantially all of the assets of the Company; or (iii) the registration for trade of the Company’s securities
(2)	The warrants will be converted into warrants to purchase Common stock in the event of an IPO with an exercise price of 110% of the value of the IPO, otherwise the warrants will be converted into warrants to purchase preferred D shares with an exercise price of 110% of the conversion price of the Preferred D Price per Share.

NOTE 11: TAXES ON INCOME

a.	Tax laws applicable to the companies:
1.	The Company is taxed under U.S. tax law.
2.	The Israeli subsidiary is taxed under the Israeli income Tax Ordinance and the Income Tax (Inflationary Adjustments) Law, 1985: (the “law”).

Results of the Israeli subsidiary for tax purposes are measured and reflected in real terms in accordance with the changes in the Israeli Consumer Price Index (“CPI”). The financial statements are presented in U.S. dollars.

The difference between the rate of change in Israeli CPI and the rate of change in the NIS/U.S. dollar exchange rate causes a difference between taxable income or loss and the income or loss before taxes reflected in the financial statements. In accordance with ASC 740-10 (or paragraph 9(f) of FAS 109), the Company has not provided deferred income taxes on this difference between the reporting currency and the tax bases of assets and liabilities.

In February 2008, the “Knesset” (Israeli parliament) passed an amendment to the law, which limits the scope of the law starting 2008 and thereafter. Starting 2008, the results for tax purposes are measured in nominal values, excluding certain adjustments for changes in the Israeli CPI carried out in the period up to December 31, 2007. The amendment to the law includes, inter alia, the elimination of the inflationary additions and deductions and the additional deduction for depreciation starting 2008.

WHITESMOKE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 11: TAXES ON INCOME  – (continued)

b.	Tax assessments:

The Company files income tax returns in the U.S. federal jurisdiction and pays franchise tax in Delaware. The U.S. tax authorities have not conducted an examination in respect of the Company’s U.S. federal income tax returns since inception. The Subsidiary has tax assessments, deemed final under the law, up to and including the year 2006.

c.	Tax rates applicable to the Company and the Subsidiary:
1.	The Israeli subsidiary:

The rate of the Israeli corporate tax is as follows: 2009 — 26%, 2010 — 25%. In July 2009, the “Knesset” (Israeli Parliament) passed the Law for Economic Efficiency (Amended Legislation for Implementing the Economic Plan for 2009 and 2010), 2009, which prescribes, among others, an additional gradual reduction in the rates of the Israeli corporate tax and real capital gains tax starting 2011 to the following tax rates: 2011 — 24%, 2012 — 23%, 2013 — 22%, 2014 — 21%, 2015 — 20%, 2016 and thereafter — 18%. Israeli companies are generally subject to capital gains tax at rate of 25% for capital gains (other than gains deriving from the sale of listed securities) derived after January 1, 2003.

2.	The Company:

The tax rates applicable to the Company whose place of incorporation is the U.S. are corporate (progressive) tax at the rate of up to 34%, excluding state tax and other local taxes, which rates depend on the state in which the Company will conduct its business.

According to the tax laws applicable to Israeli residents, dividend received from a foreign resident company is subject to tax in Israel at the rate of 25% in the hands of its recipient. According to the tax laws applicable in the U.S., tax at the rate of 30% is withheld from dividends paid by a US company to foreign shareholders, however such rate may be reduced by an applicable income tax treaty. Under the treaty for the avoidance of double taxation of Israel and the U.S., such rate may be reduced to either 25% or 12.5% To enjoy the benefits of the tax treaty, certain procedural requirements need to be satisfied.

d.	Pre-tax income (loss) is comprised as follows:

	Year ended December 31,
	2009	2010
Domestic	$(2,305)	$(1,888)
Foreign	170	147
	$(2,135)	$(1,741)
e.	Net operating losses carryforward:

As of December 31, 2010, the Company had U.S. net operating loss carryforwards for income tax purposes of approximately $11,430, which expire between 2022 and 2030. Those losses are subject to the provisions of the Internal Revenue Code of 1986 (as amended), which limits the use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company.

WHITESMOKE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 11: TAXES ON INCOME  – (continued)

f.	Deferred income taxes:

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred income taxes are as follows:

	December 31,
	2009	2010
Deferred taxes:
Net operating loss carryforward	$3,245	$3,725
Derivatives	(52)	110
Valuation allowance	(3,193)	(3,835)
Net deferred tax asset	$—	$—

As of December 31, 2010 the Company has provided a full valuation allowance in respect of deferred tax assets resulting from tax loss carry forward.

Management currently believes that since the Company has a history of losses, it is more likely than not that the deferred tax assets regarding the loss carryforward will not be realized in the foreseeable future.

g.	Uncertain tax position:

	Year ended December 31,
	2009	2010
Balance at January 1,	$136	$153
Reductions for prior year tax positions	(15)	(72)
Increases in tax positions for current year	32	28
Balance at December 31 not including interest and penalties	$153	$109

The Company recognizes interest accrued related to unrecognized tax benefits in taxes on income. During the year ended December 31, 2009, the Company recognized approximately $6 as interest expenses. During the year ended December 31, 2010 the Company recognized approximately $13 as interest income. As of December 31, 2009 and 2010 the Company had approximately $25 and $12, respectively, for interest and penalties accrued.

h.  Reconciliation of the theoretical taxes on income (tax benefit) to the actual taxes on income (tax benefit):

	December 31,
	2009	2010
Loss before taxes on income (tax benefit)	$2,135	$1,741
Theoretical tax benefit computed at the statutory tax rate (U.S. 34%)	$(726)	$(592)
Tax adjustment in respect of foreign subsidiaries’ different tax rates	5	(18)
Tax losses carryforward for which a full valuation allowance was provided	798	480
Derivatives	(14)	162
Uncertain tax positions	23	(68)
Other	2	8
Actual taxes on income (tax benefit)	$88	$(28)

WHITESMOKE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 11: TAXES ON INCOME  – (continued)

i.  Taxes on income (tax benefit) are comprised as follows:

	Year ended December 31,
	2009	2010
Current taxes	$65	$40
Change in uncertain tax positions	23	(68)
	$88	$(28)

NOTE 12: RELATED PARTIES

a.  In June 2009 and February 2010, the Company received loans in the amount of $50 each from one of its stockholders. The loans will be repaid in 36 monthly payments, constituting both principal and interest. The loans bear interest of 5% per annum (See Note 7(c)).

b.  On December 2006, the Company agreed to pay one of its stockholders a management fee of $30 per year plus VAT for a period of two years following the investment, in consideration for certain management services to be provided. The Company agreed to pay the annual fee in equal quarterly installments. The Company paid in 2007 management fee installments up to an aggregate amount of $22.5 and provided an accrual for the remaining amount. In March 2009, The Company and the stockholder agreed to change the terms of the agreement that upon the occurrence of certain exit events, as defined in the agreement, including an Initial Public Offering (“IPO”), the remainder of the management fees will be paid. The Company intends to pay upon the consummation of an IPO an amount of $37.5 (See Note 9(d)).

c.  In 2009, 2010 and 2011, the Company entered into several convertible loan agreements with several stockholders of the Company (See Note 8 and Note 14).

WHITESMOKE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 13: FINANCIAL EXPENSES, NET

	Year ended December 31,		6 months ended June 30, 2011
	2009	2010
			(unaudited)
Financial income:
Change in fair value of warrants related to the long term loan	$131	$—	$—
Cancellation of loan commitments related to the 2009 Convertible Loan	—	12	—
Changes in fair value of embedded derivative related to the 2010 Convertible Loan	—	68	—
Cancellation of embedded derivatives liability related to the long term loan	—	21	—
	131	101	—
Financial expenses:
Foreign currency adjustments, net	16	62	49
Bank charges	15	19	10
Interest expenses	205	123	116
Loan commitment related to the 2009 Convertible Loan	12	—	—
Change in fair value of embedded derivatives liability related to the long term loan	17	4	—
Changes in fair value of the 2009 Convertible Loan	18	65	—
Amortization of discount, premium, beneficial conversion feature on loans and deferred charges	44	509	655
Change in fair value of warrants related to the 2011 loan	—	—	124
	327	782	954
	$196	$681	$954

NOTE 14: SUBSEQUENT EVENTS

a.	In May 2011 the Board of directors approved a bonus to certain management employees in the amount of $225 upon the closing of an IPO, sale of the Company or significant financing event.
b.	In July 2011 the engagement with the major Bundled search application distribution partner was terminated. The Company’s bundled search application distribution partner has an outstanding debt to the Company of approximately $540 as of July 2011.

In August 2011 the Company entered in to a new promotion and distribution agreement directly with a search engine application partner.

In August 2011 the Company entered into a new short term loan agreement with one of its stockholders which is also the Company’s largest credit card clearance company in the amount of $200. Principal and interest will be paid in four consecutive equal monthly payments commencing September 2011, with an interest rate to be later determined.

In August 2011, we received a loan commitment in the amount of $0.10 million from one of our stockholders, Yair Goldfinger. Upon written request from the Company, Mr. Goldfinger shall transfer funds to

WHITESMOKE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 14: SUBSEQUENT EVENTS  – (continued)

the Company pursuant to terms and conditions the same as the Convertible Loan Agreement entered into between the Company and certain investors, date January 2011. The loan commitment shall remain available until October 31, 2011.

Subsequent events have been evaluated through May 12, 2011, the date which the financial statements were available to be issued. The financial statements were restated and revised and subsequent events have been evaluated through June 24, 2011. Subsequent events were further evaluated for disclosures through August 22, 2011.

WhiteSmoke 2011
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There are many different ways of organizing words into sentences. (Or we might say, Words can be organized into sentences in many different ways.) For this reason, describing how to put a sentence together isn't as easy as explaining how to bake a cake, for example, or assemble a model plane. There are no easy recipes, no step-by-step instructions. But that doesn't mean that crafting an effective sentence depends on magic or good luck.
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Es gibt viele verschiedene Formen der Organisation Worte in Sätze. (Oder könnte man sagen, Wörter können in Sätze auf viele verschiedene Arten.) Aus diesem Grund, der beschreibt, wie ein Satz zusammen ist nicht so einfach, wie erläutert, wie man einen Kuchen backen, zum Beispiel, oder ein Modell montieren Flugzeug . Es gibt keine einfachen Rezepte, keine Schritt-für-Schritt-Anleitungen. Aber das bedeutet nicht, dass die Herstellung eines wirksamen Satz hängt davon ab, Magie oder Glück.

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v. essayer
On a une mission et on va essayer de la remplir au mieux".
juger
Il faudra juger sur pièces.
n. essai
Celle qui permet de s'arracher sur une course, pour un plaquage salvateur ou un essai décisif.
Wordnet English Thesaurus
v. endeavor, attempt, hear, judge, venture, undertake, seek, strive, go, bash, crack, stab, aim, set out
n. attempt, endeavor, venture, undertaking, effort, bash, crack, shot, stab, experiment,

<The first screenshot above shows an example of Translator’s translation of a typical passage. The second screenshot above shows an except from WhiteSmoke 2011’s dictionary and thesaurus.>

WhiteSmoke, Inc.

         Common Stock

PROSPECTUS

Rodman & Renshaw, LLC	EarlyBirdCapital, Inc.

Until            , 2011, U.S. federal securities laws may require all dealers that effect transactions in our common stock, whether or not participating in this offering, to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

EXPLANATORY NOTE

This registration statement contains two forms of prospectus, as set forth below.

•	Public Offering Prospectus. A prospectus (the “Public Offering Prospectus”) to be used for the initial public offering by the registrant of shares of common stock (and an additional shares of common stock which may be sold upon exercise of the underwriters’ over-allotment option) through the underwriters named on the cover page of the Public Offering Prospectus.
•	Selling Securityholder Prospectus. A prospectus (the “Selling Securityholder Prospectus”) to be used in connection with the potential resale by the selling securityholders identified therein of up to an aggregate of shares of the registrant’s common stock issuable upon conversion of the registrant’s outstanding convertible loans upon the effectiveness of the registration statement of which this prospectus forms a part and shares of the registrant’s common stock issuable upon the exercise of certain of the registrant’s outstanding warrants.

The Public Offering Prospectus and the Selling Securityholder Prospectus will be identical in all respects except for the following principal differences:

•	They contain different front covers;
•	They contain different Use of Proceeds sections;
•	A Shares Registered for Resale section is included only in the Selling Securityholder Prospectus;
•	A Selling Securityholders section is included only in the Selling Securityholder Prospectus;
•	The Underwriting section from the Public Offering Prospectus is deleted from the Selling Securityholder Prospectus and a Plan of Distribution section is inserted in its place;
•	The Legal Matters section in the Selling Securityholder Prospectus deletes the reference to counsel for the underwriters; and
•	They contain different back covers.

The registrant has included in this registration statement, after the financial statements, a set of alternate pages to reflect the foregoing differences between the Selling Securityholder Prospectus and the Public Offering Prospectus.

[Alternate Page for Selling Securityholder Prospectus]

SUBJECT TO COMPLETION, DATED JUNE 24, 2011

PROSPECTUS

WhiteSmoke, Inc.

                 Shares of Common Stock

This prospectus relates to the offer for sale of          shares of common stock, par value $0.01 per share, by the existing holders of the securities named in this prospectus, referred to as selling securityholders throughout this prospectus.

The distribution of securities offered hereby may be effected in one or more transactions that may take place in the             , including ordinary brokers’ transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling securityholders.

The selling securityholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation. We have agreed to indemnify the selling securityholders against certain liabilities, including liabilities under the Securities Act.

On         , 2011, a registration statement under the Securities Act with respect to a public offering by us underwritten by Rodman & Renshaw, LLC and EarlyBirdCapital, Inc. of            shares of common stock was declared effective by the Securities and Exchange Commission. We received approximately $        in net proceeds from the offering (assuming no exercise of the underwriters’ over-allotment option) after payment of underwriting discounts and commissions and estimated expenses of the offering.

See “Risk Factors” beginning on page [_______] to reach about risks you should consider before buying our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2011.

[Alternate Page for Selling Securityholder Prospectus]

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common stock by the selling securityholders named in this prospectus. All proceeds from the sale of the common stock will be paid directly to the selling securityholders. We may receive proceeds from the exercise of the warrants. If all of the warrants exercisable for shares of common stock being registered in this offering are exercised, we could receive net proceeds of up to approximately $        . The holders of the warrants are not obligated to exercise the warrants and we cannot assure that the holders of the warrants will choose to exercise all or any of the warrants.

We intend to use the estimated net proceeds received upon exercise of the warrants, if any, for working capital and general corporate purposes.

[Alternate Page for Selling Securityholder Prospectus]

SELLING SECURITYHOLDERS

An aggregate of up to         shares of our common stock may be offered by certain securityholders who received notes and warrants in connection with our private placement[s]. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” and “Description of Securities.”

The following table sets forth certain information with respect to each selling securityholder for whom we are registering shares for resale to the public. No material relationships exist between any of the selling securityholders and us nor have any such material relationships existed within the past three years.

All of the shares of common stock held by the selling securityholders are subject to a lock-up agreement under which the sale of such shares will be restricted for a period of up to one year, in the case of our directors, executive officers and affiliated stockholders (other than the Evolution Funds which will only be locked up for six months), and six months otherwise, after the date of this prospectus depending on the trading volume and market price of our common stock following the date of our initial public offering. The representative of the underwriters in our initial public offering may waive the terms of these lock-ups.

	Number of Shares of Common Stock Beneficially Owned	Shares Being Offered	Common Stock Beneficially Owned After Offering
Selling Securityholder			Number of Shares Outstanding	Percent of Shares

*	Less than 1%

Each of the selling securityholders that is an affiliate of a broker-dealer has represented to us that it purchased the shares offered by this prospectus in the ordinary course of business and, at the time of purchase of those shares, did not have any agreements, understandings or other plans, directly or indirectly, with any person to distribute those shares.

[Alternate Page for Selling Securityholder Prospectus]

PLAN OF DISTRIBUTION

The selling securityholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling securityholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus; provided, however, that prior to any such transfer the following information (or such other information as may be required by the federal securities laws from time to time) with respect to each such selling beneficial owner must be added to the prospectus by way of a prospectus supplement or post-effective amendment, as appropriate: (1) the name of the selling beneficial owner; (2) any material relationship the selling beneficial owner has had within the past three years with us or any of our predecessors or affiliates; (3) the amount of securities of the class owned by such security beneficial owner before the offering; (4) the amount to be offered for the security beneficial owner’s account; and (5) the amount and (if one percent or more) the percentage of the class to be owned by such security beneficial owner after the offering is complete.

In connection with the sale of our common stock or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling securityholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling securityholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling securityholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

The maximum amount of compensation to be received by any FINRA member or independent broker-dealer for the sale of any securities registered under this prospectus will not be greater than 8.0% of the gross proceeds from the sale of such securities.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling securityholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling securityholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144 of the Securities Act.

To our knowledge, no selling securityholder is a broker-dealer or an affiliate of a broker-dealer.

[Alternate Page for Selling Securityholder Prospectus]

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 relating to the securities being offered through this prospectus. As permitted by the rules and regulations of the SEC, the prospectus does not contain all the information described in the registration statement. For further information about us and our securities, you should read our registration statement, including the exhibits and schedules. In addition, we will be subject to the requirements of the Securities Exchange Act of 1934, as amended, following the offering and thus will file reports, proxy statements and other information with the SEC. These SEC filings and the registration statement are available to you over the Internet at the SEC’s website at http://www.sec.gov/. You may also read and copy any document we file with the SEC at the SEC’s public reference room in at 100 F. Street, N.E., Room 1580, Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Statements contained in this prospectus as to the contents of any agreement or other documents are not necessarily complete and, in each instance, you should review the agreement or document which has been filed as an exhibit to the registration statement.

WhiteSmoke, Inc.

                 Common Stock

      , 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Amount To Be Paid
SEC registration fee		$2,867.60
FINRA filing fee		$2,961.39
The NASDAQ Capital Market listing fee		$5,000
Transfer agent’s fees		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue Sky fees and expenses		*
Miscellaneous		*
Total	$	*

*	Each of the amounts set forth above, other than the Registration fee, the FINRA filing fee and the listing fee, is an estimate.

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s amended and restated by-laws provide for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s amended and restated certificate of incorporation provides for such limitation of liability.

Item 15. Recent Sales of Unregistered Securities.

Since January 2008, the Registrant has sold the following securities without registration under the Securities Act:

On January 31, 2008, we issued 424,834 shares of Series C Preferred Stock to several of our stockholders, for an aggregate amount of $1,062,085 in cash at a purchase price of $2.50 per share. The sale and issuance of these securities was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, as transactions by an issuer not involving a public offering. No underwriting discounts or commissions were paid with respect to such sales.

In May 2008, we issued Kreos Capital III Limited a warrant to purchase 80,000 shares of our Series C Preferred stock in connection with a loan made to us by Kreos. The sale and issuance of these securities was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, as transactions by an issuer not involving a public offering. No underwriting discounts or commissions were paid with respect to such sales. The warrants were terminated in November 2009 in connection with the amendment of our loan facility.

On June 30, 2009, we issued 171,118 shares of Series C Preferred Stock to several of our stockholders, for an aggregate amount of $427,795 in cash at a purchase price of $2.50 per share, along with warrants exercisable for 36,781 shares of Series C Preferred Stock. The sale and issuance of these securities was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, as transactions by an issuer not involving a public offering. No underwriting discounts or commissions were paid with respect to such sales.

In August 2009, as part of the Alfabetic Purchase agreement, the Company issued 274,272 shares of restricted common stock with a vesting period of 18 months to two of Alfabetics’ shareholders. The sale and issuance of these securities was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, as transactions by an issuer not involving a public offering. No underwriting discounts or commissions were paid with respect to such sales.

On November 1, 2009, we issued notes convertible into 654,390 shares of Series D Preferred Stock to several of our stockholders for an aggregate amount of $931,786 in cash at a purchase price of $1.4239 per share of Series D Preferred Stock. The sale and issuance of these securities was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, as transactions by an issuer not involving a public offering. No underwriting discounts or commissions were paid with respect to such sales.

On June 15, 2010, we issued notes convertible into 531,257 shares of Series D Preferred Stock to certain of our stockholders and other investors for an aggregate amount of $756,457 in cash at a purchase price of $1.4239 per share of Series D Preferred Stock, along with warrants exercisable for 1,081,382 shares of Series D Preferred Stock. The sale and issuance of these securities was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, as transactions by an issuer not involving a public offering. No underwriting discounts or commissions were paid with respect to such sales.

In October 2010, the convertible notes issued in November 2009 and June 2010 were converted into 1,185,646 shares of our Series D Preferred Stock. Each of our preferred shareholders who also participated in both our investment round for the purchase of our shares of Series C Preferred stock in June 2009, and the convertible loan agreements converted their Series C Preferred Shares into a number of Series D Preferred Shares, calculated by dividing their original investment in Series C Preferred Stock by 1.4239, for an aggregate total of 1,185,646 shares of Series D Preferred Stock.

On January 30, 2011, we issued notes convertible into shares of either Series D Preferred Stock, or shares of common stock (in connection with this initial public offering), for an aggregate amount of $992,687 in cash, along with warrants exercisable for shares of our common stock, based on a 50% coverage ratio or an aggregate of 499,843 shares. The sale and issuance of these securities was deemed to be exempt from registration under the Securities Act in reliance on Regulation D and Regulation S of the Securities Act, as transactions by an issuer not involving a public offering. No underwriting discounts or commissions were paid with respect to such sales.

Item 16. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description
1.1	Form of Underwriting Agreement
3.1	Form of Amended and Restated Certificate of Incorporation**
3.2	Form of Amended and Restated By-Laws**
4.1	Form of Common Stock Certificate*
4.2	Registration Rights Agreement among WhiteSmoke, Inc., Evolution Venture Capital Fund (Israel) LP and Evolution Venture Capital Fund (Exempt) LP*
5.1	Opinion of Reed Smith LLP*
10.1	Agreement between WhiteSmoke, Inc. and Alfabetic (AB.) Technologies Ltd., Mr. Oded Broshi, Mr. Arie Kopelman and Kopelman Ltd., dated June 30, 2009.**
10.2	Preferred Stock Purchase Agreement between WhiteSmoke, Inc. and Kopelman, Ltd., dated June 30, 2009.**
10.3	Series B Preferred Stock Purchase Agreement between WhiteSmoke, Inc., the purchasers named therein and the other parties named therein, dated December 6, 2006.**
10.4	Convertible Loan Agreement between WhiteSmoke, Inc. and those holders listed on Exhibit A thereto, dated November 1, 2009.**
10.5	First Amendment to Convertible Loan Agreement between WhiteSmoke, Inc. and those holders listed on Exhibit A thereto, dated June 2010.**
10.6	Convertible Loan Agreement between WhiteSmoke, Inc. and those holders listed on Exhibit A thereto, dated June 2010.**
10.7	Convertible Loan Agreement between WhiteSmoke, Inc. and those holders listed on Exhibit A thereto, dated January, 2011.**
10.8	Amended and Restated Investors’ Rights Agreement, dated June 30, 2009.**
10.9	WhiteSmoke, Inc. Write Technologies — Research & Development Ltd. 2003 Stock Option Plan.**
10.10	WhiteSmoke, Inc. Write Technologies — Research & Development Ltd. 2006 Stock Option Plan.**
10.11	WhiteSmoke, Inc. 2011 Stock Incentive Plan.*
10.12	Agreement For the Provision of A Loan Facility of Up To $1.5M between Kreos Capital III Limited and WhiteSmoke Israel Ltd. (Venture Loan Agreement), dated April 2008.**
10.13	Amendment to Agreement For the Provision of A Loan Facility of Up To $1.5M between Kreos Capital III Limited and WhiteSmoke Israel Ltd., dated November 30, 2009.**
10.14	Amendment #2 to Agreement For the Provision of A Loan Facility of Up To $1.5M between Kreos Capital III Limited and WhiteSmoke Israel Ltd., dated June 13, 2010.**
10.15	Distribution Agreement between WhiteSmoke and Kreos Capital III Limited, dated November 30, 2009.**
10.16	Amendment #1 to Distribution Agreement between WhiteSmoke and Kreos Capital III Limited, dated June 14, 2010.**
10.17	Debenture — Floating Charge Unlimited in Amount Between WhiteSmoke Ltd. and Kreos Capital III Limited, dated April 2008.**
10.18	Employment Agreement between WhiteSmoke, Inc., WhiteSmoke Israel Ltd. and Hilla Ovil Brenner, dated as of July 1, 2011.
10.19	Employment Agreement between WhiteSmoke, Inc., WhiteSmoke Israel Ltd. and Itay Meroz, dated as of July 1, 2011.
10.20	Employment Agreement between WhiteSmoke, Inc., WhiteSmoke Israel Ltd. and Liran Brenner, dated as of July 1, 2011.
10.21	Employment Agreement between WhiteSmoke Israel Ltd. and Asaf Hanukaev dated May 5, 2010.**
10.22	Letter of Intent between WhiteSmoke, Inc. and Zugo Limited, dated February 25, 2010.†**
10.23	Amendment to Letter of Intent between WhiteSmoke, Inc. and Zugo Limited, dated November, 2010.†**
10.24	Engagement Letter between WhiteSmoke, Inc. and Karen Sarid dated as of August 2011.*
10.25	Engagement Letter between WhiteSmoke, Inc. and Yaron Adler dated as of August 2011.*

Exhibit Number	Description
21.1	Subsidiaries of the Registrant**
23.1	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global
23.2	Consent of Reed Smith LLP (included in Exhibit 5.1)*
24.1	Power of Attorney (included on signature page)
99.1	Consent of Karen Sarid**
99.2	Consent of Yaron Adler

*	To be filed by amendment.
**	Previously filed.
†	Confidential treatment requested as to redacted portions.

(b) No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings

(A) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increases or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 promulgated under the Securities Act;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(B) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(D) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Tel Aviv, Israel, on the 22nd day of August, 2011.

WHITESMOKE, INC.
By: /s/ Hilla Ovil Brenner Name: Hilla Ovil Brenner Title: Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Hilla Ovil Brenner and Itay Meroz, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Hilla Ovil Brenner Hilla Ovil Brenner	Chief Executive Officer and Director (principal executive officer)	August 22, 2011
/s/ Itay Meroz Itay Meroz	Chief Financial Officer (principal financial officer and principal accounting officer)	August 22, 2011
* Ram Vromen	Director	August 22, 2011
*By: /s/ Hilla Ovil Brenner Hilla Ovil Brenner Attorney-In-Fact

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement
3.1	Form of Amended and Restated Certificate of Incorporation**
3.2	Form of Amended and Restated By-Laws**
4.1	Form of Common Stock Certificate*
4.2	Registration Rights Agreement among WhiteSmoke, Inc., Evolution Venture Capital Fund (Israel) LP and Evolution Venture Capital Fund (Exempt) LP*
5.1	Opinion of Reed Smith LLP*
10.1	Agreement between WhiteSmoke, Inc. and Alfabetic (A.B.) Technologies Ltd., Mr. Oded Broshi, Mr. Arie Kopelman and Kopelman Ltd., dated June 30, 2009.**
10.2	Preferred Stock Purchase Agreement between WhiteSmoke, Inc. and Kopelman, Ltd., dated June 30, 2009.**
10.3	Series B Preferred Stock Purchase Agreement between WhiteSmoke, Inc., the purchasers named therein and the other parties named therein, dated December 6, 2006.**
10.4	Convertible Loan Agreement between WhiteSmoke, Inc. and those holders listed on Exhibit A thereto, dated November 1, 2009.**
10.5	First Amendment to Convertible Loan Agreement between WhiteSmoke, Inc. and those holders listed on Exhibit A thereto, dated June 2010.**
10.6	Convertible Loan Agreement between WhiteSmoke, Inc. and those holders listed on Exhibit A thereto, dated June 2010.**
10.7	Convertible Loan Agreement between WhiteSmoke, Inc. and those holders listed on Exhibit A thereto, dated January, 2011.**
10.8	Amended and Restated Investors’ Rights Agreement, dated June 30, 2009.**
10.9	WhiteSmoke, Inc. Write Technologies — Research & Development Ltd. 2003 Stock Option Plan.**
10.10	WhiteSmoke, Inc. Write Technologies — Research & Development Ltd. 2006 Stock Option Plan.**
10.11	WhiteSmoke, Inc. 2011 Stock Incentive Plan.*
10.12	Agreement For the Provision of A Loan Facility of Up To $1.5M between Kreos Capital III Limited and WhiteSmoke Israel Ltd. (Venture Loan Agreement), dated April 2008.**
10.13	Amendment to Agreement For the Provision of A Loan Facility of Up To $1.5M between Kreos Capital III Limited and WhiteSmoke Israel Ltd., dated November 30, 2009.**
10.14	Amendment #2 to Agreement For the Provision of A Loan Facility of Up To $1.5M between Kreos Capital III Limited and WhiteSmoke Israel Ltd., dated June 13, 2010.**
10.15	Distribution Agreement between WhiteSmoke and Kreos Capital III Limited, dated November 30, 2009.**
10.16	Amendment #1 to Distribution Agreement between WhiteSmoke and Kreos Capital III Limited, dated June 14, 2010.**
10.17	Debenture — Floating Charge Unlimited in Amount Between WhiteSmoke Ltd. and Kreos Capital III Limited, dated April 2008.**
10.18	Employment Agreement between WhiteSmoke, Inc., WhiteSmoke Israel Ltd. and Hilla Ovil Brenner, dated as of July 1, 2011.
10.19	Employment Agreement between WhiteSmoke, Inc., WhiteSmoke Israel Ltd. and Itay Meroz, dated as of July 1, 2011.
10.20	Employment Agreement between WhiteSmoke, Inc., WhiteSmoke Israel Ltd. and Liran Brenner, dated as of July 1, 2011.
10.21	Employment Agreement between WhiteSmoke Israel Ltd. and Asaf Hanukaev dated May 5, 2010.**
10.22	Letter of Intent between WhiteSmoke, Inc. and Zugo Limited, dated February 25, 2010.†**
10.23	Amendment to Letter of Intent between WhiteSmoke, Inc. and Zugo Limited, dated November, 2010.†**
10.24	Engagement Letter between WhiteSmoke, Inc. and Karen Sarid dated as of August 2011.*
10.25	Engagement Letter between WhiteSmoke, Inc. and Yaron Adler dated as of August 2011.*
21.1	Subsidiaries of the Registrant**

Exhibit Number	Description
23.1	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global
23.2	Consent of Reed Smith LLP (included in Exhibit 5.1)*
24.1	Power of Attorney (included on signature page)
99.1	Consent of Karen Sarid**
99.2	Consent of Yaron Adler

*	To be filed by amendment
**	Previously filed.
†	Confidential treatment requested as to redacted portions.